Form 10KSB, Exhibit 13
period 2004-12-31
SFSB, Inc.
filed 2005-03-30
CIK 1303026

Exhibit 13

SFSB, INC.

2004 ANNUAL REPORT

Page #
Letter to Stockholders	1

Selected Consolidated Financial and Other Data	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4

Consolidated Financial Statements	22

Directors and Officers	46

Investor and Corporate Information	47

SFSB, INC.

1614 Churchville Road

Bel Air, Maryland 21015

(443) 265-5570

I am pleased to welcome you as a stockholder of SFSB, Inc.

Our first Annual Report follows:

During 2004, the Board of Directors made the decision to reorganize into a mutual holding company and to provide our depositors with the opportunity to acquire our stock. The reorganization and our initial public offering were completed on December 30, 2004, and SFSB, Inc. began trading on the Over-the-Counter Bulletin Board under the symbol SFBI.

I want to acknowledge the performance of our officers and staff who take pride in providing superior service to our customers. Management believes this motivation to perform well will be further fueled by their ownership position in SFSB, Inc. through participation in our Employee Stock Ownership Plan that was created in the reorganization. Thus, we all have a common interest in increasing the value of SFSB, Inc. and Slavie Federal Savings Bank.

2004 was an exciting year that saw us significantly grow our asset base. We also affiliated with an ATM network and began offering online banking. Affiliating with an ATM network allows our customers to use the ATM machines of another larger financial institution without charge.

As we move into our initial year as a public company, our mission will remain focused on operating and growing a profitable community-oriented financial institution serving primarily retail customers in our market area.

Our directors, management and staff thank you for your support and confidence in our new venture. Both are appreciated.

Sincerely,

/s/ Philip E. Logan
Philip E. Logan
President, Chief Executive Officer
and Chairman of the Board

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the periods presented is derived in part from our consolidated financial statements. The information at December 31, 2003 and 2002, and for the years then ended is derived from the audited consolidated financial statements of Slavie Federal Savings Bank. The following information is only a summary, and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this annual report. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At December 31,
	2004	2003	2002
	(In Thousands)
Selected Financial Condition Data:
Total assets	$160,433	$126,436	$110,733
Cash and cash equivalents	15,597	3,497	6,491
Loans receivable(1)	117,900	93,210	73,814
Investment securities – available for sale	7,981	7,849	6,243
Investment securities – held to maturity	3,996	3,993	7,000
Mortgage-backed securities – held to maturity	6,981	10,266	9,257
Deposits	109,711	97,824	97,768
Borrowings	26,500	16,500	1,500
Equity	22,620	10,941	10,910

(1)	Net of loans in process, allowance for loan losses and deferred loan fees.

	Years Ended December 31,
	2004	2003	2002
	(In Thousands)
Selected Operating Data:
Total interest income	$6,517	$5,852	$6,164
Total interest expense	3,075	3,229	3,849

Net interest income	3,442	2,623	2,315
Provision for loan losses	50	39	44

Net interest income after provision for loan losses	3,392	2,584	2,271
Other income	78	101	89
Non-interest expense	3,008	2,615	2,532
Income taxes	192	8	(61)

Net income (loss)	$270	$62	$(111)

	At or for the Years Ended December 31,
	2004	2003		2002
	(Dollars in Thousands)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(1)	0.20%	0.05%		(0.10)%
Return on average equity	2.25	0.57		(1.02)
Net loans to total assets	73.49	73.72		66.66
Net yield on average interest-earning assets	4.89	5.33		6.22
Net cost of interest bearing liabilities	2.43	3.10		4.08
Net interest rate spread(2)	2.46	2.23		2.14
Net interest margin(3)	2.58	2.39		2.34
Average interest-earning assets to average interest bearing liabilities	1.06x	1.06	x	1.06	x
Non-interest expense to average assets	2.14	2.23%		2.37%
Average equity to average assets	8.53	9.30		10.22
Efficiency ratio(4)	85.46	96.00		105.32

Capital Ratios:
Tangible ratio	9.72%	8.66%		9.84%
Tier 1 core ratio	9.72	8.66		9.84
Total risk-based capital ratio	19.45	16.31		19.15

Asset Quality Ratios:
Net charge-offs (recoveries) to average nonperforming assets	—%	—%		2.48%
Net charge-offs (recoveries) to average loans outstanding	—	—		0.01
Allowance for loan losses to gross loans outstanding	0.35	0.39		0.44
Non-performing loans to total assets	0.23	0.13		0.24
Non-performing assets to total assets	0.23	0.13		0.24
Non-performing loans to total loans	0.31	0.18		0.36

Other Data:
Number of full-service offices	3	3		3

(1)	Ratio of net income to average total assets.
(2)	The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

SFSB, Inc. is a federal corporation, which was organized in 2004 as part of the mutual holding company reorganization of Slave Federal Savings Bank. Our principal asset is our investment in Slavie Federal Savings Bank. We are a majority owned subsidiary of Slavie Bancorp, MHC, a federally chartered mutual holding company. In connection with the reorganization, we sold 1,339,031 shares of our common stock and issued 1,636,594 shares to our mutual holding company parent. The net proceeds from our stock offering totaled $12,710,400. At December 31, 2004, we had consolidated assets of $160,433,399, deposits of $109,711,368 and shareholders’ equity of $22,620,101.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, including the related footnotes to the consolidated financial statements, included elsewhere in this annual report.

Overview

Slavie Federal Savings Bank continued a pattern of growth during 2004. This growth has resulted in improved operating results as compared to prior periods. As we look ahead to 2005, our loan pipeline remains steady and the economic conditions in the communities in which we operate remain solid. As a result, we anticipate that our loans and deposits will continue to grow and we will continue to realize improved earnings.

Key measurements and events for year ended December 31, 2004 include the following:

•	Total assets at December 31, 2004 increased by 26.89% to $160,433,399 as compared to $126,436,369 as of December 31, 2003.

•	Net loans outstanding increased by 26.49% from $93,210,282 as of December 31, 2003 to $117,900,625 as of December 31, 2004.

•	Nonperforming loans at December 31, 2004 totaled $365,233. We believe an appropriate allowance for loan losses continues to be maintained.

•	Deposits at December 31, 2004 were $109,711,368, an increase of $11,887,828 or 12.15% from December 31, 2003.

•	We realized net income of $269,705 for the year ended December 31, 2004, compared to net income of $62,079 for the year ended December 31, 2003.

•	Net interest income, our main source of income, was $3,441,773 during the year ended December 31, 2004 compared to $2,622,640 for the year ended December 31, 2003. This represents an increase of 31.23%.

•	Non-interest income decreased by $22,971 or 22.81% for the year ended December 31, 2004 as compared to the year ended December 31, 2003, from $100,721 to $77,750.

•	Non-interest expense increased by $ 392,798 or 15.02% for the year ended December 31, 2004 as compared to the year ended December 31, 2003, from $2,614,869 to $3,007,667.

•	In July 2004, we introduced a new statement savings deposit account known as the Platinum Plus Account which pays a higher interest rate on balances of $50,000 or more. As of December 31, 2004, we had $11,815,730 of deposits in this type of account.

•	In the fourth quarter 2004, we affiliated with an ATM network and began offering online banking. Affiliating with an ATM network allows our customers to use the ATM machines of another larger financial institution without charge.

•	As indicated above, in December 2004, we completed our mutual holding company reorganization.

A detailed discussion of the factors leading to these changes can be found in the discussion below.

General

Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, primarily loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and interest expense on interest-bearing liabilities, consisting primarily of deposit accounts and borrowings. Net interest income is dependent upon the level of interest rates and the extent and degree of changes to such rates. Our profitability also depends on our non-interest expenses and, to a lesser extent, on our provision for loan losses, non-interest income and income taxes. Our profitability also may be affected significantly by changes in market interest rates, applicable statutes and regulations, general and local economic and competitive conditions, as well as other factors beyond our control.

Our non-interest income, which currently consists primarily of rental income and other miscellaneous income, historically has been nominal. One of our strategies going forward is to build our sources of non-interest income. See “- Business Strategy.” Non-interest expense currently consists primarily of compensation and related expenses; occupancy expense; deposit insurance premiums; advertising expense; data processing expense; furniture, fixture and equipment expenses; telephone, postage and delivery expenses and other general and administrative expenses.

We expect non-interest expense to increase as a result of the increased costs associated with operating as a public company and the increased compensation expense associated with our employee stock ownership plan. Non-interest expense will also increase in connection with the recognition and retention plan and the stock option plan that we plan to adopt, subject to stockholder approval.

Critical Accounting Policies

Slavie Federal Savings Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America or GAAP, and follow general practices within the industry in which we operate. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation allowance to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by Slavie Federal Savings Bank are presented in Note 1 to the financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan losses represents management’s best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate, based on, among other factors, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions (particularly as such conditions relate to our market area). Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant estimates, assumptions and judgment. The loan portfolio also represents the largest asset type on our balance sheet.

We have developed a methodology for evaluating the adequacy of the allowance for loan losses that distinguishes between specific allowances for identified problem loans (“watch list” loans), a general valuation allowance on certain identified problem loans and a general valuation allowance for the remainder of the loan portfolio. Two of our officers review the watch list loans and establish an individual allowance allocation on certain loans based on such factors as: (1) the strength of the customer’s personal or business cash flow; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. We also establish a general allowance for watch list loans that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio. Finally, we establish another general allowance for loans that are not on the watch list to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience and delinquency trends. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. The applied loss factors are reevaluated annually to ensure their relevance in the current environment.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral and the financial condition of the borrower. The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon the same volume and classification of loans. Changes in allowance factors or in management’s interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets. Also, errors in management’s perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs, which would adversely affect income and capital.

Business Strategy

Our business strategy is to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area. The following strategic initiatives form the foundation of our strategy:

Our business strategy is to grow and improve our profitability by:

•	Leveraging excess equity to improve earnings;

•	Increasing loan diversification;

•	Increasing residential loan originations;

•	Increasing customer access through enhanced electronic delivery systems;

•	Building sources of fee income; and

•	Maintaining a high quality loan portfolio through prudent underwriting practices.

Leveraging excess equity to improve earnings. Leveraging excess equity means that we have sufficient regulatory capital to increase our deposits and other borrowings to finance a greater amount of interest earning assets. The capital offering provided us with approximately $11,544,100 of additional capital which we can use for this purpose. Our borrowings increased $15,000,000 during 2003 and $10,000,000 during 2004. As interest rates have begun to rise, however, we are reevaluating our borrowing strategy. Also, we have seen a recent decline in loan demand which we attribute, at least in part, to the recent rise in interest rates. As a result, we are evaluating whether to use some of our capital to pay down existing borrowings.

Increasing loan diversification, particularly with respect to commercial business and commercial real estate loans. We believe that increasing loan diversification will increase our competitive profile and improve earnings through higher yields. We hired an experienced commercial lender in April 2004, and we intend to focus our commercial lending activities on small to mid-size businesses in our market area. We will seek to distinguish ourselves by providing responsive personal service and local decision making. Our goal is to grow the commercial business and commercial real estate loan portfolio to 10% of total loans over the next five years. During 2004, our commercial mortgage loans increased from $2,385,593 to $2,989,566, or 2.52% of our loan portfolio and our commercial business loans increased from a nominal amount to $516,008, or 0.43% of our loan portfolio. We will also seek to expand our consumer lending activities by cross-selling to a larger base of transaction accounts (through additional marketing efforts in this area).

Increasing residential loan originations. We intend to continue to grow our residential mortgage lending within our market area. As of December 31, 2004 and December 31, 2003, $104,854,527 and $82,779,265, respectively, or 88.37% and 88.10%, respectively, of our total loan portfolio consisted of one- to four-family residential loans. During the years ended December 31, 2004 and December 31, 2003, we originated $30,228,769 and $41,302,391, respectively, of one- to four-family residential mortgage loans.

To facilitate growth, we hired a new residential loan officer in March 2004. We also established a non-exclusive arrangement with a correspondent loan broker in April 2004 pursuant to which the loan broker agreed to perform certain specified services for us, such as assisting borrowers with the application process. We agreed to pay the loan broker one percent of the principal balance of loans closed by us with the loan broker’s clients.

Our growth strategy contemplates that we will retain for our portfolio those loans meeting our interest rate risk and balance sheet composition targets and we anticipate selling the remaining loans at or contemporaneously with origination in the secondary market on a servicing released basis and without recourse. Currently, it is anticipated that the amount of loans sold will gradually increase to 20% of the fixed rate loan production. Over time, we will evaluate selling loans on a servicing retained basis. We expect that decisions to sell loans will be based on prevailing market interest rate conditions and interest rate risk management and not on the anticipated collectibility of the loan sold. As of December 31, 2004, we had sold one loan with a principal balance of $112,300.

We believe enhanced residential mortgage loan origination volume should (1) increase interest income through yield improvement as excess liquidity is redeployed into loans, (2) increase non-interest income and (3) enhance the customer base for cross-selling purposes.

Increasing customer access through enhanced electronic delivery systems. We intend to expand our electronic delivery systems to increase transaction accounts, emphasize cross-selling, increase non-interest income and raise our profile. In November 2004, we affiliated with an ATM network, allowing our customers to use the ATM machines of another larger financial institution without charge. Also, in December 2004, we introduced ServiceFirst Internet Banking to our customers which allows them to view their account information online and transfer balances among Slavie accounts

Building sources of fee income. We intend to increase our fee income by, among other things, intensifying the marketing of transaction accounts and business checking accounts and broadening the financial products and services we offer. In that regard, during the third quarter of 2004, we began offering overdraft protection for transaction accounts. We currently are evaluating a contractual arrangement with a broker-dealer to provide financial planning related services to our customers and/or hiring one or two individuals to provide financial planning services. We anticipate making a decision regarding this possible line of business during the second quarter of 2005.

Maintaining a high quality loan portfolio through prudent underwriting practices. We believe that high asset quality is a key to long-term success. We have sought to maintain a high level of asset quality and moderate credit risk by focusing on residential mortgage lending and by using conservative underwriting standards. At December 31, 2004, our nonperforming loans (loans that were 90 days or more past due) were only 0.31% of our total loan portfolio and 0.23% of total assets. Although we intend to increase our commercial mortgage and commercial business lending, which have greater credit risk than residential mortgage loans, we intend to continue utilizing conservative underwriting standards.

Comparison of Financial Condition at December 31, 2004 and 2003

Assets. Our total assets increased by $33,997,030, or 26.89%, to $160,433,399 at December 31, 2004, from $126,436,369 at December 31, 2003. The increase in total assets resulted primarily from a $24,689,983, or 26.49% increase in net loans receivable, from $93,210,282 at December 31, 2003 to $117,900,265 at December 31, 2004, a $12,099,321, or 345.93% increase in cash and cash equivalents from $3,497,626 at December 31, 2003 to $15,596,947 at December 31, 2004 and a $620,600, or 75.22% increase in Federal Home Loan Bank of Atlanta stock. These increases were partially offset by a $3,284,896, or 32.00% decrease in mortgage-backed securities, from $10,266,356 at December 31, 2003 to $6,981,460 at December 31, 2004.

Approximately 89.41% of the $24,689,983 increase in net loans receivable was the result of additional one-to-four family residential loan originations, consistent with our intended growth strategy in this area. The increase in cash and cash equivalents was due primarily to the influx of cash as a result of our recent sale of common stock. We purchased additional Federal Home Loan Bank of Atlanta stock during the period to support our receipt of additional advances. In general, the decrease in mortgage-backed securities resulted from scheduled repayments and payoffs and our use of the received funds to originate loans.

Liabilities. Total liabilities increased by $22,317,660, or 19.32%, to $137,813,298 at December 31, 2004, from $115,495,638 at December 31, 2003. The increase in total liabilities resulted from an $11,887,828, or 12.15% increase in deposits, from $97,823,540 at December 31, 2003 to $109,711,368 at December 31, 2004, a $10,000,000, or 60.61% increase in borrowings, from $16,500,000 at December 31, 2003 to $26,500,000 at December 31, 2004 and a $434,949, or 206.97% increase in other liabilities, from $210,149 at December 31, 2003 to $645,098 at December 31, 2004.

The increase in deposits was primarily attributable to a $9,977,518 increase in savings deposit accounts, and a $1,255,305 increase in certificate of deposit accounts. Savings deposit accounts increased as a result of the introduction of a new statement savings product, introduced in July 2004, that pays a higher rate of interest on balances of $50,000 or more. The increase in savings deposits also includes $1,452,720 of funds deposited with us by potential purchasers in the stock offering whose subscription funds were returned in January 2005.

Our increase in borrowings was consistent with our strategy of leveraging excess equity and utilizing the borrowings for loan originations. Other liabilities increased primarily as a result of a larger amount of accrued payables, due to the accrual of costs associated with our public offering, and an increase in income taxes payable of $98,000.

Equity. Total equity increased by $11,679,370, or 106.75% to $22,620,101 at December 31, 2004, compared to $10,940,731 at December 31, 2003. The increase in equity reflects net proceeds from the sale of stock of $11,544,100 and net income of $269,705, partially offset by a $100,000 dividend paid to the mutual holding company and a $34,435 increase in accumulated other comprehensive loss (resulting from unrealized losses on investments available for sale, net of tax).

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and no income was exempt from federal income taxes. All average balances are monthly average balances. We do not believe that the monthly averages differ materially from what the daily averages would have been. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income, however, such fees are not material.

	At December 31,		Years Ended December 30,
	2004		2004				2003				2002
	Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$117,900	5.28%	$107,580	$5,785		5.38%	$79,769	$4,960		6.22%	$74,738	$5,248		7.02%
Mortgage-backed securities	6,981	3.92	8,438	288		3.41	11,076	410		3.70	7,385	333		4.51
Investment securities (available for sale)	7,981	2.80	7,912	188		2.38	7,297	159		2.18	5,330	162		3.04
Investment securities (held to maturity)	3,996	3.74	3,994	152		3.81	4,829	222		4.60	5,583	288		5.16
Other interest-earning assets	16,475	2.38	5,412	104		1.92	6,922	101		1.46	6,092	133		2.18

Total interest-earning assets	153,333	4.74%	133,336	6,517		4.89%	109,893	5,852		5.33%	99,128	6,164		6.22%

Non-interest earning assets	7,100		7,413				7,520				7,724

Total assets	$160,433		$140,749				$117,413				$106,852

Interest-bearing liabilities:
Savings deposits	$38,186	1.21%	$32,562	324		1.00%	$28,235	345		1.22%	$24,270	498		2.05%
Demand and NOW accounts	2,337	0.59	2,176	13		0.60	1,951	14		0.72	1,214	19		1.57
Certificates of deposit	67,487	3.36	67,647	2,190		3.24	68,443	2,715		3.97	67,265	3,257		4.84
Escrows	4	—	16	—		—	23	—		—	35	1		2.86
Borrowings	26,500	2.42	23,917	548		2.29	5,507	155		2.81	1,500	74		4.93

Total interest-bearing liabilities	134,514	2.52%	126,318	3,075		2.43%	104,159	3,229		3.10%	94,284	3,849		4.08%

Non-interest-bearing liabilities	3,299		2,429				2,339				1,653

Total liabilities	137,813		128,747				106,498				95,937
Total equity(2)	22,620		12,002				10,915				10,915

Total liabilities and equity	$160,433		$140,749				$117,413				$106,852

Net interest income				$3,442				$2,623				$2,315

Interest rate spread(3)		2.22%				2.46%				2.23%				2.14%

Net interest-earning assets	$18,819		$7,018				$5,734				$4,844

Net interest margin(4)		2.24%				2.58%				2.39%				2.34%

Ratio of interest earning assets to interest bearing liabilities				1.06	x			1.06	x			1.06	x

(1)	Loans receivable are net of the allowance for loan losses.
(2)	For 2003 and 2002, total equity only includes retained earnings and accumulated other comprehensive income (loss).
(3)	Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to changes in outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (i.e., changes in volume multiplied by old rate), (2) changes in rate (i.e., changes in rate multiplied by old volume), and (3) total changes in rate and volume. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31, 2004 vs. 2003			Years Ended December 31, 2003 vs. 2002
	Increase/(Decrease) Due to			Increase/(Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
	(In Thousands)
Interest income:
Loans receivable	$1,561	$(736)	$825	$338	$(626)	$(288)
Mortgage-backed securities	(92)	(30)	(122)	145	(68)	77
Investment securities (available for sale)	13	16	29	50	(53)	(3)
Investment securities (held to maturity)	(35)	(35)	(70)	(37)	(29)	(66)
Other interest-earnings assets	(25)	28	3	16	(48)	(32)

Total interest income	1,422	(757)	665	512	(824)	(312)

Interest expense:
Savings deposits	48	(69)	(21)	71	(224)	(153)
Demand and NOW deposits	1	(2)	(1)	8	(13)	(5)
Certificates of deposits	(21)	(504)	(525)	56	(598)	(542)
Escrow	0	0	0	0	(1)	(1)
Borrowings	427	(34)	393	125	(44)	81

Total interest expense	455	(609)	(154)	260	(880)	(620)

Net interest income	$967	$(148)	$819	$252	$56	$308

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003

Net Income. Net income increased by $207,626, or 334.45%, to $269,705 for the year ended December 31, 2004, from $62,079 for the year ended December 31, 2003. The increase was due primarily to an $819,133 increase in net interest income, offset by a $22,971 decrease in non-interest income, a $392,798 increase in non-interest expenses and a $184,227 increase in the provision for income taxes.

Net Interest Income. Net interest income increased $819,133, or 31.23%, to $3,441,773 for the year ended December 31, 2004, from $2,622,640 for the year ended December 31, 2003. The increase was due primarily to a 67 basis point decrease in the average cost of interest-bearing liabilities offset by a 44 basis point decrease in the average yield on average interest-earning assets. Our interest rate spread increased to 2.46% from 2.23%, reflecting the more rapid decline in the cost of our interest bearing liabilities as compared to the decline in the yield of our interest earning assets. Also, our net interest margin increased to 2.58% from 2.39%.

Interest Income. Interest income increased by $665,407, or 11.37%, to $6,517,282 for the year ended December 31, 2004, from $5,851,875 for the year ended December 31, 2003. The increase in interest income is due primarily to an $824,842, or 16.63% increase in interest and fee income from loans, offset by decreases of $121,978, or 29.72% in interest income from mortgage-backed securities and $40,737, or 10.70% in interest income from investment securities.

The increase in interest income reflected a $23,444,412, or 21.33% increase in the average balance of interest-earning assets to $133,336,469 from $109,892,057, partially offset by a 44 basis point decrease in the average yield on interest-earning assets to 4.89% for the year ended December 31, 2004 from 5.33% for the year ended December 31, 2003, reflecting a decrease in market interest rates.

The increase in interest income and fees on loans was due to a $27,811,825, or 34.87% increase in average net loans receivable, from $79,768,601 to $107,580,426, offset by an 84 basis point decrease in the average yield on net loans receivable (as a result of declines in market interest rates during the period). The decrease in interest income from mortgage-backed securities was primarily the result of a $2,638,266, or 23.82% decline in average mortgage-backed securities. The decrease in interest income from investment securities was primarily reflective of a 79 basis point decrease in the average yield and an $835,020 or 17.29% decrease in the average balance of held to maturity investment securities, offset by a $614,873, or 8.43% increase in the average balance of available for sale investment securities.

Interest Expense. Interest expense, which consists of interest paid on deposits and borrowings, decreased by $153,726, or 4.76% to $3,075,509 for the year ended December 31, 2004, from $3,229,235 for the year ended December 31, 2003. The decrease in interest expense resulted primarily from a decrease in the average cost of deposits and borrowing, as a result of declining market interest rates, which was offset by an increase in the average balance of outstanding deposits and borrowings. The average cost of deposits declined by 65 basis points, and there was an increase in the average balance of deposits to $102,384,464 from $98,628,865. The average cost of borrowings declined by 52 basis points, and there was an increase in the average balance of borrowings from $5,506,720 to $23,916,667.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level estimated as necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers, among other things, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions (particularly as such conditions relate to our market area). We charge losses on loans against the allowance when we believe that collection of loan principal is unlikely. Recoveries on loans previously charged off are added back to the allowance.

Based on our evaluation of these factors, management made a provision of $49,811 for the year ended December 31, 2004, and a provision of $38,300 for the year ended December 31, 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The increase in the provision primarily reflects the increase in our total loan portfolio of $24,689,983 during the year ended December 31, 2004, of which $22,075,262 was related to the increase in one- to four-family residential mortgages. The increase in the provision also reflects the increase of $603,973 in commercial mortgage loans and $516,008 in commercial non-mortgage loans during the year ended December 31, 2004. Commercial loans generally have a greater loan loss allocation than residential mortgage loans. Non-performing loans increased to $365,233 from $163,165, or 123.84% for the period. Non-performing loans were 0.31% and 0.18% of total loans at December 31, 2004 and 2003.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. The level of the allowance is based on estimates, and the ultimate losses may vary from these estimates.

The allowance for loan losses totaled $413,000, or 0.35% of total loans outstanding of $118,650,470 at December 31, 2004, compared to an allowance for loan losses of $362,189, or 0.39% of loans outstanding of $93,959,853 at December 31, 2003.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

During the first quarter of 2005, the provision that we establish will be impacted by a single loan with an unpaid principal balance of $1,080,183 that became a non-accrual loan in the first quarter. The loan is an acquisition and development loan in which we hold an approximately 20% participation. The loan was originated with an interest reserve and the lender that originated the loan has violated its loans-to-one-borrower requirement with the borrower. As a result, the originating lender cannot disburse amounts held in the interest reserve to the borrower and, therefore, interest on the loan is not being paid. The originating lender is seeking to reduce the outstanding balance of its loans to the borrower (by selling additional participations or causing a portion of its outstanding balance with the borrower to be refinanced by another lending institution). We are currently evaluating our claims against the originating lender. Also, we believe that the amount budgeted as interest reserve ultimately will be insufficient to pay all interest due unless other loan reserves are reallocated. We believe that these issues ultimately will be resolved within the next six month. Ultimately, we believe we will receive all interest and principal on this loan, although there can be no assurance that that will be the case.

Other Income. Historically, our non-interest income has been relatively modest and one of our strategic initiatives is to increase our non-interest income. Non-interest income decreased $22,971 or 22.81%, to $77,750 for the year ended December 31, 2004, as compared to $100,721 for the year ended December 31, 2003. The decrease in non-interest income was primarily the result of a $102,166 loss on the sale of our ground rent portfolio, partially offset by an increase of $93,556 in rental income from tenants of our headquarters building. The ground rent portfolio was sold to a company controlled by director J. Benson Brown.

Ground rents are relatively unique to the Baltimore area. They represent obligations on the part of a homeowner to pay semi-annual rents to the holder of their ground lease. The ground lease typically is for a term of 99 years, automatically renewable forever and is freely transferable. The only obligation of the homeowner is to pay the ground rent to the holder of the ground lease for as long as the homeowner owns the real property. The holder of the ground lease has no right to take possession of the real property as long as the ground rent is paid. Under Maryland law, the owner of the real property has a right to redeem the ground lease based upon a statutory formula. The resale price of a ground lease is typically substantially less than the redemption price. During the first part of 2004, we made a strategic decision to sell our ground rent portfolio because this type of investment was not consistent with our long range plans in light of the servicing and collection burden associated with a large group of small balances.

The purchase price for the sale of the ground rents to the company controlled by Mr. Brown was based upon the amount that we would receive, after the payment of selling expenses, if we were to sell the portfolio for its appraised value (based on an appraisal we received from an independent appraisal firm). The sale was approved by our board of directors, other than Mr. Brown and Mr. Drechsler (who has served as counsel to Mr. Brown on unrelated matters), including our independent directors.

Non-interest income is typically comprised of rental income from our headquarters building and other miscellaneous income (generally, fees from deposit accounts, late charges from delinquent loan products and ATM fees). Rental income increased by $93,556, from $13,852 to $107,408, as significantly more of the leaseable space in our headquarters building was leased during 2004 as compared to 2003. As of December 31, 2004, we leased approximately 69% of the total leaseable space in our headquarters building. We are actively attempting to lease the remainder of the space available in the building.

Non-interest Expense. Non-interest expense was $3,007,667 for the year ended December 31, 2004 as compared to $2,614,869 for the year ended December 31, 2003, an increase of $392,798, or 15.02%. The increase was due primarily to a $300,781 increase in compensation and related expenses, a $41,100 increase in occupancy expenses and a $50,483 increase in other expenses (consisting primarily of convention, seminar and related expenses, marketing research expenses, office supplies and printing expenses, telephone expenses, postage, Office of Thrift Supervision assessments, network support expenses, correspondent bank fees, professional fees, armored car cash delivery fees, dues and subscriptions and insurance premiums).

The increase in compensation and related expenses reflected, among other items, the hiring of a residential loan officer in March 2004 and a commercial lender in April 2004. The increase in occupancy expenses reflected costs incurred in building out tenant space at our headquarters building. The other increases in non-interest expenses resulted primarily from a $17,547 increase in marketing research expenses, an $8,946 increase in convention and related expenses, an $8,837 increase in loan expenses, a $7,467 increase in dues and subscriptions and a $5,729 increase in insurance expense. .

Income Tax Expense. The provision for income taxes increased to $192,340 for the year ended December 31, 2004 from $8,113 for the year ended December 31, 2003, representing an increase of $184,227. The increase in the provision for income taxes was primarily due to our higher level of income before taxes of $462,045 for the year ended December 31, 2004, as compared to $70,192 for the year ended December 31, 2003, and the related surtax exemption being phased out due to our higher level of taxable income. The effective tax rate was 41.63% and 11.56% for 2004 and 2003, respectively.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting of deposits and borrowings. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, we have established an asset/liability management committee, which consists of senior management and one outside director operating under a policy adopted by the board of directors, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the asset/liability management committee meets at least quarterly to review our asset/liability policies and interest rate risk position.

Net Portfolio Value and Interest Rate Risk. In past years, many savings institutions have measured interest rate sensitivity by computing the “gap” between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously on any given day by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of December 31, 2004, the latest date for which the Office of Thrift Supervision has provided us with an interest rate sensitivity report of net portfolio value, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

	Net Portfolio Value			Net Portfolio Value as a % of Present Value of Assets
Change in Interest Rates (basis points)	Estimated NPV	Amount of Change	Percent of Change	NPV Ratio	Change in Basis Points
(Dollars in Thousands)
+300	$11,802	$(9,045)	(43)%	7.37%	(472) basis points
+200	14,927	(5,920)	(28)	9.08	(301) basis points
+100	18,049	(2,798)	(13)	10.70	(138) basis points
0	20,847	—	—	12.08	— basis points
-100	22,557	1,710	8	12.86	77 basis points

The table above indicates that at December 31, 2004, in the event of a 100 basis point increase in interest rates, we would experience a 13% decrease in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 28% decrease in net portfolio value.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

As indicated above, our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds. If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect the interest rate spread. In order to offset the potential effects of dramatic increases in market rates of interest, we have, among other things, implemented or will implement a number of strategies designed to assist in managing interest rate risk, including the following:

•	Pursuing greater diversification into other types of lending, particularly commercial real estate and commercial business loans, which typically have shorter terms and higher interest rates than single family residential mortgage loans;

•	Maintaining a portion of the investment portfolio in short-term liquidity;

•	Offering a variety of adjustable rate loan products, including one-year adjustable rate mortgage loans, construction loans and home equity lines of credit;

•	Reducing the interest rate sensitivity of interest-bearing liabilities through utilizing fixed rate FHLB advances with terms of more than one year;

•	Placing a greater emphasis on building sources of non-interest income through expanded offerings of products and services; and

•	Emphasizing growth of less interest rate sensitive and lower cost “core deposits” in the form of transaction accounts, including commercial deposit accounts.

Liquidity Management

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, borrowings from the Federal Home Loan Bank of Atlanta, scheduled amortization and prepayment of loans and mortgage-backed securities, maturities and calls of held to maturity investment securities and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows, calls of securities and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2004, cash and cash equivalents totaled $15,596,947. Of this amount, $12,710,400 was directly related to net proceeds from the stock offering. Also included in cash and cash equivalents was $1,452,720 in funds deposited for the potential purchase of stock in the offering that was returned to the depositors in January 2005.

Securities classified as available-for-sale, which can provide additional sources of liquidity, totaled $7,980,711 at December 31, 2004. However, because all of these securities were in an unrealized loss position at December 31, 2004, and because management has the intent and ability to hold these securities until recovery or maturity, management does not consider these securities as a source of liquidity at December 31, 2004. Also, at December 31, 2004, we had advances outstanding of $26,500,000 from the Federal Home Loan Bank of Atlanta. On that date, we had the ability to borrow an additional $64,100,000.

At December 31, 2004, we had outstanding commitments to originate loans of $2,428,520 (excluding the undisbursed portions of loans). These commitments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded. We also extend lines of credit to customers, primarily home equity lines of credit. The borrower is able to draw on these lines as needed, thus the funding is generally unpredictable. Unused home equity lines of credit amounted to $3,602,774 at December 31, 2004. Since the majority of unused lines of credit expire without being funded, it is anticipated that our obligation to fund the above commitment amount will be substantially less than the amounts reported.

As indicated above, our growth strategy contemplates that we will retain for our portfolio those loans meeting our interest rate risk and balance sheet composition targets and we anticipate selling the remaining loans at or contemporaneously with origination in the secondary market on a servicing released basis and without recourse. Currently, it is anticipated that the amount of loans sold will gradually increase to 20% of the fixed rate loan production. Selling loans in the secondary market in this manner will allow us to better manage our interest rate risk. We anticipate that we will recognize gain on the sale of these loans which will provide us with liquidity that we can redeploy into new loans.

Certificates of deposit accounts scheduled to mature within one year totaled $32,218,108 or 29.37% of total deposits at December 31, 2004. Management believes that the large percentage of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in long-term certificates of deposit in the current low interest rate environment. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and/or additional borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We believe we have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of December 31, 2004.

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Contractual Obligations
Long and short-term debt obligations	$26,500,000	$20,000,000	$5,000,000	$1,500,000	$—
Certificate of deposit maturities	67,486,919	32,218,108	22,518,972	12,749,839	—
Leases	34,590	25,838	8,752	—	—

Total	$94,021,509	$52,243,946	$27,527,724	$14,249,839	$—

Our borrowings are with the Federal Home Loan Bank of Atlanta and are secured by Federal Home Loan Bank of Atlanta stock that we own and a blanket lien on mortgages. Borrowings at December 31, 2004 consisted of $15,000,000 of short term fixed rate advances with interest rates ranging from 1.57% to 2.43%, a $5,000,000 short term variable rate advance with a rate of 2.44% and $6,500,000 of long term fixed rate advances with rates ranging from 2.83% to 4.90%. We intend to pay off our borrowings by increasing our deposits or by rolling amounts due into new borrowings. The additional capital from the offering will allow us to increase the amount that we may borrow from the Federal Home Loan Bank of Atlanta.

Our primary investing activity is the origination of loans, primarily one- to four-family residential mortgage loans, and the purchase of securities. Our primary financing activity consists of activity in deposit accounts and Federal Home Loan Bank of Atlanta advances. Asset growth has outpaced deposit growth during the past year and the increased liquidity needed to fund the asset growth was provided through increased Federal Home Loan Bank borrowings. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits, such as the premium rate certificates of deposit that we offered in 2000 coinciding with our 100th anniversary.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended December 31,
	2004	2003
	(In Thousands)
Investing Activities:
One- to four-family loan originations	$30,228	$41,302
Other loan originations	5,780	5,442
Securities purchased	—	11,500
Financing Activities:
Increase in deposits	11,884	56
Increase in FHLB advances	10,000	15,000
Proceeds from stock offering	11,544	—

The foregoing was consistent with our expectations and the pricing policies we implemented. Deposits increased in 2004 as a result of $11,815,730 deposited into a new, higher yielding statement savings account, introduced during the year. This was partially offset by withdrawals of $1,838,212 from other types of savings accounts. The increase in deposits also includes $1,452,720 of funds deposited with us by potential purchasers in the stock offering whose subscription funds were returned in January, 2005.

Deposits increased in 2003 as a result of approximately $3,070,000 of interest that we paid on existing accounts, and was partially offset from withdrawals exceeding new deposits by approximately $3,014,000. Withdrawals exceeded new deposits in 2003 as a result of the roll off of the three-year premium rate certificates of deposits that we offered in 2000.

We are not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations, nor are we aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2004, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See note 13 of the notes to the consolidated financial statements.

The capital from the stock offering significantly increased our liquidity and capital resources. Over time, this increased level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of lending activities and contributions to our employee stock ownership plan. We anticipate that our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. We may use capital management tools such as cash dividends and common stock repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund restricted stock awards under a stock-based benefit plan (which will require shareholder approval for adoption), unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. Our exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments. In general, we do not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amount Represents Credit Risk	Contract Amount At
	December 31, 2004	December 31, 2003
Lines of credit – home equity	$3,602,774	$3,509,603
Lines of credit – overdraft checking	13,523	—
Mortgage loan commitments	2,428,520	1,226,336

Home equity lines of credit are secured by second deeds of trust on residential real estate. They have fixed expiration dates as long as there is no violation of any condition established in the contract. We evaluate each customer’s credit worthiness on a case-by-case basis. In the fourth quarter of 2004, we began offering overdraft lines of credit on checking accounts.

The Bank’s outstanding commitments to make mortgages are at fixed rates ranging from 4.875% to 5.75% and 4.375% to 5.75% at December 31, 2004 and December 31, 2003, respectively. Loan commitments expire 60 days from the date of the commitment.

For the years ended December 31, 2004 and December 31, 2003, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payment.” Statement No. 123(R) revised Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 as the Company is a public “small business issuer.” The Company is currently evaluating the impact from this standard on its results of operations and financial position

In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on our consolidated financial statements.

In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans for debt securities acquired in fiscal years beginning after December 15, 2004. The Company intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a material effect on the Company’s consolidated financial statements.

Impact of Inflation and Changing Prices

The financial statements and related notes of Slavie Federal Savings Bank have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of our assets and liabilities are primarily monetary in nature. As a result, interest rates generally have a more significant impact on our performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. For a discussion of the possible effect of changes in interest rates on our operations, see “- Management of Market Risk.”

Forward Looking Statements

In addition to the historical information contained herein, this Annual Report contains certain forward-looking statements. Forward-looking statements often use words such as “believe,” “expect,” “plan,” “may,” “will,” “should,” “project,” “contemplate,” “anticipate,” “forecast,” “intend” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These forward-looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk and financial and other goals.

These forward-looking statements are based on our beliefs, assumptions and on information available to us as of the date of this Annual Report, and involve risks and uncertainties. These risks and uncertainties include, among others, the effect of rising interest rates on our profits and asset values; risks related to our intended increased focus on commercial real estate and commercial business loans; our limited recognition and reputation in our markets; adverse economic conditions in our market area; the dependence on key personnel; competitive factors within our market area; the effect of developments in technology on our business; adverse changes in the overall national economy as well as adverse economic conditions in our specific market area; adequacy of the allowance for loan losses; expenses as a result of our stock benefit plans; our ability to successfully utilize the proceeds from our recent stock offering and changes in regulatory requirements

Our actual results and the actual outcome of our expectations and strategies could be different from that described in this Annual Report because of these risks and uncertainties and you should not put undue reliance on any forward-looking statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

SFSB, Inc.

Bel Air, Maryland

We have audited the accompanying consolidated statements of financial condition of SFSB, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFSB, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

February 1, 2005

SFSB, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2004	2003
ASSETS
Cash and due from banks	$745,668	$819,932
Federal funds sold	14,851,279	2,677,694

Cash and cash equivalents	15,596,947	3,497,626

Investment securities - available for sale	7,980,711	7,849,283
Investment securities - held to maturity	3,995,547	3,992,578
Mortgage backed securities - held to maturity	6,981,460	10,266,356
Loans receivable - net of allowance for loan losses 2004 $413,000; 2003 $362,189	117,900,265	93,210,282
Federal Home Loan Bank of Atlanta stock at cost	1,445,600	825,000
Premises and equipment, at cost, less accumulated depreciation	5,842,373	6,049,516
Ground rents	—	155,466
Accrued interest receivable	426,633	376,738
Other assets	263,863	213,524

Total assets	$160,433,399	$126,436,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$109,711,368	$97,823,540
Checks outstanding in excess of bank balance	627,445	682,631
Borrowings	26,500,000	16,500,000
Advance payments by borrowers for taxes and insurance	329,387	279,318
Other liabilities	645,098	210,149

Total liabilities	137,813,298	115,495,638

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $.01, 9,000,000 shares authorized, 2,975,625 and -0- shares issued and outstanding at December 31, 2004 and 2003	29,756	—
Additional paid-in capital	12,680,644	—
Retained earnings (substantially restricted)	11,135,940	10,966,235
Unearned Employee Stock Ownership Plan shares	(1,166,300)	—
Accumulated other comprehensive loss	(59,939)	(25,504)

	22,620,101	10,940,731

Total liabilities and stockholders’ equity	$160,433,399	$126,436,369

See notes to consolidated financial statements.

SFSB, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003
Interest and fees on loans	$5,784,957	$4,960,115
Interest and dividends on investment securities	340,097	380,834
Interest on mortgage backed securities	288,401	410,379
Other interest income	103,827	100,547

Total interest income	6,517,282	5,851,875

Interest on deposits	2,527,773	3,073,550
Interest on short-term borrowings	305,234	21,961
Interest on long-term borrowings	242,368	133,397
Other interest expense	134	327

Total interest expense	3,075,509	3,229,235

Net interest income	3,441,773	2,622,640
Provision for loan losses	49,811	38,300

Net interest income after provision for loan losses	3,391,962	2,584,340

Other Income
Loss on sale of ground rents	(102,166)	(4,700)
Rental income	107,408	13,852
Other income	71,947	91,569
Gain on sale of loan	561	—

Net other income	77,750	100,721

Non-Interest Expenses
Compensation and other related expenses	1,464,933	1,164,152
Occupancy expense	399,167	358,067
Advertising expense	183,879	174,292
Service bureau expense	148,875	141,853
Furniture, fixtures and equipment	212,697	232,679
Telephone, postage and delivery	87,738	83,931
Other expenses	510,378	459,895

Total non-interest expenses	3,007,667	2,614,869

Income before income tax provision	462,045	70,192
Income tax provision	192,340	8,113

Net income	$269,705	$62,079

See notes to consolidated financial statements.

SFSB, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan Shares	Total
BALANCE - JANUARY 1, 2003	$—	$—	$10,904,156	$6,329	$—	$10,910,485

Comprehensive income:
Net income	—	—	62,079	—	—	62,079
Net unrealized loss on available for sale securities, net of taxes of $20,027	—	—	—	(31,833)	—	(31,833)

Total Comprehensive Income	—	—	—	—	—	30,246

BALANCE - DECEMBER 31, 2003	—	—	10,966,235	(25,504)	—	10,940,731

Comprehensive income
Net income	—	—	269,705	—	—	269,705
Net unrealized loss on available for sale securities, net of taxes of $21,667	—	—	—	(34,435)	—	(34,435)

Total Comprehensive Income	—	—	—	—	—	235,270

Issuance of common stock	29,756	12,680,644	—	—	—	12,710,400
Stock purchased by Employee Stock Ownership Plan	—	—	—	—	(1,166,300)	(1,166,300)
Capitalization of mutual holding company	—	—	(100,000)	—	—	(100,000)

BALANCE - DECEMBER 31, 2004	$29,756	$12,680,644	$11,135,940	$(59,939)	$(1,166,300)	$22,620,101

See notes to consolidated financial statements.

SFSB, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003
Cash Flows From Operating Activities
Net income	$269,705	$62,079
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization (accretion) of premiums and discounts on securities	39,915	50,206
Amortization of deferred loan fees	(97,960)	(234,953)
Provision for loan losses	49,811	38,300
Loss on ground rents	102,166	4,700
Provision for depreciation	322,507	303,335
(Increase) decrease in accrued interest receivable and other assets	(78,569)	215,257
Increase in accrued interest payable	19,727	26,310
Increase (decrease) in other liabilities	419,374	(44,950)

Net Cash Provided by Operating Activities	1,046,676	420,284

Cash Flows from Investing Activities
Purchase of available for sale securities	(187,528)	(1,658,606)
Purchase of held to maturity securities	—	(3,991,094)
Proceeds from redemption of held to maturity securities	—	7,000,000
Purchase of mortgage backed securities	—	(6,106,571)
Principal collected on mortgage backed securities	3,242,013	5,045,314
Net increase in loans	(24,641,834)	(19,199,334)
Purchase of Federal Home Loan Bank of Atlanta stock	(920,600)	(51,700)
Redemption of Federal Home Loan Bank of Atlanta Stock	300,000	—
Purchases of premises and equipment	(115,364)	(166,180)
Proceeds from redemption of ground rents	53,300	2,300

Net Cash Used in Investing Activities	(22,270,013)	(19,125,871)

Cash Flows from Financing Activities
Net increase in NOW, money market and savings deposits	10,628,370	2,287,004
Net increase (decrease) in certificates of deposit	1,255,305	(2,230,051)
(Decrease) increase in checks outstanding in excess of bank balance	(55,186)	652,132
Proceeds from borrowings	10,000,000	15,000,000
Increase in advance payments by borrowers for taxes and insurance	50,069	2,949
Proceeds from common stock offering	12,710,400	—
Purchase of shares for ESOP	(1,166,300)	—
Capitalization of mutual holding company	(100,000)	—

Net Cash Provided by Financing Activities	33,322,658	15,712,034

Increase (decrease) in cash and cash equivalents	12,099,321	(2,993,553)
Cash and cash equivalents at beginning of year	3,497,626	6,491,179

Cash and cash equivalents at end of year	$15,596,947	$3,497,626

Supplemental Disclosures of Cash Flows Information:
Cash paid during the year for:
Income taxes	$80,900	$24,750
Interest expense	$3,055,782	$3,202,925

See notes to consolidated financial statements.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of SFSB, Inc. (“the Company”), Slavie Federal Savings Bank (“the Bank”) and the Bank’s wholly-owned subsidiaries, Slavie Holdings, LLC (“Holdings”) and Slavie Financial Services, LLC. The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since inception. All intercompany transactions have been eliminated in the consolidated financial statements.

Reorganization and Stock Offering

The Bank completed its reorganization into a mutual holding company structure (the “Reorganization”) on December 30, 2004. As a part of the Reorganization, the Bank converted from a federally chartered mutual savings bank to a federally-chartered stock savings bank. The Bank became a wholly-owned subsidiary of the Company, which became a majority-owned subsidiary of Slavie Bancorp, MHC, a mutual holding company. (See Note 12)

Business

The Company’s primary business is the ownership and operation of the Bank. The Bank’s primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Holdings, formed on August 18, 1999 as a Maryland limited liability company, was created to acquire and manage certain real property located at 1614 Churchville Road, Bel Air, Maryland. This property includes the main office and corporate headquarters of the Bank. In addition, the property houses mixed use office space which is available for lease. As of December 31, 2004, approximately 69% of the available space to non-affiliated tenants was leased. During the year ended December 31, 2004, the Company dissolved its subsidiary, Slavie Financial Services, LLC.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within the greater Baltimore metropolitan area. The Bank does not have any significant concentrations to any one industry or customer.

Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. The material estimate that is particularly susceptible to significant change in the near-term relates to the determination of the allowance for loan losses. See below for a discussion of the determination of that estimate.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

Investments and Mortgage Backed Securities

Available for sale investment securities consist of an investment in Adjustable Rate Mortgage Portfolio Mutual Funds. Securities available for sale are carried at fair value. Unrealized gains and losses, net of tax, on available for sale securities are reported as other comprehensive income until realized. Realized gains and losses on sales, determined using the specific identification method, are included in earnings.

Investments and mortgage-backed securities held to maturity are carried at amortized cost since management has the ability and intention to hold them to maturity. Amortization of related premiums and discounts are computed using the level yield method over the terms of the securities.

The Company evaluates securities for other-than-temporary impairment on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value. In evaluating an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts’ reports.

Loans Receivable

Loans receivable that management has the intent and ability to hold until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees. Interest income is accrued on the unpaid principal balance. Loan origination fees and certain direct loan origination costs are deferred and recognized by the level yield method over the contractual life of the related loan as an adjustment of yield.

The accrual of interest is generally discontinued when contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

Allowance for Loan Losses

An allowance for loan losses is provided through charges to income in an amount that management believes necessary for known and inherent losses in the loan portfolio that are both probable and estimable, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards (“SFAS”) No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that the impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans are reviewed for impairment on a monthly basis. The Company’s methodology for assessing the adequacy of the allowance for loan losses consists of three key elements: (i) specific allowances for identified problem loans, including certain impaired or collateral-dependent loans; (ii) a general valuation allowance on certain identified problem loans; and (iii) a general valuation allowance on the remainder of the loan portfolio.

Specific Allowance on Identified Problem Loans. The loan portfolio is segregated first between loans that are on the “watch list” and loans that are not. Each loan on the watch list is reviewed and an individual reserve allocation is established on certain loans based on such factors as: (i) the strength of the customer’s personal or business cash flow; (ii) the availability of other sources of repayment; (iii) the amount due or past due; (iv) the type and value of collateral; (v) the strength of the collateral position; (vi) the estimated cost to sell the collateral; and (vii) the borrower’s effort to cure the delinquency. If necessary, an allowance for certain impaired loans is established for the amounts by which the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of the loan. Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

Allowance for Loan Losses - continued

General Valuation Allowance on Certain Identified Problem Loans. A general allowance is established for watch list loans that do not have an individual allowance. These loans are segregated by loan category and allowance percentages are assigned to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

General Valuation Allowance on the Remainder of the Loan Portfolio. A general allowance is established for loans that are not on the watch list to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on the historical loss experience and delinquency trends. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in a particular segment of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated regularly to ensure their relevance in the current environment.

Premises and Equipment

Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Advertising Costs

Advertising costs are expensed as incurred.

Cash and Cash Equivalents

For the statement of cash flows, cash and cash equivalents include cash on hand, cash in banks, Federal Home Loan Bank overnight deposits and federal funds sold.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the balance sheet when they are funded.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Earnings Per Share

Earnings per share have not been presented since the Company converted to stock form on December 30, 2004 and such information would not be meaningful.

Employee Stock Ownership Plan

The Company accounts for its employee stock ownership plan (“ESOP”) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6. The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of stockholders’ equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

Shares are considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

Note 2 - Investment Securities - Available for Sale

The amortized cost and fair value of available for sale investments securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004:
Adjustable Rate Mortgage Portfolio Mutual Funds	$8,078,363	$—	$97,652	$7,980,711

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities - Available for Sale - Continued

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2003:
Adjustable Rate Mortgage Portfolio Mutual Funds	$7,890,835	$—	$41,552	$7,849,283

No gains or losses were realized for the years ended December 31, 2004 and 2003. The mutual funds have no stated maturity date.

Note 3 - Investment Securities - Held to Maturity

The amortized cost and fair value of held to maturity investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004:
FNMA Note	$995,547	$—	$18,047	$977,500
FHLB Notes	2,000,000	—	10,620	1,989,380
FFCB Note	1,000,000	—	9,690	990,310

Total	$3,995,547	$—	$38,357	$3,957,190

December 31, 2003:
FNMA Note	$992,578	$—	$9,448	$983,130
FHLB Notes	2,000,000	1,250	4,210	1,997,040
FFCB Note	1,000,000	—	470	999,530

Total	$3,992,578	$1,250	$14,128	$3,979,700

The scheduled maturities of held to maturity investment securities at December 31, 2004 are shown below:

	Amortized Cost	Fair Value
Due after one year through five years	$2,995,547	$2,957,810
Due after ten years	1,000,000	999,380

Total	$3,995,547	$3,957,190

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Mortgage Backed Securities - Held to Maturity

The amortized cost and fair value of mortgage backed securities - held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004
FHLMC	$2,986,135	$1,001	$37,515	$2,949,621
GNMA	3,529,054	11,170	6,687	3,533,537
FNMA	466,271	7,942	—	474,213

	$6,981,460	$20,113	$44,202	$6,957,371

December 31, 2003
FHLMC	$4,360,381	$889	$17,741	$4,343,529
GNMA	5,053,101	—	50,598	5,002,503
FNMA	852,874	24,328	—	877,202

	$10,266,356	$25,217	$68,339	$10,223,234

Note 5 - Gross Unrealized Losses of Investments in Debt and Marketable Securities

Below are schedules of securities with unrealized losses as of December 31, 2004. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect market values on December 31, 2004 and are subject to change daily as interest rates fluctuate. The Company has the ability and intent to hold the securities until the earlier of recovery or maturity. No credit risk issues have been identified that cause management to believe the declines in fair value are other than temporary. In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts. The following table shows the Company’s investments’ gross unrealized losses and fair value at December 31, 2004:

	Continuous Unrealized Losses
	For Less than 12 Months		For More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale Securities
Mortgage Portfolio Mutual Funds	$7,980,711	$97,652	$—	$—	$7,980,711	$97,652

Held to Maturity Securities
FNMA Note - 1 security	977,500	18,047	—	—	977,500	18,047
FHLB Note - 2 securities	1,989,380	10,620	—	—	1,989,380	10,620
FFCB Note - 1 security	990,310	9,690	—	—	990,310	9,690

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Gross Unrealized Losses of Investments in Debt and Marketable Securities - Continued

	Continuous Unrealized Losses
	For Less than 12 Months		For More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage Backed Securities
FHLMC - 3 securities	—	—	2,916,250	37,515	2,916,250	37,515
GNMA - 1 security	—	—	2,031,512	6,687	2,031,512	6,687

Total temporarily impaired securities	$11,937,901	$136,009	$4,947,762	$44,202	$16,885,663	$180,211

Note 6 – Loans Receivable

Loans receivable consist of the following:

	December 31,
	2004	2003
Mortgage loans 1 - 4 family residential	$104,854,527	$82,779,265
Construction loans	300,000	225,200
Commercial mortgage loans	2,989,566	2,385,593
Commercial non-mortgage loans	516,008	—
Home equity loans	8,066,502	6,456,357
Land loans	1,253,559	1,443,082
Home improvement loans	260,374	258,768
Consumer loans	409,934	411,588

Total Gross Loans Receivable	118,650,470	93,959,853
Allowance for loan losses	(413,000)	(362,189)
Deferred loan fees	(142,205)	(212,407)
Loans in process	(195,000)	(174,975)

Total Loans Receivable - Net	$117,900,265	$93,210,282

Directors and officers of the Company are permitted to borrow from the Bank to the extent permitted by applicable laws and regulations. The following table shows the activity in these related party loans for the year ended December 31, 2004:

Beginning balance	$766,892
Loans made	385,710
Principal repayments	(75,076)

Ending balance	$1,077,576

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Loans Receivable - Continued

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area. Construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

The Bank’s allowance for loan losses for the periods indicated are as follows:

Years Ended	December 31,
	2004	2003
Balance at beginning of period	$362,189	$323,889
Provision for loan losses	49,811	38,300
Recoveries	1,000	—

Balance at end of period	$413,000	$362,189

Non-accrual loans amounted to $365,233 and $163,165 at December 31, 2004 and 2003, respectively. There are no impaired loans at December 31, 2004 and 2003. The Bank did not have any loan balances past due 90 days or more and still accruing interest at December 31, 2004 or December 31, 2003.

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized are summarized below:

	Years Ended December 31,
	2004	2003
Interest income that would have been recorded	$24,543	$20,826
Interest income recognized	16,819	6,563

Interest income not recognized	$7,724	$14,263

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. The financial instruments are limited to commitments to extend credit and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank’s exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Loans Receivable - Continued

Financial Instruments Whose Contract Amount Represents Credit Risk	Contract Amount At
	December 31, 2004	December 31, 2003
Lines of credit - home equity	$3,602,774	$3,509,603
Lines of credit - overdraft checking	13,523	—
Mortgage loan commitments	2,428,520	1,226,336

Home equity lines of credit are secured by second deeds of trust on residential real estate. They have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer’s credit worthiness on a case-by-case basis.

Overdraft lines of credit on checking accounts are unsecured. Linked to any Slavie Federal personal checking account, the line will automatically make a deposit to the customer’s checking account if the balance falls below the amount needed to pay an item presented for payment.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2004 and 2003 as a liability for credit loss.

The Bank’s outstanding commitments to make mortgages are at fixed rates ranging from 4.875% to 5.75% and 4.375% to 5.75% at December 31, 2004 and December 31, 2003 respectively.

Note 7 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) in an amount equal to at least 1% of the unpaid principal balances of the Bank’s residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value. This restricted stock is carried at cost.

Note 8 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Useful Life in Years
	2004	2003
Land	$1,128,289	$1,128,289	—
Office building	5,076,493	5,020,556	40
Furniture, fixtures and equipment	1,258,769	1,199,342	3-10

	7,463,551	7,348,187
Accumulated depreciation	1,621,178	1,298,671

	$5,842,373	$6,049,516

The provision for depreciation charged to operations for the years ended December 31, 2004 and 2003 amounted to $322,507 and $303,335, respectively.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Premises and Equipment - Continued

The Company has entered into an operating lease for the premises of its branch office in Edgewood, Maryland. Rental expense under this lease for the years ended December 31, 2004 and 2003 was $24,616 and $23,798, respectively. At December 31, 2004 the minimum rental commitments under the noncancellable lease are as follows:

Year Ended December 31,	Total
2005	$25,838
2006	8,752

$34,590

Holdings has negotiated and rented office space to non-bank tenants in the Churchville Road property under various noncancellable operating leases. Credit is extended based on an evaluation of the lessee’s financial condition and, generally, collateral is not required. These leases included commitments to provide for various tenant-finishing costs, which approximated $2,263 at December 31, 2004.

The cost and accumulated depreciation of the property, which is included in premises and equipment of the Company, was $5,326,669 and $351,691, respectively, at December 31, 2004.

Future minimum rentals to be received from non-Company tenants under noncancellable operating leases in effect at December 31, 2004, and in the aggregate, are as follows:

2005	$125,686
2006	130,070
2007	126,382
2008	114,618
2009	45,666
Thereafter	203,259

$745,681

Note 9 - Deposits

The Bank has the following deposits:

	December 31,
	2004	2003
Non-interest bearing deposits	$1,696,217	$170,386
NOW and money market demand account deposits	17,811,659	18,686,638
Savings deposits	22,711,566	12,734,048
Certificates of deposit	67,486,919	66,231,614

	109,706,361	97,822,686
Accrued interest on deposits	5,007	854

	$109,711,368	$97,823,540

The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was $17,252,057 and $16,518,042 as of December 31, 2004 and 2003, respectively. Deposits in excess of $100,000 are not federally insured.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Deposits - Continued

Scheduled maturities of certificates of deposit are as follows:

December 31, 2004
Maturing Within
One year	$32,218,108
Two years	16,959,741
Three years	5,559,231
Four years	6,790,658
Five years	5,959,181

Total	$67,486,919

	Years Ended December 31,
	2004	2003
Interest Expense on Deposits
NOW and money market demand deposits	$146,836	$200,266
Savings deposits	190,982	145,376
Certificates of deposit	2,189,955	2,727,908

	$2,527,773	$3,073,550

Note 10 - Borrowings

The Bank has a line of credit from the Federal Home Loan Bank of Atlanta (“FHLB”). The line is secured by the FHLB stock and a blanket lien on mortgages. There is no set limit. Each borrowing is evaluated on a case-by-case basis by the lender. The Bank also has a $1,000,000 unsecured line of credit with its correspondent bank, M & T Bank, however no advances have been made on this line.

At December 31, 2004 and 2003, outstanding borrowings were $26,500,000 and $16,500,000 respectively. Borrowings at December 31, 2004 consisted of $20,000,000 short term fixed rate FHLB advances bearing interest at rates ranging from 1.57% to 2.44% and $6,500,000 of long term fixed rate FHLB advances with interest rates ranging from 2.83% to 4.90%. The maturities of these advances are as follows:

Due Within
One year	$20,000,000
Two years	5,000,000
Three years	—
Four years	1,500,000
Five years	—

$26,500,000

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11- 401(k) Plan and Deferred Compensation Agreement

The Bank has a 401(k) plan. Employees could contribute up to $13,000 in 2004, with those over fifty years old allowed an additional $3,000 catch-up contribution. The Bank will match 25% of the employee’s contribution. The Bank’s cost was $9,404 and $8,289, respectively, for the years ended December 31, 2004 and 2003.

The Bank also entered into a deferred compensation agreement with one of its former officers. The liability under this agreement was accrued by charges to operating expense during prior periods. The liability balances were $64,334 and $72,975 at December 31, 2004 and 2003.

Note 12- Common Stock

In 2004, the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank. Simultaneously, the Bank consummated the formation of a new holding company, SFSB, Inc. Also simultaneously, a mutual holding company was formed, Slavie Bancorp, MHC. In connection with the reorganization, the Company issued 2,975,625 shares of its common stock. A majority of that stock (1,636,594 shares) was issued to Slavie Bancorp, MHC. The remainder was sold and issued to depositors of the Bank and the Employee Stock Ownership Plan for a total price of $13,390,310. Costs associated with the conversion, totaling $679,910 were deducted from the sale proceeds.

At the same time as the reorganization and conversion, the Bank established an Employee Stock Ownership Plan (“ESOP”) for its employees. On December 30, 2004 the ESOP acquired 116,630 shares of the Company’s common stock in the conversion with funds provided by a loan from the Company. Accordingly, $1,166,300 of common stock acquired by the ESOP is shown as a reduction of stockholders’ equity. The ESOP loan will be repaid principally from the Bank’s contributions to the ESOP. The loan is being repaid in 20 equal annual installments through 2024 and bears interest at the Wall Street Journal prime rate adjusted monthly. Shares are released to participants proportionately as the loan is repaid. The Bank will recognize compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of Debt. There was no compensation cost for the year ended December 31, 2004. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants’ accounts; and an annual contribution from the Bank to the ESOP; and earnings thereon. All of the ESOP shares are unearned at December 31, 2004. The fair value of ESOP shares at December 31, 2004 is $1,166,300.

All employees of the Bank who attain the age of 21 and complete one year of service with the Bank will be eligible to participate in the ESOP. Each participant’s vested interest under the ESOP is determined according to the following schedule: 0% for less than 5 years of service with the Company and 100% for more than 5 years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP’s January 1, 2004 effective date). Vesting accelerates to 100% upon a participant’s attainment of normal retirement age 65, death or disability.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Retained Earnings

The Bank is required to maintain cash reserve balances in vault cash or with the Federal Reserve Bank. The total of these reserve balances at December 31, 2004 was approximately $150,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the Office of Thrift Supervision has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

The following table presents the Bank’s capital position.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	%	Amount	%	Amount	%
December 31, 2004
Tangible (1)	$16,307,840	9.72%	$2,516,970	1.50%	N/A	N/A
Tier I risk-based (2)	16,307,840	18.97%	N/A	N/A	$5,157,060	6.00%
Core (leverage) (1)	16,307,840	9.72%	6,711,920	4.00%	8,389,900	5.00%
Total risk-based (2)	16,720,840	19.45%	6,876,080	8.00%	8,595,100	10.00%

December 31, 2003
Tangible (1)	$10,966,235	8.66%	$1,898,735	1.50%	N/A	N/A
Tier I risk-based (2)	10,966,235	15.79%	N/A	N/A	$3,166,880	6.00%
Core (leverage) (1)	10,966,235	8.66%	5,063,293	4.00%	6,329,116	5.00%
Total risk-based (2)	11,328,424	16.31%	5,555,840	8.00%	6,944,800	10.00%

(1)	To adjusted total assets.
(2)	To risk-weighted assets.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Retained Earnings - Continued

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

	December 31,
	2004	2003
Total equity	$22,620,101	$10,940,731
Adjustment for accumulated other comprehensive loss	59,939	25,504
Adjustment for intangible assets	(17,000)	—
Adjustment for parent company equity	(6,355,200)	—

Tangible, Tier 1 and Core capital	16,307,840	10,966,235
Allowance for loan losses	413,000	362,189

Total risk-based capital	$16,720,840	$11,328,424

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 31, 1987. If the amounts, which qualified as deductions for federal income tax purposes prior to December 31, 1987, are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate and mortgage loans must be maintained at the December 31, 1987 level to receive current tax deductions for loan losses. Retained earnings at December 31, 2004 and 2003 include $1,580,150, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $610,254.

Note 14- Income Taxes

The income tax provision consists of the following for the years ended December 31, 2004 and 2003.

	December 31,
	2004	2003
Current
Federal	$179,385	$29,552
State	23,863	7,647

	203,248	37,199

Deferred
Federal	(8,932)	(23,812)
State	(1,976)	(5,274)

	(10,908)	(29,086)

	$192,340	$8,113

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14- Income Taxes - Continued

The amounts computed by applying the statutory federal income tax rate to the income before taxes is greater than the taxes provided for the following reasons:

	Years Ended December 31,
	2004		2003
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Federal tax at statutory rate	$157,095	34.00%	$23,865	34.00%
Increases (Decreases) in Taxes
State tax net of federal income tax benefit	14,445	3.13	1,566	2.23
Surtax exemption	—	—	(11,605)	(16.53)
Other	20,800	4.50	(5,713)	(8.14)

	$192,340	41.63%	$8,113	11.56%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

	December 31,
	2004	2003
Deferred Tax Assets:
Allowance for loan losses	$159,501	$139,876
Deferred compensation	24,845	28,183
Reserve - uncollected interest	—	1,620
Market value adjustment on available for sale securities	37,714	16,047
Other	9,963	4,174

Total gross deferred tax assets	232,023	189,900
Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	(99,971)	(99,971)
Depreciation	(101,839)	(92,291)

Total gross deferred tax liabilities	(201,810)	(192,262)

Net deferred tax assets (liabilities)	$30,213	$(2,362)

Note 15 - Disclosures About Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Disclosures About Fair Value of Financial Instruments - Continued

The carrying amount is a reasonable estimate of fair value for cash, federal funds, interest bearing deposits in other banks, accrued interest receivable and accrued interest payable due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. The fair value of borrowings is estimated using discounted cash flow analyses, based on rates currently available to the Bank for borrowings with similar terms and remaining maturities.

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Financial Assets
Cash and due from banks and federal funds sold	$15,597	$15,597	$3,498	$3,498
Investment securities available for sale	7,981	7,981	7,849	7,849
Investment securities held to maturity	3,996	3,957	3,993	3,980
Mortgage backed securities held to maturity	6,981	6,957	10,266	10,223
Federal Home Loan Bank stock	1,446	1,446	825	825
Loans receivable - net	117,900	116,927	93,210	94,291
Accrued interest receivable	427	427	377	377

Financial Liabilities
Deposits	$109,711	$109,856	$97,824	$98,341
Borrowings	26,500	26,473	16,500	16,534
Accrued interest payable	60	60	41	41

Financial Instruments - Off-Balance Sheet
Loan commitments	$—	$—	$—	$—
Lines of credit	—	—	—	—

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16- Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payment.” Statement No. 123(R) revised Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first interim period of 2006, as the Company is a public “small business issuer” Company. The Company is currently evaluating the impact from this standard on its results of operations and financial position.

In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on the Company’s consolidated financial statements.

Note 17- Related Party Transactions

Since August 2003, Mr. James Benson Brown, a Director of the Bank, has provided the Bank with real estate consulting services. For the years ended December 31, 2004 and 2003, Slavie Federal Savings Bank paid Mr. Brown $4,670 and $8,167, respectively, for these services.

In June 2004 the Company sold its ground rent portfolio to an entity controlled by Mr. Brown for $54,300 and recognized a loss on the sale of $102,166. The sale was approved by the Company’s Board of Directors, other than Mr. Brown and Mr. Thomas L. Drechsler (who has served as counsel to Mr. Brown on unrelated matters).

Mr. Thomas L. Drechsler, a director of the Company, currently serves as the Bank’s general counsel through Kearny Drechsler, LLC, of which Mr. Drechsler is a 50% owner. Through other firms, Mr. Drechsler has served as Slavie Federal Savings Bank’s general counsel since 2000. For the years ended December 31, 2004 and 2003, Slavie Federal Savings Bank paid law firms that Mr. Drechsler was associated with $7,899 and $10,281, respectively, for legal services. Through Universal Title, LLC, Mr. Drechsler also provides settlement related services to borrowers in connection with loans originated by the Bank. In those circumstances, Universal Title, LLC is compensated by the borrower. For the years ended December 31, 2004 and 2003, borrowers paid Universal Title, LLC $169,039 and $266,509, respectively, for those services.

SFSB, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18- Ground Rents

The Company recorded income from Ground Rents, which is included in other income, in the amount of $2,123 and $8,671 for the years ended December 31, 2004 and 2003, respectively. The Company recorded losses on sale/redemption of Ground Rents of $102,166 and $4,700 for the years ended December 31, 2004 and 2003. During 2004, the Company decided to sell off its entire Ground Rent portfolio and in doing so sold the entire portfolio to a related party (see Note 17). The sale price was based on the value of an independent appraisal adjusted for estimated selling expenses. The Company sold the portfolio due to the servicing and collection burden associated with a large group of small balances and small individual invoice amounts.

Note 19 – Condensed Financial Information (Parent Company Only)

Information as to the financial position of SFSB, Inc. as of December 31, 2004.

Statements of Operations and Cash Flow are not presented because SFSB, Inc. operated for only one day in 2004 and had no income to report, therefore, such Statements would not be meaningful.

December 31, 2004
ASSETS
Cash and cash equivalents	$12,224,010
Note receivable – ESOP	1,166,300
Investment in subsidiary	16,264,901

Total assets	$29,655,211

LIABILITIES AND EQUITY
Liabilities
Intercompany payable	$7,035,110

Total stockholders’ equity	22,620,101

Total liabilities and stockholders’ equity	$29,655,211

DIRECTORS AND OFFICERS

Directors of SFSB, Inc. and Slavie Federal Savings Bank

J. Benson Brown Real estate consulting, JB Brown Associates	Leonard M. Blight, Jr. Pastor, Calvary Tabernacle Church

Thomas J. Drechsler Practicing attorney, Kearny Drechsler, LLC	Philip E. Logan President, Chief Executive Officer and Chairman

Robert M. Stahl IV Practicing attorney and a Certified Public Accountant, Law Offices of Robert M. Stahl	Charles E. Wagner, Jr. Senior Vice President, Chief Lending Officer and Secretary

James D. Wise Financial and investment consulting, Ronald Blue & Co., LLC

Officers of SFSB, Inc.

Philip E. Logan President and Chief Executive Officer	Ronald W. Robinson Chief Financial Officer and Treasurer

Charles E. Wagner, Jr. Senior Vice President and Secretary

Officers of Slavie Federal Savings Bank

Philip E. Logan President and Chief Executive Officer	Ronald W. Robinson Chief Financial Officer and Treasurer

Charles E. Wagner, Jr. Senior Vice President, Chief Lending Officer and Secretary	Sophie T. Wittelsberger Vice President and the Chief Operating Officer

Thomas M. Esposito Vice President – Commercial Lending

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The annual meeting of stockholders will be held at 4:30 p.m. on May 19, 2005 at the Slavie Federal Savings Bank Community Room located at 1614 Churchville Road, Bel Air, Maryland.

Stock Listing and Market Information

SFSB, Inc.’s common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “SFBI.OB.” As of March 11, 2005, the number of holders of record of SFSB, Inc.’s common stock was approximately 153.

SFSB, Inc. first issued shares of common stock on December 30, 2004 and trading began on the OTCBB on December 31, 2005. Accordingly, there was only one date of trading in the common stock during 2004. On December 31, 2004, based on high and low sales information as reported on the OTCBB, the common stock traded at a high of $11.00 and a low of $10.75. This information reflects inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

SFSB, Inc. has not paid any cash dividends.

Stockholder and General Inquiries	Transfer Agent
SFSB, Inc.	Illinois Stock Transfer Company
1614 Churchville Road	209 West Jackson Boulevard, Suite 903
Bel Air, Maryland 21015	Chicago, Illinois 60606-6905
(443) 265-5570	(312) 427-2953
Attention: Charles E. Wagner, Jr.
Senior Vice President

Please contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailing, transferring stock, or replacing lost, stolen or destroyed stock certificates.

Annual Reports

A copy of the SFSB, Inc. Annual Report on Form 10-KSB without exhibits for the year ended December 31, 2004 as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Charles E. Wagner, Jr., Senior Vice President, SFSB, Inc., 1614 Churchville Road, Bel Air, Maryland 21015.

Independent Certified Public Accountant	Special Counsel
Beard Miller Company LLP	Ober, Kaler, Grimes & Shriver
7621 Fitch Lane	A Professional Corporation
Baltimore, Maryland 21236	120 E. Baltimore Street
Baltimore, Maryland 21202

Slavie Federal Savings Bank’s Office Locations

Main Office	Branch Office	Branch Office
1614 Churchville Road	3700 East Northern Pkwy	601 Edgewood Road
Bel Air, MD 21015	Baltimore, MD 21206	Edgewood, MD 21040