Form 10KSB, Exhibit 13
period 2005-12-31
SFSB, Inc.
filed 2006-03-30
CIK 1303026

EXHIBIT 13    ANNUAL REPORT TO STOCKHOLDERS

SFSB, INC.

2005 ANNUAL REPORT

Page #

Letter to Stockholders

Selected Consolidated Financial and Other Data

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Consolidated Financial Statements

Directors and Officers

Investor and Corporate Information

SFSB, INC.
1614 Churchville Road
Bel Air, Maryland 21015
(443) 265-5570

Dear Fellow Stockholder,

Our company’s financial results for the year ending December 31, 2005 are detailed on the pages that follow.  The closing of our Edgewood branch and the decision to place a non-performing commercial land acquisition and development participation loan on non-accrual status had a major impact on the results.

In November 2005, we received regulatory approval to close the Edgewood location and had to accelerate a portion of expenses related to the depreciation on the leasehold improvements on the Edgewood branch.  Even though this decision will have a negative short term impact, we believe that, long term, the branch closing will have a positive effect on earnings as we will cease to incur some of the costs associated with branch operations, yet retain in our portfolio the loans that were originated from the branch. The Edgewood branch personnel have remained with us and were reassigned to positions at the Bel Air branch and corporate headquarters.

In the third quarter of 2005, we placed a commercial land acquisition and development participation loan on non-accrual status.  As a result, we discontinued the accrual of interest and we reversed previously accrued interest.  We continue to believe the project is viable and that our collateral position is adequate.

We believe we will see a positive effect on net interest income for 2006 as a result of the 22.65% increase in net loans outstanding as of December 31, 2005 compared to December 31, 2004.  We are excited about our online bill pay, which we introduced in the third quarter of 2005, to complement our internet banking product.

In September 2005, the bank was awarded the 2005 Harford Award for the best retail service operation in Harford County.  We are proud to receive this prestigious award and will continue to give service first.  Our pledge is that no bank will ever treat you better as we strengthen communities and serve neighbors.

Our focus for 2006 will be profitability.  The board, executive management and management will be holding a strategic planning meeting during the second quarter of 2006. A majority of our time will be spent discussing and reviewing ways to increase profitability.  The board and executive management will continue to focus on improving profitability and our efforts to control costs will be on-going.

In closing, our directors, management and staff thank you for your support and confidence in our first year operating as a public company.  Both are greatly appreciated.

Sincerely,

/s/Philip E. Logan
Philip E. Logan
President, Chief Executive Officer
and Chairman of the Board

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the periods presented is derived in part from our consolidated financial statements. The information at and for the year ended December 31, 2005 and 2004 is derived from the audited consolidated financial statements of SFSB, Inc. The information at December 31, 2003 is derived from the audited consolidated financial statements of Slavie Federal Savings Bank. The following information is only a summary, and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this annual report. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At December 31,
	2005	2004	2003
	(In Thousands)
Selected Financial Condition Data:
Total assets	$171,067	$160,433	$126,436
Cash and cash equivalents	1,342	15,597	3,497
Loans receivable(1)	144,609	117,900	93,210
Investment securities	16,676	18,958	22,108
Deposits	109,623	109,711	97,824
Borrowings	36,000	26,500	16,500
Equity	22,805	22,620	10,941

__________
(1) Net of loans in process, allowance for loan losses and deferred loan fees.

	Years Ended December 31,
	2005	2004	2003
	(In Thousands, except for per share data)
Selected Operating Data:
Total interest income	$7,720	$6,517	$5,852
Total interest expense	3,795	3,075	3,229
Net interest income	3,925	3,442	2,623
Provision for loan losses	58	50	39
Net interest income after provision for loan losses	3,867	3,392	2,584
Other income	234	78	101
Non-interest expense	3,700	3,008	2,615
Income taxes	162	192	8
Net income	$239	$270	$62
Basic Earnings per Share	$0.08	N/A	N/A
Diluted Earnings per Share	$0.08	N/A	N/A

	At or for the Years Ended December 31,
	2005		2004		2003
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(1)	0.15%		0.20%		0.05%
Return on average equity	1.05		2.25		0.57
Net loans to total assets	84.53		73.49		73.72
Net yield on average interest-earning assets	5.05		4.89		5.33
Net cost of interest bearing liabilities	2.83		2.43		3.10
Net interest rate spread(2)	2.22		2.46		2.23
Net interest margin(3)	2.57		2.58		2.39
Average interest-earning assets to average interest bearing liabilities	1.14	x	1.06	x	1.06	x
Non-interest expense to average assets	2.31%		2.14%		2.23%
Average equity to average assets	14.22		8.53		9.30
Efficiency ratio(4)	88.96		85.46		96.00

Capital Ratios:
Tangible ratio	9.70%		9.72%		8.66%
Tier 1 core ratio	9.70		9.72		8.66
Total risk-based capital ratio	18.26		19.45		16.31

Asset Quality Ratios:
Net charge-offs (recoveries) to average non-performing assets	-%		-%		-%
Net charge-offs (recoveries) to average loans outstanding	-		-		-
Allowance for loan losses to gross loans outstanding	0.32		0.35		0.39
Non-performing loans to total assets	0.73		0.23		0.13
Non-performing assets to total assets	0.73		0.23		0.13
Non-performing loans to total loans	0.86		0.31		0.18

Other Data:
Number of full-service offices(5)	3		3		3

(1)	Ratio of net income to average total assets.
(2)	The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.
(5)	We closed our Edgewood branch on February 24, 2006. We currently have two full-service offices.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

SFSB, Inc. is a federal corporation, which was organized in 2004 as part of the mutual holding company reorganization of Slave Federal Savings Bank. Our principal asset is our investment in Slavie Federal Savings Bank. We are a majority owned subsidiary of Slavie Bancorp, MHC, a federally chartered mutual holding company. In connection with the reorganization, we sold 1,339,031 shares of our common stock and issued 1,636,594 shares to our mutual holding company parent. The net proceeds from our stock offering totaled $12,710,000. At December 31, 2005, we had consolidated assets of $171,067,000, deposits of $109,623,000 and shareholders' equity of $22,805,000.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, including the related footnotes to the consolidated financial statements, included elsewhere in this annual report.

Overview

Earnings declined to $239,000 in 2005 as compared to $270,000 in 2004 primarily due to the addition of security guards at our Bel Air location, the acceleration of depreciation on the leasehold improvements of the Edgewood branch in connection with closing the branch, and the costs associated with becoming a public company at the end of 2004. The decline was also the result of the impact of a decision to place a non-performing commercial land acquisition and development participation loan on non-accrual status and, therefore, not accruing interest on that loan. Net interest income increased $483,000, or 14.03% , and non-interest income increased $156,000, or 200.00%. These improvements were offset by a $692,000, or 23.01%, increase in non-interest expenses. Total non-interest income improved because we recognized a loss of $102,166 on the sale of our ground rent portfolio during the second quarter of 2004.

We hold a 19% participation (approximately $1,080,000 in unpaid principal balance) in an acquisition and development loan. Although this loan became delinquent in the fourth quarter of 2004, we had continued to accrue interest on the loan because we believed that collection of all principal and interest on the loan was probable. In the third quarter of 2005, we placed the loan on non-accrual status. As a result, we discontinued the accrual of interest and we reversed previously accrued interest. Previously, we reported that we expected a national homebuilder would purchase the property to build residential units as soon as the borrower developed the property to the “record plat” stage, at which time the loan would be paid in full, and that we expected that to occur prior to the end of 2005. In early November 2005, the national homebuilder agreed to release the borrower from its purchase agreement with the national homebuilder. On November 18, 2005, the participating banks successfully negotiated a 90-day Forbearance Agreement with the borrower for the purpose of allowing the borrower to negotiate the sale of the property. On February 7, 2006, the borrower executed a Letter Agreement with the national homebuilder to purchase the property in “as is” condition. The Letter Agreement was contingent upon completion of a feasibility study within 45 days of its execution. The national homebuilder has completed its feasibility study and, on March 27, 2006, approved the purchase of the property, subject to the municipality’s approval of road access plans. Subject to the municipality’s approval of road access plans, closing is anticipated to occur by the end of April 2006. The above referenced Forbearance Agreement was extended and runs coterminous with the Letter Agreement. The Letter Agreement references payment in full of principal, accrued interest and all costs of collection for this participation loan. As of the date of this filing, this participation loan continues to be on non-accrual status. We continue to believe the project is viable and that our collateral position is adequate. Ultimately, we believe we will receive all interest and principal on this loan, although there can be no assurance that this will be the case.

Opened in November 2001, our Edgewood branch has been an active part of the community it serves, but it has been unable to generate the business necessary to keep it a viable part of our strategic plan. In November 2005, we received regulatory approval to close our Edgewood location and we closed the branch on February 24, 2006. In December 2005, we incurred $49,000 in expenses related to the acceleration of depreciation on the leasehold improvements of the Edgewood branch. We will incur approximately $98,000 of additional expenses in the first quarter of 2006 in connection with closing the branch, primarily related to the acceleration of depreciation on the leasehold improvements. Long term, we believe the branch closing will have a positive effect on earnings as we will cease to incur some of the costs associated with branch operations, yet retain in our portfolio the loans that were originated from the branch. The Edgewood branch personnel have remained with us and were reassigned to positions at the Bel Air branch and corporate headquarters.

Key measurements and events for year ended December 31, 2005 include the following:

•	Total assets at December 31, 2005 increased by 6.63% to $171,067,000 as compared to $160,433,000 as of December 31, 2004.

•	Net loans outstanding increased by 22.65% from $117,900,000 as of December 31, 2004 to $144,609,000 as of December 31, 2005.

•	Nonperforming loans at December 31, 2005 totaled $1,245,000. We believe an appropriate allowance for loan losses continues to be maintained.

•	Deposits at December 31, 2005 were $109,623,000, a decrease of $88,000 or 0.08% from December 31, 2004.

•	We realized net income of $239,000 for the year ended December 31, 2005, compared to net income of $270,000 for the year ended December 31, 2004.

•
Net interest income, our main source of income, was $3,925,000 during the year ended December 31, 2005 compared to $3,442,000 for the year ended December 31, 2004. This represents an increase of 14.03%.

•	Non-interest income increased by $156,000 or 200.00% for the year ended December 31, 2005 as compared to the year ended December 31, 2004, from $78,000 to $234,000.

•	Non-interest expense increased by $692,000 or 23.01% for the year ended December 31, 2005 as compared to the year ended December 31, 2004, from $3,008,000 to $3,700,000.

•
In June 2005, we introduced a new 48 month certificate of deposit account known as the Bump Up Plus CD Account which allows the account holder to raise the interest rate to a higher level once during the term of the CD, as well as allowing a one time ability to withdrawal up to half of the original principal invested without penalty. As of December 31, 2005, we had $1,295,000 of deposits in this type of account and we anticipate additional growth during 2006.

•	In the third quarter 2005, we began offering Simplicity Bill Pay to compliment our online ServiceFirst Internet banking.

A detailed discussion of the factors leading to these changes can be found in the discussion below.

General

Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, primarily loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily federal funds sold), and interest expense on interest-bearing liabilities, consisting primarily of deposit accounts and borrowings. Net interest income is dependent upon the level of interest rates and the extent and degree of changes to such rates. Our profitability also depends on our non-interest expenses and, to a lesser extent, on our provision for loan losses, non-interest income and income taxes. Our profitability also may be affected significantly by changes in market interest rates, applicable statutes and regulations, general and local economic and competitive conditions, as well as other factors beyond our control.

Our non-interest income, which currently consists primarily of rental income and other miscellaneous income, historically has been nominal. One of our continued strategies going forward is to build our sources of non-interest income. See “Business Strategy.” Non-interest expense currently consists primarily of compensation and related expenses; occupancy expense; deposit insurance premiums; advertising expense; data processing expense; furniture, fixture and equipment expenses; telephone, postage and delivery expenses and other general and administrative expenses.

We expect non-interest expense to increase as a result of the increased costs associated with operating as a public company and the increased compensation expense associated with our employee stock ownership plan and our stock based compensation plans.

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

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral and the financial condition of the borrower. The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon the same volume and classification of loans. Changes in allowance factors or in management’s interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets. Also, errors in management’s perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs, which would adversely affect income and capital. For additional information regarding the allowance for loan losses, see “Results of Operations for the Years Ended December 31, 2005 and 2004 - Provision for Loan Losses and Analysis of Allowance for Loan Losses.”

In December, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”). We adopted this standard in the third quarter of 2005 in connection with our initial granting of stock based compensation awards. This revised standard addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or that are based on a fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under the new standard, the company is required to account for such transactions using a fair-value method and to recognize the expense in the consolidated statement of income. We selected the Black-Scholes Option-Pricing model for calculating the fair value of option grants. The impact on operations in future periods is determined by amortizing the remaining value of our currently outstanding options, plus the value imputed to future option grants using the above described methods. There is no impact on cash flow.

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

Leveraging excess equity to improve earnings. Leveraging excess equity means that we have sufficient regulatory capital to increase our deposits and other borrowings to finance a greater amount of interest earning assets. The capital offering provided us with approximately $12,710,000 of additional capital, which we have used for this purpose. Our borrowings increased $9,500,000 during 2005 and $10,000,000 during 2004.

Increasing loan diversification, particularly with respect to commercial business and commercial real estate loans. We believe that increasing loan diversification has increased our competitive profile and improved earnings through higher yields. We hired an experienced commercial lender in April 2004 and a commercial business development officer in October 2005, and we have focused our commercial lending activities on small to mid-size businesses in our market area. We seek to distinguish ourselves by providing responsive personal service and local decision making. Our goal is to grow the commercial business and commercial real estate loan portfolio to 10% of total loans over the next four years. During 2005, our commercial mortgage loans increased from $2,990,000 to $5,402,000, or 3.70% of our loan portfolio and our commercial business loans increased from $516,000 to $1,481,000, or 1.01% of our loan portfolio. We have also expanded our consumer lending activities by cross-selling to a larger base of transaction accounts (through additional marketing efforts in this area).

Increasing residential loan originations. During 2005, we continued to grow our residential mortgage lending within our market area, and, to facilitate further the loan growth, we hired an additional residential loan officer in October 2005. As of December 31, 2005 and December 31, 2004, $122,262,000 and $104,854,000, respectively, or 83.74% and 88.37%, respectively, of our total loan portfolio consisted of one- to four-family residential loans. During the years ended December 31, 2005 and December 31, 2004, we originated $27,444,000 and $30,228,000, respectively, of one- to four-family residential mortgage loans.

Our growth strategy contemplates that we will retain for our portfolio those loans meeting our interest rate risk and balance sheet composition targets and will sell the remaining loans in the secondary market on a servicing released basis and without recourse. Our goal is to, gradually, increase to 20% of the amount of fixed rate loans that we sell in the secondary market. Over time, we may evaluate selling loans on a servicing retained basis. To date, our secondary market activities remain limited. During 2005, we sold one residential mortgage loan with a principal balance of $155,000. We expect that decisions to sell loans will be based on prevailing market interest rate conditions and interest rate risk management and not on the anticipated collectibility of the loan sold.

We believe enhanced residential mortgage loan origination volume should (1) increase opportunities for non-interest income and (2) enhance the customer base for cross-selling purposes.

Increasing customer access through enhanced electronic delivery systems. We believe that our electronic delivery systems will increase transaction accounts, emphasize cross-selling, increase non-interest income and raise our profile. We have affiliated with an ATM network, allowing our customers to use the ATM machines of another larger financial institution without charge. Also, we have introduced ServiceFirst Internet Banking and Simplicity Bill Pay to our customers which allows them to view their account information online, transfer balances among Slavie accounts and pay their bills electronically.

Building sources of fee income. We hope to increase our fee income by, among other things, intensifying the marketing of transaction accounts and business checking accounts and broadening the financial products and services we offer. In the second half of 2004, we began to offer overdraft protection for transaction accounts. We currently have a contractual arrangement with a broker-dealer to provide financial planning related services to our customers and potential customers and we are in the process of hiring one or two individuals to provide financial planning services. We anticipate the hiring of these individuals to take place before the end of 2006. Our activities to date in this area have achieved only limited success. Fee income, other than a non-recurring item, increased by $4,000 during 2005 compared to 2004.

Maintaining a high quality loan portfolio through prudent underwriting practices. We believe that high asset quality is a key to long-term success. We have sought to maintain a high level of asset quality and moderate credit risk by focusing on residential mortgage lending and by using conservative underwriting standards. At December 31, 2005, our nonperforming loans (loans that were 90 days or more past due) were 0.86% of our total loan portfolio and 0.73% of total assets. Although we intend to continue to increase our commercial mortgage and commercial business lending, which have greater credit risk than residential mortgage loans, we will continue to utilize conservative underwriting standards.

Comparison of Financial Condition at December 31, 2005 and 2004

Assets. Our total assets increased by $10,634,000, or 6.63%, to $171,067,000 at December 31, 2005, from $160,433,000 at December 31, 2004. The increase in total assets resulted primarily from a $26,709,000, or 22.65% increase in net loans receivable, from $117,900,000 at December 31, 2004 to $144,609,000 at December 31, 2005. This increase was partially offset by a $14,255,000, or 91.40% decrease in cash and cash equivalents from $15,597,000 at December 31, 2004 to $1,342,000 at December 31, 2005 and a $2,456,000, or 35.18% decrease in mortgage-backed securities, from $6,981,000 at December 31, 2004 to $4,525,000 at December 31, 2005.

Approximately 69.92% of the $26,709,000 increase in net loans receivable was the result of additional one-to-four family residential loan originations, consistent with our intended growth strategy in this area. In general, the decrease in mortgage-backed securities resulted from scheduled repayments and payoffs and our use of the received funds to originate loans. Cash and cash equivalents declined primarily because we invested the cash into new loans, and returned $1,453,000 of funds deposited with us by potential purchasers in our stock offering whose subscription funds were returned in January 2005.

Liabilities. Total liabilities increased by $10,449,000, or 7.58%, to $148,262,000 at December 31, 2005, from $137,813,000 at December 31, 2004. The increase in total liabilities resulted from an $1,291,000, or 205.57% increase in checks outstanding in excess of bank balance, from $628,000 at December 31, 2004 to $1,919,000 at December 31, 2005 and a $9,500,000, or 35.85% increase in borrowings, from $26,500,000 at December 31, 2004 to $36,000,000 at December 31, 2005. These increases were modestly offset by a $297,000, or 46.05% decrease in other liabilities, from $645,000 at December 31, 2004 to $348,000 at December 31, 2005, and a decrease of $88,000, or 0.08%, in deposits, from $109,711,000 at December 31, 2004 to $109,623,000 at December 31, 2005. The increase in borrowings was consistent with our strategy of leveraging excess equity and utilizing the borrowings for loan originations. The other liabilities consist primarily of accrued federal and state income taxes and accrued interest on Federal Loan Home Bank borrowings.

Equity. Total equity increased by $185,000, or 0.82% to $22,805,000 at December 31, 2005, compared to $22,620,000 at December 31, 2004. The increase in equity reflects net income of $239,000 and stock based compensation of $108,000, partially offset by $96,000 of stock repurchases and a $66,000 increase in accumulated other comprehensive loss (resulting from unrealized losses on investments available for sale, net of tax).

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

	At December 31,		Years Ended December 30,
	2005		2005			2004			2003
	Outstanding Balance	Yield/Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$144,609	5.47%	$129,169	$6,875	5.32%	$107,580	$5,785	5.38%	$79,769	$4,960	6.22%
Mortgage-backed securities	4,525	4.54	5,662	204	3.60	8,438	288	3.41	11,076	410	3.70
Investment securities (available for sale)	8,153	4.22	8,059	279	3.46	7,912	188	2.38	7,297	159	2.18
Investment securities (held to maturity)	3,998	3.74	3,997	153	3.83	3,994	152	3.81	4,829	222	4.60
Other interest-earning assets	2,674	4.47	6,062	209	3.45	5,412	104	1.92	6,922	101	1.46

Total interest-earning assets	163,959	5.32%	152,949	7,720	5.05%	133,336	6,517	4.89%	109,893	5,852	5.33%

Non-interest earning assets	7,108		7,232			7,413			7,520

Total assets	$171,067		$160,181			$140,749			$117,413

Interest-bearing liabilities:
Savings deposits	$29,356	1.27%	$33,595	436	1.30%	$32,562	324	1.00%	$28,235	345	1.22%
Demand and NOW accounts	2,548	0.58	2,339	13	0.56	2,176	13	0.60	1,951	14	0.72
Certificates of deposit	76,900	3.80	72,124	2,539	3.52	67,647	2,190	3.24	68,443	2,715	3.97
Escrows Borrowings	2 36,000	- 3.68	15 26,250	- 807	- 3.07	16 23,917	- 548	- 2.29	23 5,507	- 155	- 2.81
Total interest-bearing liabilities	144,806	3.20%	134,323	3,795	2.83%	126,318	3,075	2.43%	104,159	3,229	3.10%

Non-interest-bearing liabilities	3,456		3,077			2,429			2,339

Total liabilities	148,262		137,400			128,747			106,498

Total equity(2)	22,805		22,781			12,002			10,915
Total liabilities and equity	$171,067		$160,181			$140,749			$117,413

Net interest income				$3,925			$3,442			$2,623
Interest rate spread(3)		2.12%			2.22%			2.46%			2.23%
Net interest-earning assets	$19,153		$18,626			$7,018			$5,734
Net interest margin(4)		2.39%			2.57%			2.58%			2.39%
Ratio of interest earning assets to interest bearing liabilities				1.14x			1.06x			1.06x

(1)	Loans receivable are net of the allowance for loan losses.
(2)	Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest earning assets.

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

	Years Ended December 31,			Years Ended December 31,
	2005 vs. 2004			2004 vs. 2003
	Increase/(Decrease) Due to			Increase/(Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
	(In Thousands)

Interest income:
Loans receivable	$1,154	$(64)	$1,090	$1,561	$(736)	$825
Mortgage-backed securities	(99)	15	(84)	(92)	(30)	(122)
Investment securities (available for sale)	4	87	91	13	16	29
Investment securities (held to maturity)	0	1	1	(35)	(35)	(70)
Other interest-earnings assets	14	91	105	(25)	28	3

Total interest income	1,073	130	1,203	1,422	(757)	665

Interest expense:
Savings deposits	11	101	112	48	(69)	(21)
Demand and NOW deposits	0	0	0	1	(2)	(1)
Certificates of deposits	151	197	348	(21)	(504)	(525)
Escrow.	0	0	0	0	0	0
Borrowings	58	202	260	427	(34)	393

Total interest expense	220	500	720	455	(609)	(154)

Net interest income	$853	($370)	$483	$967	$(148)	$819

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

Net Income. Net income decreased by $31,000, or 11.48%, to $239,000 for the year ended December 31, 2005, from $270,000 for the year ended December 31, 2004. The decrease was due primarily to a $692,000 increase in non-interest expenses, offset by a $483,000 increase in net interest income and a $156,000 increase in non-interest income.

Net Interest Income. Net interest income increased $483,000, or 14.03%, to $3,925,000 for the year ended December 31, 2005, from $3,442,000 for the year ended December 31, 2004. The increase was due primarily to an increase of $19,613,000, or 14.71%, in average interest earning assets to $152,949,000 from $133,336,000 and a 16 basis point increase in the yield on average interest earnings assets. These increases were partially offset by an increase of $8,005,000, or 6.34%, in average interest bearing liabilities to $134,323,000 from $126,318,000 and a 40 basis point increase in the cost of average interest bearing liabilities.

Our interest rate spread decreased to 2.22% from 2.46%, reflecting the more rapid increase in the cost of our average interest bearing liabilities as compared to the increase in the yield of our interest earning assets. Our net interest margin decreased to 2.57% from 2.58% because the growth in average interest earning assets was not enough to offset the increase in the cost of interest bearing liabilities.

The ratio of interest earning assets to interest bearing liabilities improved to 1.14 times for the year ended December 31, 2005 from 1.06 times for the year ended December 31, 2004.

Interest Income. Interest income increased by $1,203,000, or 18.46%, to $7,720,000 for the year ended December 31, 2005, from $6,517,000 for the year ended December 31, 2004. The increase in interest income resulted primarily from an increase of $1,090,000, or 18.84%, in interest and fee income from loans, $92,000, or 27.06%, in interest income from investment securities and $105,000, or 100.96%, in interest income from other interest earning assets (primarily consisting of interest earned on federal funds sold and Federal Home Loan Bank stock), partially offset by a decrease of $84,000, or 29.17% in interest income from mortgage-backed securities.

The increase in interest income reflected a $19,613,000, or 14.71% increase in the average balance of interest earning assets to $152,949,000 from $133,336,000, and a 16 basis point increase in the yield on average interest earning assets to 5.05% for the year ended December 31, 2005 from 4.89% for the year ended December 31, 2004, reflecting an increase in market interest rates.

The increase in interest income and fees on loans was due to a $21,589,000, or 20.07% increase in average net loans receivable, from $107,580,000 to $129,169,000, offset by a 6 basis point decrease in the average yield on net loans receivable. The yield declined because long term interest rates generally declined throughout the second part of 2004, and we made a large number of long-term fixed rate mortgage loans during this period. The interest income and fees on loans for the year ended December 31, 2005 was also adversely affected by the placement of an acquisition and development loan on non-accrual status.

The decrease in interest income from mortgage-backed securities was primarily the result of a $2,776,000, or 32.90% decline in average mortgage-backed securities. The increase in interest income from investment securities was primarily reflective of a 108 basis point increase in the average yield and a $147,000 or 1.86% increase in the average balance of available for sale investment securities. The decrease in interest income from mortgage-backed securities was primarily the result of a $2,776,000, or 32.90%, decline in average mortgage-backed securities, which was modestly offset by a 19 basis point increase in the yield on these securities.

The increase in interest income from other interest earning assets (primarily federal funds sold) was due to a $650,000, or 12.01%, increase in average other interest earning assets, from $5,412,000 to $6,062,000, and a 153 basis point increase in the average yield on these assets (as a result of increases in short term market interest rates). Other interest earning assets increased primarily as a result of the additional capital received from the stock offering.

Interest Expense. Interest expense, which consists of interest paid on deposits and borrowings, increased by $720,000, or 23.41% to $3,795,000 for the year ended December 31, 2005, from $3,075,000 for the year ended December 31, 2004. The increase in interest expense resulted from an increase in the average balance and average cost of interest bearing liabilities. The average balance of interest bearing deposits increased to $108,058,000 from $102,385,000 and the average cost of deposits increased by 29 basis points as a result of increased market interest rates. The average balance of borrowings increased to $26,250,000 from $23,917,000 and the average cost of borrowings increased by 78 basis points as a result of longer term borrowings at higher interest rates.

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

Based on our evaluation of these factors, management made a provision of $58,000 and $50,000 for the years ended December 31, 2005 and December 31, 2004, respectively. We had an automobile loan charge-off of $2,000 during the year ended December 31, 2005. There were no loan charge-offs during the year ended December 31, 2004. We used the same methodology and generally similar assumptions in assessing the allowance for both periods.

The provision for 2005 reflects part of the $108,000 allowance that we have allocated to the non-performing acquisition and development loan described above and the increase of $2,412,000 in commercial mortgage loans and $965,000 in commercial non-mortgage loans during the year ended December 31, 2005. Non-performing loans increased to $1,245,000 from $365,000, or 241.10% for the period. Non-performing loans were 0.86% and 0.31% of total loans at December 31, 2005 and 2004.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. The level of the allowance is based on estimates, and the ultimate losses may vary from these estimates.

The allowance for loan losses totaled $474,000, or 0.32%, of total loans outstanding of $146,008,000 at December 31, 2005, compared to an allowance for loan losses of $413,000, or 0.35% of loans outstanding of $118,650,000 at December 31, 2004.

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

 Other Income. Historically, our non-interest income has been relatively modest and one of our strategic initiatives is to increase our non-interest income. Non-interest income increased $156,000 or 200.00%, to $234,000 for the year ended December 31, 2005, as compared to $78,000 for the year ended December 31, 2004. The primary reason for the increase is because of a $102,000 loss during the second quarter of 2004 on the sale of our ground rent portfolio. Rental income from our headquarters building increased $32,000, or 29.91%, to $139,000 for the year ended December 31, 2005 as compared to $107,000 for the year ended December 31, 2004. The increase in rental income is a result of our headquarters building being 81% leased at the end of 2005 as compared to 69% at the end of 2004. Currently, we intend to utilize the remaining 19% of available space for future expansion and have ceased actively attempting to lease this space.

Our other income (generally, fees from deposit accounts, late charges from delinquent loan products and ATM fees) increased by $22,000, or 30.56%, to $94,000 for the year ended December 31, 2005, as compared to $72,000 for the year ended December 31, 2004. The increase is primarily the result of receiving an additional $18,000 in connection with the 2004 sale of our ground rents due to a purchase price adjustment. The ground rent portfolio was sold to a company controlled by director J. Benson Brown.

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

Non-interest Expense. Non-interest expense was $3,700,000 for the year ended December 31, 2005 as compared to $3,008,000 for the year ended December 31, 2004, an increase of $692,000, or 23.01%. The increase was due primarily to a $312,000 increase in compensation and related expenses, a $73,000 increase in occupancy expenses and a $289,000 increase in other expenses (consisting primarily of office supplies and printing expenses, network support expenses, professional services expenses, dues and subscriptions expenses, a robbery loss and professional fees associated with being a public company).

The increase in compensation and related expenses reflects, among other items, the hiring of temporary security personnel at our Bel Air location in March 2005.and the hiring of a residential loan officer and a commercial business development officer in October 2005. The increase in compensation and related expenses also includes $108,000 of non-cash stock based expenses, including the Employee Stock Ownership Plan and our stock based compensation plans (no costs in 2004). After determining that the security at the Bel Air location was adequate, we ceased incurring the security related costs after November 2005.

The increase in occupancy expenses reflected costs incurred in building out tenant space at our headquarters building and $49,000 in expenses related to the acceleration of depreciation on the leasehold improvements of our Edgewood branch, which we closed on February 24, 2006.

The increase in other non-interest expenses resulted primarily from a $176,000 increase in professional fees due to the cost associated with being a public company, a $37,000 increase in printing expenses, a $15,000 increase in network support expenses, an $11,000 increase in office supplies, a $10,000 increase in dues and subscriptions and a $23,000 increase in professional services expenses.

Income Tax Expense. The provision for income taxes decreased to $162,000 for the year ended December 31, 2005 from $192,000 for the year ended December 31, 2004, representing a decrease of $30,000. The decrease in the provision for income taxes was primarily due to a lower level of income before taxes. The effective tax rate was 40.48% and 41.63% for 2005 and 2004, respectively.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting of deposits and borrowings. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, we have an asset/liability management committee, which consists of senior management and one outside director operating under a policy adopted by the board of directors. The committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the asset/liability management committee meets at least quarterly to review our asset/liability policies and interest rate risk position.

Net Portfolio Value and Interest Rate Risk. In past years, many savings institutions have measured interest rate sensitivity by computing the “gap” between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously on any given day by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive a NPV calculation for an interest rate decrease of greater than 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of December 31, 2005, the latest date for which the Office of Thrift Supervision has provided us with an interest rate sensitivity report of net portfolio value, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

	Net Portfolio Value			Net Portfolio Value as a % of Present Value of Assets
Change in Interest Rates (basis points)	Estimated NPV	Amount of Change	Percent Of Change	NPV Ratio	Change in Basis Points
(Dollars in Thousands)

+300	$7,853	$(10,898)	(58)%	5.01%	(583) basis points
+200	11,765	(6,986)	(37)	7.24	(360) basis points
+100	15,483	(3,268)	(17)	9.22	(162) basis points
0	18,752	-	-	10.84	- basis points
-100	21,040	2,289	12	11.86	102 basis points
-200	21,122	2,370	13	11.74	90 basis points

The table above indicates that at December 31, 2005, in the event of a 100 basis point increase in interest rates, we would experience a 17% decrease in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 37% decrease in net portfolio value.

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

As indicated above, our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds. If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect the interest rate spread. In order to offset the potential effects of dramatic increases in market rates of interest, we have, among other things, implemented or will implement a number of strategies designed to assist in managing interest rate risk, including the following:

•
Pursuing greater diversification into other types of lending, particularly commercial real estate and commercial business loans, which typically have shorter terms and higher interest rates than single family residential mortgage loans.

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

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2005, cash and cash equivalents totaled $1,342,000. Securities classified as available-for-sale, which can provide additional sources of liquidity, totaled $8,153,000 at December 31, 2005. However, because all of these securities were in an unrealized loss position at December 31, 2005, and because management has the intent and ability to hold these securities until recovery or maturity, management does not consider these securities as a source of liquidity at December 31, 2005. Also, at December 31, 2005, we had advances outstanding of $36,000,000 from the Federal Home Loan Bank of Atlanta. On that date, we had the ability to borrow an additional $15,329,000.

At December 31, 2005, we had outstanding commitments to originate loans of $2,425,000 (excluding the undisbursed portions of loans). These commitments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded. We also extend lines of credit to customers, primarily home equity lines of credit. The borrower is able to draw on these lines as needed, thus the funding is generally unpredictable. Unused home equity lines of credit amounted to $5,073,000 at December 31, 2005 and unused commercial lines of credit amounted to $1,018,000 at December 31, 2005. Since the majority of unused lines of credit expire without being funded, it is anticipated that our obligation to fund the above commitment amount will be substantially less than the amounts reported.

Certificates of deposit accounts scheduled to mature within one year totaled $41,073,000, or 37.47%, of total deposits at December 31, 2005. Management believes that the large percentage of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in long-term certificates of deposit in the current low interest rate environment. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and/or additional borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2006. We believe, however, that, based on past experience, a significant portion of our certificates of deposit will remain with us. We believe we have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of December 31, 2005.

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Contractual Obligations	(In thousands)
Long and short-term debt obligations	$36,000	$9,500	$1,500	$-	$25,000
Certificate of deposit maturities	76,900	41,073	20,124	15,703	-
Leases	9	9	-	-	-
Total	$112,909	$50,582	$21,624	$15,703	$25,000

Our borrowings are with the Federal Home Loan Bank of Atlanta and are secured by Federal Home Loan Bank of Atlanta stock that we own and a blanket lien on mortgages. Borrowings at December 31, 2005 consisted of $5,000,000 short term fixed rate FHLB advances bearing interest at 2.83%, and $26,500,000 long term fixed rate FHLB advances with interest rates ranging from 3.08% to 4.90%. There is also a $4,500,000 short term daily rate FHLB advance bearing an interest rate of 4.44% as of December 31, 2005. Borrowings at December 31, 2004 consisted of $20,000,000 short term fixed rate FHLB advances bearing interest at rates ranging from 1.57% to 2.44% and $6,500,000 long term fixed rate FHLB advances with interest rates ranging from 2.83% to 4.90%.

Our primary investing activity is the origination of loans, primarily one- to four-family residential mortgage loans, commercial loans, and the purchase of securities. Our primary financing activity consists of activity in deposit accounts and Federal Home Loan Bank of Atlanta advances. Asset growth has outpaced deposit growth over the past 18-21 months and the increased liquidity needed to fund the asset growth has been provided through increased Federal Home Loan Bank borrowings. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended December 31,
	2005	2004
	(In Thousands)
Investing Activities:
One- to four-family loan originations	$27,444	$30,228
Other loan originations	11,806	5,780
Financing Activities:
(Decrease) Increase in deposits	(88)	11,884
Increase in FHLB advances	9,500	10,000
Proceeds from stock offering	-	11,544

The foregoing was consistent with our expectations and the pricing policies we implemented. All of our deposit products other than certificates of deposit decreased during 2005. Specifically, non-interest bearing deposits decreased by $878,000, NOW and money market demand deposits decreased by $2,695,000 and savings deposits decreased by $5,924,000, while certificates of deposit increased by $9,413,000. Deposits increased in 2004 as a result of approximately $2,535,000 of interest that we paid on existing accounts, from new funds of $11,816,000 deposited into a higher yielding statement savings account that we began to offer in July 2004 and $11,544,000 in net proceeds from our stock offering. The balance in the higher yielding statement savings account at December 31, 2005 was $7,400,000.

We are not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations, nor are we aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2005, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See note 14 of the notes to the consolidated financial statements.

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

Financial Instruments Whose
Contract Amount Represents	Contract Amount At
Credit Risk	December 31, 2005	December 31, 2004

Lines of credit - commercial	$1,018	$442
Lines of credit - home equity	5,073	3,603
Lines of credit - overdraft checking	95	14
Mortgage loan commitments	2,425	2,429

Commercial lines of credit are generally secured by a blanket lien on assets of the borrower. Revolving Lines of Credit (RLOC) are typically used for short term working capital needs and are based most heavily on the accounts receivable and inventory components of the borrower’s balance sheet. RLOC have terms of one year, are subject to annual reaffirmation and carry variable rates of interest. We generally receive a one percent fee, based on the commitment amount.

Equipment lines of credit are secured by equipment being purchased and sometimes by a blanket lien on assets of the borrower as well. Each advance is repaid over a three to five years and carries a variable or prevailing fixed rate of interest. We will generally advance up to 80% of the cost of the new or used equipment. These credit facilities are revolving in nature and the commitment is subject to annual reaffirmation.

For both types of credit facilities listed above, we evaluate each customer’s credit worthiness on a case-by-case basis.

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

Our outstanding commitments to make mortgages are at fixed rates ranging from 5.00% to 6.00% and 4.875% to 5.75% at December 31, 2005 and December 31, 2004, respectively. Loan commitments expire 60 days from the date of the commitment.

For the years ended December 31, 2005 and December 31, 2004, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

In March 2004, the EITF reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. The effective date for SFSB, Inc. will be the first quarter of 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

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

SFSB, Inc. and Subsidiaries

TABLE OF CONTENTS

Page No.

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	1

Consolidated Statements of Financial Condition	2

Consolidated Statements of Operations	3

Consolidated Statements of Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SFSB, Inc.
Bel Air, Maryland

We have audited the accompanying consolidated statements of financial condition of SFSB, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFSB, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland
January 28, 2006

SFSB, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2005	2004
	(In thousands, except for per share data)
ASSETS
Cash and due from banks	$710	$746
Federal funds sold	632	14,851

Cash and cash equivalents	1,342	15,597

Investment securities - available for sale	8,153	7,981
Investment securities - held to maturity	3,998	3,996
Mortgage backed securities - held to maturity	4,525	6,981
Loans receivable - net of allowance for loan
losses 2005 $474; 2004 $413	144,609	117,900
Federal Home Loan Bank of Atlanta stock at cost	1,955	1,446
Premises and equipment, at cost, less accumulated depreciation	5,612	5,842
Accrued interest receivable	487	426
Other assets	386	264

Total assets	$171,067	$160,433

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits	$109,623	$109,711
Checks outstanding in excess of bank balance	1,919	628
Borrowings	36,000	26,500
Advance payments by borrowers for taxes and insurance	372	329
Other liabilities	348	645
Total liabilities	148,262	137,813

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, 1,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, par value $.01, 9,000,000 shares authorized,
2,975,625 shares issued and outstanding at
December 31, 2005 and 2004	30	30
Additional paid-in capital	12,730	12,680
Retained earnings (substantially restricted)	11,375	11,136
Unearned Employee Stock Ownership Plan shares	(1,108)	(1,166)
Treasury stock at cost, 2005 10,000 shares	(96)	-
Accumulated other comprehensive loss	(126)	(60)
	22,805	22,620

Total liabilities and stockholders’ equity	$171,067	$160,433

See notes to consolidated financial statements.

SFSB, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004
	(In thousands, except for per share data)
Interest and fees on loans	$6,875	$5,785
Interest and dividends on investment securities	432	340
Interest on mortgage backed securities	204	288
Other interest income	209	104

Total interest income	7,720	6,517

Interest on deposits	2,988	2,528
Interest on short-term borrowings	119	305
Interest on long-term borrowings	688	242

Total interest expense	3,795	3,075

Net interest income	3,925	3,442
Provision for loan losses	58	50
Net interest income after provision for loan
losses	3,867	3,392

Other Income
Loss on sale of ground rents	-	(102)
Rental income	139	107
Other income	94	72
Gain on sale of loan	1	1
Net other income	234	78

Non-Interest Expenses
Compensation and other related expenses	1,777	1,465
Occupancy expense	472	399
Advertising expense	179	184
Service bureau expense	155	149
Furniture, fixtures and equipment	230	213
Telephone, postage and delivery	88	88
Other expenses	799	510

Total non-interest expenses	3,700	3,008

Income before income tax provision	401	462
Income tax provision	162	192

Net income	$239	$270

Basic Earnings per Share	$0.08	N/A

Diluted Earnings Per Share	$0.08	N/A

See notes to consolidated financial statements.

SFSB, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

				Unearned
				Employee		Accumulated
		Additional		Stock		Other
	Common	Paid-In	Retained	Ownership	Treasury	Comprehensive
	Stock	Capital	Earnings	Plan Shares	Stock	(Loss)	Total
	(Dollars in Thousands)

BALANCE - JANUARY 1, 2004	$-	$-	$10,966	$-	$-	$(26)	$10,940
Comprehensive income:
Net income	-	-	270	-	-	-	270
Net unrealized loss on securities
available for sale, net of taxes of $21	-	-	-	-	-	(34)	(34)
Total Comprehensive Income	-	-	-	-	-	-	236

Issuance of common stock	30	12,680	-	-	-	-	12,710
Stock purchased by Employee
Stock Ownership Plan	-	-	-	(1,166)	-	-	(1,166)
Capitalization of mutual holding
company	-	-	(100)	-	-	-	(100)

BALANCE - DECEMBER 31, 2004	30	12,680	11,136	(1,166)	-	(60)	22,620

Comprehensive income:
Net income	-	-	239	-	-	-	239
Net unrealized loss on securities
available for sale, net of taxes of $41	-	-	-	-	-	(66)	(66)
Total Comprehensive Income	-	-	-	-	-	-	173

Compensation under
Stock based benefit plans	-	50	-	58	-	-	108
Purchase of treasury stock (10,000 shares)	-	-	-	-	(96)	-	(96)

BALANCE - DECEMBER 31, 2005	$30	$12,730	$11,375	$(1,108)	$(96)	$(126)	$22,805

See notes to consolidated financial statements.

SFSB, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004
	(In thousands)
Cash Flows From Operating Activities
Net income	$239	$270
Adjustments to reconcile net income to net cash
provided by operating activities:
Non-cash compensation under stock based benefit plans	108	-
Net amortization of premiums and discounts	26	40
Amortization of deferred loan fees	(72)	(98)
Provision for loan losses	58	50
Gain on sale of loans	(1)	(1)
Loss on ground rents	-	102
Provision for depreciation	373	323
Increase in accrued interest receivable
and other assets	(141)	(79)
Increase in accrued interest payable	31	20
Increase (decrease) in other liabilities	(332)	419
Net Cash Provided by Operating Activities	289	1,046

Cash Flows from Investing Activities
Purchase of available for sale securities	(278)	(187)
Principal collected on mortgage backed securities	2,426	3,242
Net increase in loans	(26,693)	(24,642)
Purchase of Federal Home Loan Bank of Atlanta stock	(735)	(921)
Redemption of Federal Home Loan Bank of Atlanta Stock	226	300
Purchases of premises and equipment	(143)	(115)
Proceeds from redemption of ground rents	-	53
Net Cash Used in Investing Activities	(25,197)	(22,270)

Cash Flows from Financing Activities
Net (decrease) increase in deposits	(85)	11,884
(Decrease) increase in checks outstanding in excess of bank balance	1,291	(55)
Proceeds from borrowings	14,500	10,000
Repayment of borrowings	(5,000)	-
Increase in advance payments by borrowers
for taxes and insurance	43	50
Proceeds from common stock offering	-	12,710
Purchase of shares for ESOP	-	(1,166)
Purchase of treasury stock	(96)	-
Capitalization of mutual holding company	-	(100)
Net Cash Provided by Financing Activities	10,653	33,323

(Decrease) increase in cash and cash equivalents	(14,255)	12,099
Cash and cash equivalents at beginning of year	15,597	3,498
Cash and cash equivalents at end of year	$1,342	$15,597

Supplemental Disclosures of Cash Flows Information:
Cash paid during the year for:
Income taxes	$202	$81

Interest expense	$3,764	$3,056

See notes to consolidated financial statements.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of SFSB, Inc. (“the Company”), its wholly-owned subsidiaries, Slavie Federal Savings Bank (“the Bank”) and the Bank’s wholly-owned subsidiary, Slavie Holdings, LLC (“Holdings”). The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since inception. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

On December 30, 2004, the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank. Simultaneously, the Bank consummated the formation of a new holding company, SFSB, Inc. Also simultaneously, a mutual holding company was formed, Slavie Bancorp, MHC. In connection with the reorganization, the Company issued 2,975,625 shares of its common stock. A majority of that stock (1,636,594 shares) was issued to Slavie Bancorp, MHC. The remainder was sold and issued to depositors of the Bank and to the Employee Stock Ownership Plan for a total price of $13,390,000. Costs associated with the conversion, totaling $680,000 were deducted from the sale proceeds. Prior to the consummation of the reorganization, the Company had no assets or liabilities. Accordingly, the Company’s financial statements consist of those of the Bank for periods prior to December 30, 2004.

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

Holdings, formed on August 18, 1999 as a Maryland limited liability company, was created to acquire and manage certain real property located at 1614 Churchville Road, Bel Air, Maryland. This property includes the main office and corporate headquarters of the Bank. In addition, the property houses mixed use office space, which is available for lease. As of December 31, 2005, approximately 81% of the available space to non-affiliated tenants was leased.

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

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

Allowance for Loan Losses

An allowance for loan losses is provided through charges to income in an amount that management believes necessary for known and inherent losses in the loan portfolio that are both probable and estimable, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards (“SFAS”) No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that the impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans are reviewed for impairment on a monthly basis. The Company’s methodology for assessing the adequacy of the allowance for loan losses consists of three key elements: (i) specific allowances for identified problem loans, including certain impaired or collateral-dependent loans; (ii) a general valuation allowance on certain identified problem loans; and (iii) a general valuation allowance on the remainder of the loan portfolio.

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

Cash and Cash Equivalents

For the statement of cash flows, cash and cash equivalents include cash on hand, cash in banks, Federal Home Loan Bank overnight deposits and federal funds sold. Generally, federal funds are sold for one day periods.

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

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Unearned Employee Stock Ownership Plan (“ESOP”) shares are not included in outstanding shares. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options and unvested stock awards based on the “treasury stock” method. Earnings per share has not been presented for the year ended December 31, 2004 since the company converted to stock form on December 30, 2004 and such information would not be meaningful. Information related to the calculation of earnings per share is summarized for the year ended December 31, 2005, as follows:

(in thousands, except per share data)	Year ended
	December 31, 2005
	Basic	Diluted
Net income	$239	$239

Weighted average common shares outstanding	2,853	2,853

Diluted securities:
Stock options	-	1
Adjusted weighted average shares	2,853	2,854
Per share amount	$0.08	$0.08

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

Note 2 - Investment Securities - Available for Sale

The amortized cost and fair value of available for sale investment securities are as follows:

	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
December 31, 2005:
Adjustable Rate Mortgage
Portfolio Mutual Funds	$8,358	$-	$205	$8,153

December 31, 2004:
Adjustable Rate Mortgage
Portfolio Mutual Funds	$8,078	$-	$97	$7,981

No gains or losses were realized for the years ended December 31, 2005 and 2004. The mutual funds have no stated maturity date.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Investment Securities - Held to Maturity

The amortized cost and fair value of held to maturity investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2005:
FNMA Note	$998	$-	$40	$958
FHLB Notes	2,000	-	48	1,952
FFCB Note	1,000	-	26	974
Total	$3,998	$-	$114	$3,884

December 31, 2004:
FNMA Note	$996	$-	$18	$978
FHLB Notes	2,000	-	11	1,989
FFCB Note	1,000	-	10	990
Total	$3,996	$-	$39	$3,957

The scheduled maturities of held to maturity investment securities at December 31, 2005 are shown below:

	Amortized	Fair
	Cost	Value
	(In thousands)
Due after one year through
five years	$2,998	$2,910
Due after ten years	1,000	974
Total	$3,998	$3,884

Note 4 - Mortgage Backed Securities - Held to Maturity

The amortized cost and fair value of mortgage backed securities - held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2005
FHLMC	$2,175	$-	$79	$2,096
GNMA	2,054	1	19	2,036
FNMA	296	_2	-	298
	$4,525	$3	$98	$4,430
December 31, 2004
FHLMC	$2,986	$1	$37	$2,950
GNMA	3,529	11	6	3,534
FNMA	466	8	-	474
	$6,981	$20	$43	$6,958

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Gross Unrealized Losses of Investment Securities

Below are schedules of securities with unrealized losses as of December 31, 2005 and 2004. The Company’s unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect market values on December 31, 2005 and are subject to change daily as interest rates fluctuate. The Company has the ability and intent to hold the securities until the earlier of recovery or maturity. At December 31, 2005 the company’s equity securities have unrealized loss depreciation of 2.50% from the company’s cost basis. No credit risk issues have been identified that cause management to believe the declines in fair value are other than temporary. In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts.

The following table shows the Company’s gross unrealized losses and fair value on investments at December 31, 2005 and 2004:

	Continuous Unrealized Losses
	For Less than		For More Than
	12 Months		12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)
December 31, 2005
Available for Sale Securities
Adjustable Rate Mortgage
Portfolio Mutual Funds	$-	$-	$8,153	$205	$8,153	$205
Held to Maturity Securities
FNMA Note - 1 security	-	-	958	40	958	40
FHLB Note - 2 securities	-	-	1,952	48	1,952	48
FFCB Note - 1 security	-	-	974	26	974	26

Mortgage Backed Securities
FHLMC - 3 securities	-	-	2,078	79	2,078	79
GNMA - 2 securities	715	5	1,127	14	1,842	19

Total temporarily impaired securities	$715	$5	$15,242	$412	$15,957	$417

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Gross Unrealized Losses of Investment Securities - Continued

	Continuous Unrealized Losses
	For Less than		For More Than
	12 Months		12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)
December 31, 2004
Available for Sale Securities
Mortgage Portfolio Mutual
Funds	$7,981	$97	$-	$-	$7,981	$97

Held to Maturity Securities
FNMA Note - 1 security	978	18	-	-	978	18
FHLB Note - 2 securities	1,989	11	-	-	1,989	11
FFCB Note - 1 security	990	10	-	-	990	10

Mortgage Backed Securities
FHLMC - 3 securities	-	-	2,916	37	2,916	37
GNMA - 1 security	-	-	2,031	7	2,031	7

Total temporarily impaired securities	$11,938	$136	$4,947	$44	$16,885	$180

Note 6 - Loans Receivable

Loans receivable consist of the following:
	December 31,
	2005	2004
	(In thousands)
Mortgage loans 1- 4 family residential	$122,262	$104,854
Construction loans	1,515	300
Commercial mortgage loans	5,402	2,990
Commercial non-mortgage loans	1,481	516
Home equity loans	10,439	8,066
Land loans	4,299	1,254
Home improvement loans	203	260
Consumer loans	407	410
Total Gross Loans Receivable	146,008	118,650
Allowance for loan losses	(474)	(413)
Deferred loan fees	(125)	(142)
Loans in process	(800)	(195)
Total Loans Receivable - Net	$144,609	$117,900

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Loans Receivable - Continued

Directors and officers of the Company are permitted to borrow from the Bank to the extent permitted by applicable laws and regulations. The following table shows the activity in these related party loans:

(In thousands)
Beginning balance	$1,077
Loans made	-
Principal repayments	(80)
Ending balance	$997

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

Activity in the Bank's allowance for loan losses for the periods indicated is as follows:

	Years Ended
	December 31,
	2005	2004
	(In thousands)
Balance at beginning of period	$413	$362
Provision for loan losses	58	50
Charge-offs	(2)	-
Recoveries	5	1
Balance at end of period	$474	$413

The recorded investment in impaired loans at December 31, 2005 consisted of one loan for $1,080,000. The average recorded investment in impaired loans during 2005 was $1,080,000. There was an allowance for loss related to this loan of $108,000. The amount of interest that would have been recorded on non-accrual loans at December 31, 2005 had the loan performed in accordance with its terms was approximately $54,000. No interest income was recorded on this loan during 2005. The Company is not obligated to lend any additional monies to the aforementioned impaired and non-accrual loan. The impaired loan was on non-accrual status. Non-accrual loans amounted to $1,245,000 and $365,000 at December 31, 2005 and 2004, respectively. There were no impaired loans at December 31, 2004. The Bank did not have any loan balances past due 90 days or more and still accruing interest at December 31, 2005 or December 31, 2004.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Loans Receivable - Continued

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized are summarized below:

	Years Ended
	December 31,
	2005	2004
	(In thousands)
Interest income that would have been recorded	$78	$25
Interest income recognized	11	17
Interest income not recognized	$67	$8

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. The financial instruments are limited to commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank's exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose	Contract Amount At
Contract Amount Represents Credit Risk	December 31, 2005	December 31, 2004
	(In thousands)
Lines of credit - commercial	$1,018	$442
Lines of credit - home equity	5,073	3,603
Lines of credit - overdraft checking	95	14
Mortgage loan commitments	2,425	2,429

Commercial lines of credit are generally secured by a blanket lien on assets of the borrower. Revolving Lines of Credit (RLOC) are typically used for short term working capital needs and are based most heavily on the accounts receivable and inventory components of the borrower’s balance sheet. RLOC have terms of one year, are subject to annual reaffirmation and carry variable rates of interest. The Bank generally receives a one percent fee, based on the commitment amount.

Equipment lines of credit are secured by equipment being purchased and sometimes by a blanket lien on assets of the borrower as well. Each advance is repaid over a three to five years term and carries a variable or prevailing fixed rate of interest. The Bank will generally advance up to 80% of the cost of the new or used equipment. These credit facilities are revolving in nature and the commitment is subject to annual reaffirmation.

For both types of credit facilities listed above, the Bank evaluates each customer’s credit worthiness on a case-by-case basis.

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

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2005 and 2004 as a liability for credit loss.

The Bank's outstanding commitments to make mortgages are at fixed rates ranging from 5.00% to 6.00% and 4.875% to 5.75% at December 31, 2005 and December 31, 2004 respectively.

Note 7 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB"). On December 17, 2004, the FHLB adopted a new capital plan under which member institutions are required to maintain capital stock based upon two components. The first component is a stock requirement equal to 0.20% of the member’s total assets as of the preceding year end. The second component is a stock requirement equal to 4.50% of the member’s outstanding advances. Purchases and sales of stock are made directly with the FHLB at par value. This restricted stock is carried at cost.

Note 8 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Useful Life
	2005	2004	in Years
	(In thousands)
Land	$1,128	$1,128	-
Office building	5,141	5,076	40
Furniture, fixtures and equipment	1,337	1,259	3-10
	7,606	7,463
Accumulated depreciation	1,994	1,621
	$5,612	$5,842

The provision for depreciation charged to operations for the years ended December 31, 2005 and 2004 amounted to $373,000 and $323,000, respectively. The Bank approved the closing of one of its branches and, accordingly, reset the depreciation for the leasehold improvements that will be abandoned to correspond to their new life.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Premises and Equipment - Continued

The Company has entered into an operating lease for the premises of its branch office in Edgewood, Maryland. Rental expense under this lease for the years ended December 31, 2005 and 2004 was $26,000 and $25,000, respectively. At December 31, 2005, the minimum rental commitments under the noncancellable lease are as follows:

Year Ended December 31,	Total
(In thousands)
2006	$9
$9

Holdings has negotiated and rented office space to non-bank tenants in the Churchville Road property under various noncancellable operating leases. Credit is extended based on an evaluation of the lessee’s financial condition and, generally, collateral is not required. These leases included no commitments to provide for various tenant-finishing costs at December 31, 2005.

The cost and accumulated depreciation of the property, which is included in premises and equipment of the Company, was $5,379,000 and $496,000, respectively, at December 31, 2005.

Future minimum rentals to be received from non-Company tenants under noncancellable operating leases in effect at December 31, 2005, and in the aggregate, are as follows:

(In thousands)
2006	$144
2007	145
2008	149
2009	154
2010	159
Thereafter	455
$1,206

Note 9 - Deposits

The Bank has the following deposits:

	December 31,
	2005	2004
	(In thousands)
Non-interest bearing demand deposits	$818	$1,696
NOW and money market demand deposits	15,117	17,812
Savings deposits	16,787	22,711
Certificates of deposit	76,900	67,487
	109,622	109,706
Accrued interest on deposits	1	5
	$109,623	$109,711

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Deposits - Continued

The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was $20,442,000 and $17,252,000 as of December 31, 2005 and 2004, respectively. Deposits in excess of $100,000 are not federally insured.

Scheduled maturities of certificates of deposit are as follows:

December 31,
2005
Maturing Within	(In thousands)
One year	$41,073
Two years	12,653
Three years	7,471
Four years	7,353
Five years	8,350
Total	$76,900

	Years Ended December 31,
	2005	2004
Interest Expense on Deposits	(In thousands)
NOW and money market demand deposits	$120	$147
Savings deposits	331	191
Certificates of deposit	2,537	2,190
	$2,988	$2,528

Note 10 - Borrowings

The Bank has a line of credit from the Federal Home Loan Bank of Atlanta (“FHLB”). The line is secured by the FHLB stock and a blanket lien on mortgages. There is no set limit. Each borrowing is evaluated on a case-by-case basis by the lender. The Bank also has a $1 million unsecured line of credit with its correspondent bank, M & T Bank, however no advances have been made on this line.

At December 31, 2005 and 2004, outstanding borrowings with the FHLB were $36 million and $26.5 million respectively. Borrowings at December 31, 2005 consisted of $5 million short term fixed rate FHLB advances bearing interest at 2.83% and $26.5 million long term fixed rate FHLB advances with interest rates ranging from 3.08% to 4.90%. There is also $4.5 million short term daily rate FHLB advances bearing an interest rate of 4.44% as of December 31, 2005. Borrowings at December 31, 2004 consisted of $20 million short term fixed rate FHLB advances bearing interest at rates ranging from 1.57% to 2.44% and $6.5 million long term fixed rate FHLB advances with interest rates ranging from 2.83% to 4.90%.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Borrowings - Continued

The maturities of advances outstanding as of December 31, 2005 are as follows:

Due Within	(In thousands)

One year	$9,500
Two years	-
Three years	1,500
Four years	-
Five years	-
Beyond five years	25,000

$36,000

Note 11 - 401(k) Plan and Deferred Compensation Agreement

The Bank has a 401(k) plan. Employees could contribute up to $14,000 in 2005, with those over fifty years old allowed an additional $4,000 catch-up contribution. The Bank will match 25% of the employee’s contribution up to the amount as permitted by law. The Bank’s cost was $13,000 and $9,000, respectively, for the years ended December 31, 2005 and 2004.

The Bank also entered into a deferred compensation agreement with one of its former officers. The liability under this agreement was accrued by charges to operating expense during prior periods. The liability balances were $55,000 and $64,000 at December 31, 2005 and 2004.

Note 12 - Stock-Based Compensation

On July 21, 2005, stockholders approved long-term stock-based compensation plans that enable the Company to grant stock options, restricted stock awards and other equity based awards to employees and directors. The Company has elected to early implement the requirements of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”.

During 2005, the Company granted stock options covering 102,061 shares of common stock to certain employees and directors of the Company. The options were granted at the then fair market value of $9.15 per share, vest over five years and expire 10 years from the date of grant. The company estimated the grant date fair value of each option awarded in fiscal 2005 using the Black-Scholes Option-Pricing model with the following assumptions: dividend yield 0%, risk-free rate interest rate of 4.22%, and expected lives of 7 years. The assumption for the expected volatility was 11.42%. The estimated fair value of each option granted was computed to be $2.53. At December 31, 2005, there were no vested option shares and no options were exercised during the year.

During 2005, the Company granted 40,824 shares of restricted stock to certain employees and directors of the Company, with a fair market value of $9.40 per share. If a participant terminates employment for reasons other than death, disability, normal retirement following a change of control, he or she forfeits all right to the unvested shares. The awards vest over a five-year period and, therefore, the fair value of such awards will be accrued ratably over a five-year period as compensation expense. At December 31, 2005, there were no vested shares.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Stock-Based Compensation - Continued

The compensation cost charged against income for these stock-based compensation plans was $54,000 and the total income tax benefit recognized was $12,000 for the year ended December 31, 2005. No share based compensation plans were in effect for the year ended December 31, 2004.

At December 31, 2005, there is $589,000 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the plans. The cost is expected to be recognized over a weighted average period of 4.6 years.

Note 13 - Common Stock

In 2004, the Bank reorganized from a federally chartered mutual savings bank to a federally chartered stock savings bank. Simultaneously, the Bank consummated the formation of a new holding company, SFSB, Inc. Also simultaneously, a mutual holding company was formed, Slavie Bancorp, MHC. In connection with the reorganization, the Company issued 2,975,625 shares of its common stock. A majority of that stock (1,636,594 shares) was issued to Slavie Bancorp, MHC. The remainder was sold and issued to depositors of the Bank and the Employee Stock Ownership Plan for a total price of $13,390,000. Costs associated with the conversion, totaling $680,000 were deducted from the sale proceeds. In December 2005, the Company repurchased 10,000 shares of its stock at $9.60 per share. The Treasury Stock of $96,000 is recorded at cost and is shown as a reduction of stockholders’ equity.

At the same time as the reorganization and conversion, the Bank established an Employee Stock Ownership Plan (“ESOP”) for its employees. On December 30, 2004 the ESOP acquired 116,630 shares of the Company’s common stock in the conversion with funds provided by a loan from the Company. Accordingly, $1,166,000 of common stock acquired by the ESOP was recorded as a reduction of stockholders’ equity. The ESOP loan will be repaid principally from the Bank’s contributions to the ESOP. The loan is being repaid in 20 equal annual installments through 2024 and bears interest at the Wall Street Journal prime rate adjusted monthly. Shares are released to participants proportionately as the loan is repaid. The Bank recognizes compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of Debt. The compensation cost for the year ended December 31, 2005 was $54,000. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants’ accounts; and an annual contribution from the Bank to the ESOP; and earnings thereon. There were 110,798 shares of unearned ESOP shares at December 31, 2005. The fair value of unearned ESOP shares at December 31, 2005 is $1,064,000.

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

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Retained Earnings

The Bank is required to maintain cash reserve balances in vault cash or with the Federal Reserve Bank. The total of these reserve balances at December 31, 2005 was approximately $150,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of Thrift Supervision has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category.

The following table summarizes the Bank's regulatory capital position at December 31, 2005.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provision
	Amount	%	Amount	%	Amount	%
December 31, 2005	(In thousands)
Tangible (1)	$16,651	9.70%	$2,574	1.50%	N/A	N/A
Tier I risk-based (2)	16,651	17.76%	N/A	N/A	$5,627	6.00%
Core (leverage) (1)	16,651	9.70%	6,864	4.00%	8,580	5.00%
Total risk-based (2)	17,125	18.26%	7,502	8.00%	9,378	10.00%

December 31, 2004
Tangible (1)	$16,308	9.72%	$2,517	1.50%	N/A	N/A
Tier I risk-based (2)	16,308	18.97%	N/A	N/A	$5,157	6.00%
Core (leverage) (1)	16,308	9.72%	6,712	4.00%	8,390	5.00%
Total risk-based (2)	16,721	19.45%	6,876	8.00%	8,595	10.00%

(1) To adjusted total assets.
(2) To risk-weighted assets.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Retained Earnings - Continued

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

	December 31,
	2005	2004
	(In thousands)
Total equity	$22,805	$22,620
Adjustment for accumulated other comprehensive loss	126	60
Adjustment for intangible assets	(35)	(17)
Adjustment for parent company equity	(6,245)	(6,355)
Tangible, Tier 1 and Core capital	16,651	16,308
Allowance for loan losses	474	413
Total risk-based capital	$17,125	$16,721

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 31, 1987. If the amounts, which qualified as deductions for federal income tax purposes prior to December 31, 1987, are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate and mortgage loans must be maintained at the December 31, 1987 level to receive current tax deductions for loan losses. Retained earnings at December 31, 2005 and 2004 include $1,580,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $610,000.

Note 15 - Income Taxes

The income tax provision consists of the following for the years ended December 31, 2005 and 2004.

	December 31,
	2005	2004
Current	(In thousands)
Federal	$201	$179
State	31	24
	232	203
Deferred
Federal	(59)	(9)
State	(11)	(2)
	(70)	(11)
	$162	$192

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Income Taxes - Continued

The amounts computed by applying the statutory federal income tax rate to the income before taxes is greater than the taxes provided for the following reasons:

	Years Ended December 31,
	2005		2004
	(In thousands)
		Percent		Percent
		of Pretax		of Pretax
	Amount	Income	Amount	Income
Federal tax at statutory rate	$136	34.00%	$157	34.00%
Increases (Decreases) in Taxes
State tax, net of federal income tax benefit	13	3.24	14	3.13
Other	13	3.24	21	4.50
	$162	40.48%	$192	41.63%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented below:

	December 31,
	2005	2004
Deferred Tax Assets:	(In thousands)
Allowance for loan losses	$183	$159
Deferred compensation	21	25
Reserve - uncollected interest	3	-
Market value adjustment on available
for sale securities	79	38
Stock-based compensation	12	-
Other	5	10
Total gross deferred tax assets	303	232

Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock
dividends	(100)	(100)
Depreciation	(62)	(102)
Total gross deferred tax liabilities	(162)	(202)

Net deferred tax assets	$141	$30

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Disclosures about Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

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

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Disclosures about Fair Value of Financial Instruments - Continued

The estimated fair values of the Company's financial instruments are as follows:

	December 31,
	2005		2004
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)
Financial Assets
Cash and due from banks
and federal funds sold	$1,342	$1,342	$15,597	$15,597
Investment securities available
for sale	8,153	8,153	7,981	7,981
Investment securities held to
maturity	3,998	3,884	3,996	3,957
Mortgage backed securities
held to maturity	4,525	4,430	6,981	6,958
Federal Home Loan Bank stock	1,955	1,955	1,446	1,446
Loans receivable - net	144,609	141,103	117,900	116,927
Accrued interest receivable	487	487	426	426

Financial Liabilities
Deposits	$109,623	$109,655	$109,711	$109,856
Borrowings	36,000	35,665	26,500	26,473
Accrued interest payable	91	91	60	60

Financial Instruments - Off-Balance Sheet
Loan commitments	$-	$-	$-	$-
Lines of credit	-	-	-	-

Note 17 - Recent Accounting Pronouncements

In March 2004, the EITF reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. The effective date for SFSB, Inc. will be the first quarter of 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Related Party Transactions

Since August 2003, Mr. James Benson Brown, a Director of the Bank, has provided the Bank with real estate consulting services. For the years ended December 31, 2005 and 2004, Slavie Federal Savings Bank paid Mr. Brown $4,000 and $5,000, respectively, for these services.

In June 2004 the Company sold its ground rent portfolio to an entity controlled by Mr. Brown for $54,000 and recognized a loss on the sale of $102,000.  The sale was approved by the Company’s Board of Directors, other than Mr. Brown and Mr. Thomas L. Drechsler (who has served as counsel to Mr. Brown on unrelated matters). In August, 2005, Mr. Brown paid an additional $18,000 for the ground rent portfolio. This amount is recorded as miscellaneous income.

Mr. Thomas L. Drechsler, a director of the Company, currently serves as the Bank’s general counsel through Kearney, Drechsler & Awalt, LLC, of which Mr. Drechsler is a 33% owner. Through other firms, Mr. Drechsler has served as Slavie Federal Savings Bank’s general counsel since 2000. For the years ended December 31, 2005 and 2004, Slavie Federal Savings Bank paid law firms that Mr. Drechsler was associated with $6,000 and $8,000, respectively, for legal services. Through Universal Title, LLC, Mr. Drechsler also provides settlement related services to the Bank’s borrowers in connection with loans originated by the Bank. In those circumstances, Universal Title, LLC is compensated by the borrower. For the years ended December 31, 2005 and 2004, borrowers paid Universal Title, LLC $145,000 and $169,000, respectively, for those services.

Note 19 - Ground Rents

The Company recorded income from Ground Rents, which is included in other income, in the amount of $2,000 for the year ended December 31, 2004. The Company recorded losses on sale/redemption of Ground Rents of $102,000 for the year ended December 31, 2004. During 2004, the Company decided to sell off its entire Ground Rent portfolio and in doing so sold the entire portfolio to a related party (see Note 18). The sale price was based on the value of an independent appraisal adjusted for estimated selling expenses. The Company sold the portfolio due to the servicing and collection burden associated with a large group of small balances and small individual invoice amounts.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Condensed Financial Information (Parent Company Only)

Statements of Operations and Cash Flow for the year ended December 31, 2004 are not presented because SFSB, Inc. operated for only one day in 2004 and had no income to report, therefore, such Statements would not be meaningful.

	December 31, 2005	December 31, 2004
	(In thousands)
Statements of Financial Condition
ASSETS

Cash and cash equivalents	$5,136	$12,224
Note receivable - ESOP	1,108	1,166
Investment in subsidiary	16,560	16,265
Other assets	9	-

Total assets	$22,813	$29,655

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Intercompany payable	$-	$7,035
Other liabilities	8	-
Total liabilities	8	7,035

Total stockholders’ equity	22,805	22,620

Total liabilities and stockholders’ equity	$22,813	$29,655

Year Ended
December 31, 2005
(In thousands)
Statement of Income
Total Revenue	$73
Non-interest Expense	97

Loss before equity in undistributed net
income of subsidiary and income taxes	(24)

Undistributed net income of subsidiary	254

Income before income tax provision	230
Income tax provision (benefit)	(9)

Net income	$239

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Condensed Financial Information (Parent Company Only) - Continued

Year Ended
December 31, 2005
(In thousands)
Statement of Cash Flows

Operating activities
Net income	$239
Adjustments to reconcile net income to net cash
provided by operating activities:
Equity in undistributed net income of subsidiary	(254)
Decrease in note receivable - ESOP	58
Decrease in intercompany payable	(7,035)
Increase in other assets	(9)
Increase in other liabilities	9
Net cash used in operating activities	(6,992)

Financial activities
Purchase of treasury stock	(96)
Net cash used in financial activities	(96)

Decrease in cash and cash equivalents	(7,088)
Cash and cash equivalents at beginning of year	12,224
Cash and cash equivalents at end of year	$5,136

DIRECTORS AND OFFICERS

Directors of SFSB, Inc. and Slavie Federal Savings Bank

J. Benson Brown Real estate consulting, JB Brown Associates	James D. Wise Financial and investment consulting, Ronald Blue & Co., LLC

Thomas J. Drechsler Practicing attorney, Kearny Drechsler, LLC	Philip E. Logan President, Chief Executive Officer and Chairman

Robert M. Stahl IV Practicing attorney and a Certified Public Accountant, Law Offices of Robert M. Stahl	Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Secretary

Officers of SFSB, Inc.

Philip E. Logan President and Chief Executive Officer	Sophie T. Wittelsberger Vice President and Chief Financial Officer

Charles E. Wagner, Jr. Senior Vice President and Secretary

Officers of Slavie Federal Savings Bank

Philip E. Logan President and Chief Executive Officer	Gary E. Barnoff Vice President - Branch Operations

Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Secretary	Sophie T. Wittelsberger Vice President and Chief Financial Officer

Thomas M. Esposito Vice President - Commercial Lending

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The annual meeting of stockholders will be held at 4:30 p.m. on May 18, 2006 at the Slavie Federal Savings Bank Community Room located at 1614 Churchville Road, Bel Air, Maryland.

Stock Listing and Market Information

SFSB, Inc.’s common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “SFBI.OB.” As of March 24, 2006, the number of holders of record of SFSB, Inc.’s common stock was approximately 143.

SFSB, Inc. first issued shares of common stock on December 30, 2004 and trading began on the OTCBB on December 31, 2004. The following table represents the Company’s common stock, based on high and low sales information as reported on the OTCBB. This information reflects inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	High	Low
December 31, 2004	$11.00	$10.75
March 31, 2005	10.95	9.00
June 30, 2005	9.35	8.40
September 30, 2005	9.40	8.95
December 31, 2005	9.90	9.10

SFSB, Inc. has not paid any cash dividends.

Stockholder and General Inquiries	Transfer Agent

SFSB, Inc.	Illinois Stock Transfer Company
1614 Churchville Road	209 West Jackson Boulevard, Suite 903
Bel Air, Maryland 21015	Chicago, Illinois 60606-6905
(443) 265-5570	(312) 427-2953
Attention: Charles E. Wagner, Jr.
Executive Vice President

Please contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailing, transferring stock, or replacing lost, stolen or destroyed stock certificates.

Annual Reports

A copy of the SFSB, Inc. Annual Report on Form 10-KSB without exhibits for the year ended December 31, 2005 as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Charles E. Wagner, Jr., Executive Vice President, SFSB, Inc., 1614 Churchville Road, Bel Air, Maryland 21015.

Independent Registered Public Accounting Firm	Special Counsel

Beard Miller Company LLP	Ober, Kaler, Grimes & Shriver
7621 Fitch Lane	A Professional Corporation
Baltimore, Maryland 21236	120 E. Baltimore Street
Baltimore, Maryland 21202

Slavie Federal Savings Bank’s Office Locations

Main Office	Branch Office
1614 Churchville Road	3700 East Northern Pkwy
Bel Air, MD 21015	Baltimore, MD 21206