Form 10KSB, Exhibit 13
period 2006-12-31
SFSB, Inc.
filed 2007-03-30
CIK 1303026

Exhibit 13

SFSB, INC.

2006 ANNUAL REPORT

SFSB, INC.
1614 Churchville Road
Bel Air, Maryland 21015
(443) 265-5570

Dear Fellow Stockholder,

Our company’s financial results for the year ending December 31, 2006 are detailed on the pages that follow. The closing of the Edgewood branch, the continued impact of our placement of a non-performing commercial land acquisition and development participation loan on non accrual status and increasing the provision for loan loss reserves by 100% of the loan balances of two commercial non-real estate loans had a major impact on the results.

In November 2005, we received regulatory approval to close the Edgewood branch. In the first quarter of 2006, we incurred $101,000 in expenses in connection with closing the branch on February 24, 2006 primarily due to the acceleration of depreciation on the leasehold improvements. Long term, we will cease to incur some of the costs associated with branch operations, yet retain in our portfolio the loans that were originated from the branch. The Edgewood branch personnel have remained with us and were reassigned to positions at the Bel Air branch and Corporate Headquarters.

During the third quarter of 2006, we classified two commercial non-real estate loans as impaired. One of these commercial loans is a business line of credit to a company that ceased operations as of July 31, 2006 and the other is an unsecured term loan to the principal of the same company. In anticipation of a minimal recovery of principal on these loans, we have increased our allowance for loan losses by $260,000 or 100% of the balance of the loans.

We continue to implement strategies formed during a Strategic Planning Meeting of the board of directors and the company’s officers held in the second quarter 2006. In our continued efforts to boost the yield on our interest earning assets during a period of net interest margin compression, management decided to sell a larger percentage of the company’s residential loan originations to facilitate our goal of increasing and diversifying the mix of commercial loans to residential loans in our portfolio. This strategy, if successful, should enable us to increase our fee income on loans sold. In February 2007, we also hired an experienced commercial loan originator to further our goal of increasing the average outstanding balance of our commercial loan portfolio. In addition, we have intensified our marketing strategy by offering incentives to attract new checking accounts in an effort to attain our goal of decreasing the yield on our interest bearing liabilities. Additionally, we have begun to pay off Federal Home Loan Bank Advances, a step many banks have taken nationwide to improve profitability in a difficult banking environment.

As in 2006, our focus for 2007 will be profitability. For the year ended December 31, 2006, we were able to decrease non-interest expense by $218,000 compared to the year ended December 31, 2005. Our directors, officers, management and staff remain committed in a unified effort to improve the bank’s profitability. Our efforts to control costs will be on-going.

In closing, on behalf of our directors, officers, management and staff, I thank you for your support and confidence. Both are greatly appreciated.

Sincerely,

/s/ Philip E. Logan

Philip E. Logan
President, Chief Executive Officer
and Chairman of the Board

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the periods presented is derived in part from our consolidated financial statements. The information at and for the year ended December 31, 2006, 2005 and 2004 is derived from the audited consolidated financial statements of SFSB, Inc. The following information is only a summary, and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this annual report. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At December 31,
	2006	2005	2004
	(In Thousands)
Selected Financial Condition Data:
Total assets	$174,225	$171,067	$160,433
Cash and cash equivalents	2,851	1,342	15,597
Loans receivable(1)	147,118	144,609	117,900
Investment securities	15,726	16,676	18,958
Deposits	111,823	109,623	109,711
Borrowings	39,000	36,000	26,500
Equity	22,365	22,805	22,620

(1)	Net of loans in process, allowance for loan losses and deferred loan fees.

	Years Ended December 31,
	2006	2005	2004
	(In Thousands, Except for Per Share Data)
Selected Operating Data:
Total interest income	$9,091	$7,720	$6,517
Total interest expense	5,467	3,795	3,075
Net interest income	3,624	3,925	3,442
Provision for loan losses	376	58	50
Net interest income after provision for loan losses	3,248	3,867	3,392
Other income	277	234	78
Non-interest expense	3,482	3,700	3,008
Income taxes	25	162	192
Net income	$18	$239	$270
Basic Earnings per Share	$0.01	$0.08	N/A
Diluted Earnings per Share	$0.01	$0.08	N/A

	At or for the Years Ended December 31,
	2006	2005	2004
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(1)	0.01%	0.15%	0.20%
Return on average equity	0.08	1.05	2.25
Net loans to total assets	84.44	84.53	73.49
Net yield on average interest-earning assets	5.43	5.05	4.89
Net cost of average interest bearing liabilities	3.68	2.83	2.43
Net interest rate spread(2)	1.75	2.22	2.46
Net interest margin(3)	2.17	2.57	2.58
Average interest-earning assets to average interest bearing liabilities	1.13 x	1.14 x	1.06 x
Non-interest expense to average assets	2.00%	2.31%	2.14%
Average equity to average assets	12.93	14.22	8.53
Efficiency ratio(4)	89.26	88.96	85.46
Capital Ratios:
Tangible ratio	9.62%	9.70%	9.72%
Tier 1 core ratio	9.62	9.70	9.72
Total risk-based capital ratio	17.79	18.26	19.45
Asset Quality Ratios:
Net charge-offs (recoveries) to average nonperforming assets	—%	—%	—%
Net charge-offs (recoveries) to average loans outstanding	—	—	—
Allowance for loan losses to gross loans outstanding	0.57	0.32	0.35
Non-performing loans to total assets	0.85	0.73	0.23
Non-performing assets to total assets	0.85	0.73	0.23
Non-performing loans to total loans	1.01	0.86	0.31
Other Data:
Number of full-service offices(5)	2	3	3

(1)	Ratio of net income to average total assets.
(2)	The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.
(5)	We closed our Edgewood branch on February 24, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

SFSB, Inc. is a federal corporation, which was organized in 2004 as part of the mutual holding company reorganization of Slavie Federal Savings Bank. Our principal asset is our investment in Slavie Federal Savings Bank. We are a majority owned subsidiary of Slavie Bancorp, MHC, a federally chartered mutual holding company. In connection with the reorganization, we sold 1,339,031 shares of our common stock and issued 1,636,594 shares to our mutual holding company parent. The net proceeds from our stock offering totaled $12,710,000. At December 31, 2006, we had consolidated assets of $174,225,000, deposits of $111,823,000 and shareholders' equity of $22,365,000.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, including the related footnotes to the consolidated financial statements, included elsewhere in this annual report.

Overview

Earnings declined to $18,000 in 2006 as compared to $239,000 in 2005 primarily due to our increasing the provision for loan loss reserves by 100% of the loan balances of two commercial non-real estate loans due to a default on those loans, in accordance with regulatory requirements. The decrease also resulted from the acceleration of depreciation on the leasehold improvements of the Edgewood branch in connection with closing the branch and the impact of our placement of a non-performing commercial land acquisition and development participation loan on non-accrual status, therefore, not accruing interest on that loan. Interest income increased $1,371,000, or 17.76%, and non-interest income increased $43,000, or 18.38%. These improvements were offset by a $1,672,000, or 44.06%, increase in interest expenses and an increase of $318,000, or 548.28% in the provision for loan losses.

Assets increased to $174,225,000 in 2006 as compared to $171,067,000 in 2005 primarily because we increased our loan portfolio by $2,509,000, or 1.74%, to $147,118,000 at December 31, 2006 from $144,609,000 at December 31, 2005. The increase is also a result of an increase in investment securities available for sale of $373,000, or 4.58%, to $8,526,000 at December 31, 2006 from $8,153,000 at December 31, 2005 and an increase in Federal Home Loan Bank stock of $143,000, or 7.31%, to $2,098,000 at December 31, 2006 from $1,955,000 at December 31, 2005. These increases were offset by a decrease in mortgage backed securities held to maturity of $1,325,000, or 29.28%, to $3,200,000 at December 31, 2006 from $4,525,000 at December 31, 2005.

We hold a 19% participation (approximately $1,083,000 unpaid principal balance) in an acquisition and development loan. This loan became delinquent in late 2004 and was placed on non-accrual status in late 2005. A national homebuilder had contracted to purchase the property and pay off the subject loan upon the borrower developing it to the “record plat” stage. This was to occur in late 2005. To date, the borrower has been unable to do so. In November 2005, the national homebuilder released the borrower from their contract, and the participating lenders entered into a forbearance agreement with the borrower so that the borrower could attempt to sell the property. In February 2006, the national homebuilder agreed to purchase the property “as is” subject to a feasibility study, which uncovered road access and storm water management issues. As of the date of this report, the borrower has been unable to resolve these issues with the controlling municipality preventing the sale of the property to the national homebuilder. In May 2006, upon the expiration of the forbearance agreement, the participating banks sent a notice of default to the borrower. In addition, the collateral property has been docketed for foreclosure. The principal of the borrower filed for personal (Chapter 11) bankruptcy in September 2006, and a meeting of creditors was held on November 8, 2006. Later that same day, the entity that owns the collateral property filed for Chapter 11 bankruptcy, which caused the cancellation of the foreclosure auction that had been scheduled for November 9, 2006. On February 9, 2007, the participating lenders’ counsel filed a motion with the bankruptcy judge to lift stay so that the lenders could proceed to sell the property at foreclosure. A hearing on this matter, scheduled for March 16, 2007, was postponed and rescheduled for April 19, 2007. As of the date of this filing, the loan continues to be on non-accrual status. We continue to believe the property is viable and that our collateral position is adequate. Ultimately, we believe we will receive all interest and principal on this loan, although there can be no assurance that this will be the case.

In addition to the non-accrual acquisition and development loan mentioned above, we classified two commercial non-real estate loans as impaired in 2006. One of these commercial loans is a business line of credit to a company that ceased operations as of July 31, 2006; the other is an unsecured term loan to the principal of the same company. The company filed for Chapter 7 bankruptcy on September 26, 2006. In anticipation of a minimal recovery of principal on these loans, we have increased our allowance for loan losses by $260,000, or 100% of the balance of the loans.

Opened in November 2001, our Edgewood branch had been an active part of the community it served, but it had been unable to generate the business necessary to keep it a viable part of our strategic plan. In November 2005, we received regulatory approval to close our Edgewood location and we closed the branch on February 24, 2006. We incurred $101,000 in expenses in the first quarter of 2006 in connection with the closing the branch, primarily due to the acceleration of depreciation on the leasehold improvements. Long term, we will cease to incur some of the costs associated with branch operations, yet retain in our portfolio the loans that were originated from the branch. The Edgewood branch personnel have remained with us and were reassigned to positions at the Bel Air branch and corporate headquarters.

As a gesture of our commitment to our customers and neighbors, the Bank celebrated Customer Appreciation Days at each of its two branch locations in 2006, promoting its newest products. To remain competitive and offer even more choices to our customers, in the third quarter of 2006, we developed a money market account with what we believe is an attractive tri-tiered interest rate level option, a business checking account with an earnings credit feature to counterbalance the typical service fees charged, and a premium rate personal checking account, requiring higher balances but paying a very competitive interest rate without the standard service fees. We also began offering a service that automatically pulls funds from a customer’s savings account to cover checking account overdrafts to compliment our Check Assurance Overdraft Protection Line of Credit product. We continue to offer a seven month certificate of deposit with what we believe is an attractive interest rate.

In addition to the variety of products we offer and the new ones mentioned above, our product development and review committee expects to implement a health savings account for health care expenses, a Coverdale individual retirement account for educational needs and a business sweep checking account for accountholders who maintain high balances and are looking for an alternative way to increase earnings on their excess available funds. We expect to develop and offer these services in 2007.

We continue to implement strategies formed during a strategic planning meeting of the Board of Directors and the Company’s officers held in the second quarter of 2006. In our continued efforts to boost the yield of our interest earning assets during a period of net interest margin compression, management decided to sell a larger percentage of the Company’s residential loan originations to facilitate our goal of increasing and diversifying the mix of commercial loans to residential loans in our portfolio. This strategy, if successful, should enable us to increase our fee income on loans sold. In February 2007, we also hired an experienced commercial loan originator to further our goal of increasing the average outstanding balance of our commercial loan portfolio. In addition, we have intensified our marketing strategy by offering incentives to attract new checking accounts in an effort to attain our goal of decreasing the yield on our interest bearing liabilities. Our directors, officers, management and staff remain committed in a unified effort to improve the Bank’s profitability.

Key measurements and events for year ended December 31, 2006 include the following:

•	Total assets at December 31, 2006 increased by 1.85% to $174,225,000 as compared to $171,067,000 as of December 31, 2005.
•	Net loans outstanding increased by 1.74% from $144,609,000 as of December 31, 2005 to $147,118,000 as of December 31, 2006.
•	Nonperforming loans at December 31, 2006 totaled $1,486,000. We believe an appropriate allowance for loan losses continues to be maintained.
•	Deposits at December 31, 2006 were $111,823,000, an increase of $2,200,000 or 2.01% from December 31, 2005.
•	We realized net income of $18,000 for the year ended December 31, 2006, compared to net income of $239,000 for the year ended December 31, 2005.

•	Net interest income, our main source of income, was $3,624,000 during the year ended December 31, 2006 compared to $3,925,000 for the year ended December 31, 2005.
•	Non-interest income increased by $43,000 or 18.38% for the year ended December 31, 2006 as compared to the year ended December 31, 2005, from $234,000 to $277,000.
•	Non-interest expense decreased by $218,000 or 5.89% for the year ended December 31, 2006 as compared to the year ended December 31, 2005, from $3,700,000 to $3,482,000.

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

Our non-interest income, which currently consists primarily of rental income, gain on sale of loans and other miscellaneous income, historically nominal, has improved over the past few years . One of our continued strategies going forward is to build our sources of non-interest income. See “Business Strategy.” Non-interest expense currently consists primarily of compensation and related expenses, occupancy expense, deposit insurance premiums, advertising expense, data processing expense, furniture, fixture and equipment expenses, telephone, postage and delivery expenses and other general and administrative expenses.

We have made strides in our efforts to control our non-interest expenses by negotiating lower electrical rates for utilities expenses, centralizing the office supplies ordering, and bringing some printing projects in-house. These are all examples of cost cutting measures we have taken in 2006.

Critical Accounting Policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America or GAAP, and follow general practices within the industry in which we operate. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation allowance to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by the Company are presented in Note 1 to the financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

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

We have developed a methodology for evaluating the adequacy of the allowance for loan losses that distinguishes betweenspecific allowances for identified problem loans (“watch list” loans), a general valuation allowance on certain identified problem loans (but for which we don’t expect to take a loss based on the individual circumstances of the loan, for example, collateral that we believe is sufficient to cover the full amount of the loan) and a general valuation allowance for the remainder of the loan portfolio. Two of our officers review the watch list loans and establish an individual allowance allocation on certain loans based on such factors as: (1) the strength of the customer’s personal or business cash flow; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. We also establish a general allowance for watch list loans that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio. Finally, we establish another general allowance for loans that are not on the watch list to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience and delinquency trends. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. The applied loss factors are reevaluated annually to ensure their relevance in the current environment.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral and the financial condition of the borrower. The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon the same volume and classification of loans. Changes in allowance factors or in management’s interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets. Also, errors in management’s perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs, which would adversely affect income and capital. For additional information regarding the allowance for loan losses, see “Results of Operations for the Years Ended December 31, 2006 and 2005 - Provision for Loan Losses and Analysis of Allowance for Loan Losses.”

On January 1, 2005, the Company adopted SFAS 123R using the modified-prospective transition method as more fully described in Note 1 of the Consolidated Financial Statement. The compensation expense recognized in 2006 pertaining to the stock-based compensation plans was $161,000 and the related tax benefit was $30,000. As of December 31, 2006, there was $428,000 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the plans. This cost is expected to be recognized over a weighted average period of 3.4 years.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

Business Strategy

Our business strategy is to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area. The following strategic initiatives form the foundation of our strategy:

Our business strategy is to grow and improve our profitability by:

•	Leveraging excess equity to improve earnings;
•	Increasing loan diversification with an emphasis on commercial lending;
•	Increasing residential loan originations to sell on the secondary market;
•	Increasing customer access through enhanced electronic delivery systems;
•	Building sources of fee revenue to increase non-interest income; and
•	Maintaining a high quality loan portfolio through prudent underwriting practices.

Leveraging excess equity to improve earnings. Leveraging excess equity means that we have sufficient regulatory capital to increase our deposits and other borrowings to finance a greater amount of interest earning assets. Our borrowings increased $3,000,000 during 2006 and $9,500,000 during 2005.

Increasing loan diversification, particularly with respect to commercial business and commercial real estate loans. We believe that increasing loan diversification has increased our competitive profile and improved earnings through higher yields. Established in April 2004, our commercial loan department added an experienced commercial lender in February 2007. We focus our commercial lending activities on small to mid-size businesses in our market area. We seek to distinguish ourselves by providing responsive personal service and local decision making. Our goal is to grow the commercial business and commercial real estate loan portfolio to 30% of totalloans over the next four years. During 2006, our commercial mortgage loans increased from $5,402,000 to $5,752,000, or 3.88% of our loan portfolio and our commercial business loans increased from $1,481,000 to $2,800,000, or 1.89% of our loan portfolio. We have also expanded our consumer lending activities by cross-selling to a larger base of transaction accounts.

Increasing residential loan originations. During 2006, we continued to originate our residential mortgage loans within our market area and, to facilitate the loan volume activity, we hired a residential loan officer in October 2005. As of December 31, 2006 and December 31, 2005, $117,755,000 and $122,262,000, respectively, or 79.48% and 83.74%, respectively, of our total loan portfolio consisted of one- to four-family residential loans. During the years ended December 31, 2006 and December 31, 2005, we originated $14,400,000 and $27,444,000, respectively, of one- to four-family residential mortgage loans.

Our growth strategy contemplates that we will only retain for our portfolio those loans meeting our interest rate risk and balance sheet composition targets and will sell the remaining loans in the secondary market on a servicing released basis and without recourse. Our goal continues to be to increasethe number of fixed rate loans that we sell in the secondary market. Over time, we may evaluate selling loans on a servicing retained basis. To date, our secondary market activities continue to improve. During 2006, we sold twenty-one residential mortgage loans with a total principal balance of $3,739,000. Decisions to sell loans are based on prevailing market interest rate conditions and interest rate risk management and not on the anticipated collectibility of the loan sold.

We believe enhanced residential mortgage loan origination volume should (1) increase opportunities for non-interest income and (2) enhance the customer base for cross-selling purposes.

Increasing customer access through enhanced electronic delivery systems. We believe that our electronic delivery systems will increase transaction accounts, emphasize cross-selling, increase non-interest income and raise our profile. We have affiliated with an ATM network, allowing our customers to use the ATM machines of another larger financial institution without charge. Also, we continue to offer free ServiceFirst Internet Banking and Simplicity Bill Pay to our customers, allowing them to view their account information online, transfer balances among Slavie accounts and pay their bills electronically at any time. In 2006, we added Business Bill Pay for the convenience of our commercial account holders.

Building sources of fee income. We increased our fee income by, among other things, intensifying the marketing of transaction accounts and business checking accounts and broadening the financial products and services we offer. In the second half of 2006, we began to offer a money market account with what we believe is an attractive tri-tiered interest rate level option, a business checking account with an earnings credit feature to counterbalance the typical service fees charged, and a premium rate personal checking account, requiring higher balances but paying a very competitive interest rate without the standard service fees. We currently have a contractual arrangement with a broker-dealer to provide financial planning related services to our customers and potential customers and we plan to hire one or two individuals to provide financial planning services in 2007. Our activities to date in this area have achieved moderate success. Fee income, other than a non-recurring item, increased by $10,000 during 2006 compared to 2005.

Maintaining a high quality loan portfolio through prudent underwriting practices. We believe that high asset quality is a key to long-term success. We have sought to maintain a high level of asset quality and moderate credit risk by focusing on residential mortgage lending and by using conservative underwriting standards. At December 31, 2006, our nonperforming loans (loans that were 90 days or more past due) were 1.01% of our total loan portfolio and 0.85% of total assets. Although we intend to continue to increase our commercial mortgage and commercial business lending, which have greater credit risk than residential mortgage loans, we will continue to use conservative underwriting standards.

Comparison of Financial Condition at December 31, 2006 and 2005

Assets. Our total assets increased by $3,158,000, or 1.85%, to $174,225,000 at December 31, 2006, from $171,067,000 at December 31, 2005. The increase in total assets resulted primarily from a $2,509,000, or 1.74% increase in net loans receivable, from $144,609,000 at December 31, 2005 to $147,118,000 at December 31, 2006 and a $1,509,000, or 112.44% increase in cash and cash equivalents from $1,342,000 at December 31, 2005 to $2,851,000 at December 31, 2006. These increases were partially offset by a $1,325,000, or 29.28% decrease in mortgage-backed securities, from $4,525,000 at December 31, 2005 to $3,200,000 at December 31, 2006.

Approximately 54.09% of the $2,509,000 increase in net loans receivable was the result of additional one-to-four family residential loan originations, consistent with our intended growth strategy in this area. In general, the decrease in mortgage-backed securities resulted from scheduled repayments and payoffs and our use of the received funds to originate loans. Cash and cash equivalents increased primarily due to increased deposits. As we are not continuing to purchase mortgage-backed securities, we expect continued decreases in this asset both in amount and as a percentage of our assets.

Liabilities. Total liabilities increased by $3,598,000, or 2.43%, to $151,860,000 at December 31, 2006, from $148,262,000 at December 31, 2005. The increase in total liabilities resulted from a $2,200,000, or 2.01% increase in deposits, from $109,623,000 at December 31, 2005 to $111,823,000 at December 31, 2006 and a $3,000,000, or 8.33% increase in borrowings, from $36,000,000 at December 31, 2005 to $39,000,000 at December 31, 2006. These increases were partially offset by a decrease of $1,535,000, or 79.99%, in checks outstanding in excess of bank balance, from $1,919,000 at December 31, 2005 to $384,000 at December 31, 2006 and a $45,000, or 12.93% decrease in other liabilities, from $348,000 at December 31, 2005 to $303,000 at December 31, 2006. The increase in borrowings was consistent with our strategy of leveraging excess equity and utilizing the borrowings for loan originations. The other liabilities consist primarily of accrued federal and state income taxes and accrued interest on Federal Loan Home Bank borrowings.

Stockholders’ Equity. Total equity decreased by $440,000, or 1.93% to $22,365,000 at December 31, 2006, compared to $22,805,000 at December 31, 2005 as a result of the purchase of $665,000 in additional Treasury stock. The decrease in equity also reflects a $10,000 increase in accumulated other comprehensive loss (resulting from unrealized losses on investments available for sale, net of tax), partially offset by net income of $18,000 and stock based compensation of $217,000. We are considered “well capitalized” under the risk-based capital guidelines applicable to us.

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

	At December 31,		Years Ended December 30,
	2006		2006			2005			2004
	Outstanding Balance	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$147,118	5.86%	$147,238	$8,165	5.55%	$129,169	$6,875	5.32%	$107,580	$5,785	5.38%
Mortgage-backed securities	3,200	4.89	3,773	157	4.16	5,662	204	3.60	8,438	288	3.41
Investment securities (available for sale)	8,526	5.22	8,339	390	4.68	8,059	279	3.46	7,912	188	2.38
Investment securities (held to maturity)	4,000	3.74	4,000	151	3.78	3,997	153	3.83	3,994	152	3.81
Other interest-earning assets	4,268	5.59	3,931	228	5.80	6,062	209	3.45	5,412	104	1.92
Total interest-earning assets	167,112	5.75%	167,281	9,091	5.43%	152,949	7,720	5.05%	133,336	6,517	4.89%
Non-interest earning assets	7,113		7,074			7,232			7,413
Total assets	$174,225		$174,355			$160,181			$140,749
Interest-bearing liabilities:
Savings deposits	$18,015	1.11%	$23,132	288	1.25%	$33,595	436	1.30%	$32,562	324	1.00%
Demand and NOW accounts	6,456	2.45	4,055	68	1.68	2,339	15	0.56	2,176	13	0.60
Certificates of deposit	85,996	4.84	82,037	3,497	4.26	72,124	2,537	3.52	67,647	2,190	3.24
Escrows	2	—	11	—	—	15	—	—	16	—	—
Borrowings	39,000	4.35	39,250	1,614	4.11	26,250	807	3.07	23,917	548	2.29
Total interest-bearing liabilities	149,469	4.16%	148,485	5,467	3.68%	134,323	3,795	2.83%	126,318	3,075	2.43%
Non-interest-bearing liabilities	2,391		3,330			3,077			2,429
Total liabilities	151,860		151,815			137,400			128,747
Total equity(2)	22,365		22,540			22,781			12,002
Total liabilities and equity	$174,225		$174,355			$160,181			$140,749
Net interest income				$3,624			$3,925			$3,442
Interest rate spread(3)		1.59%			1.75%			2.22%			2.46%
Net interest-earning assets	$17,643		$18,796			$18,626			$7,018
Net interest margin(4)		2.17%			2.17%			2.57%			2.58%
Ratio of interest earning assets to interest bearing liabilities				1.11x			1.14x			1.06x

(1)	Loans receivable are net of the allowance for loan losses.
(2)	Total equity includes retained earnings and accumulated other comprehensive income (loss).
(3)	Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest earning assets.

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

	Years Ended December 31,			Years Ended December 31,
	2006 vs. 2005			2005 vs. 2004
	Increase/(Decrease) Due to		Total Increase (Decrease)	Increase/(Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest income:
Loans receivable	$985	$305	$1,290	$1,154	$(64)	$1,090
Mortgage-backed securities	(75)	28	(47)	(99)	15	(84)
Investment securities (available for sale)	10	101	111	4	87	91
Investment securities (held to maturity)	0	(2)	(2)	0	1	1
Other interest-earnings assets	(91)	110	19	14	91	105
Total interest income	829	542	1,371	1,073	130	1,203
Interest expense:
Savings deposits	(132)	(16)	(148)	11	101	112
Demand and NOW deposits	15	38	53	0	2	2
Certificates of deposits	379	581	960	151	196	347
Escrow	0	0	0	0	0	0
Borrowings	479	328	807	58	201	259
Total interest expense	741	931	1,672	220	500	720
Net interest income	$88	($389)	$(301)	$853	$(370)	$483

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Net Income. Net income decreased by $221,000, or 92.47%, to $18,000 for the year ended December 31, 2006, from $239,000 for the year ended December 31, 2005. The decrease was due primarily to a $1,672,000 increase in interest expense, and a $318,000 increase in provision for loan losses, offset by a $1,371,000 increase in interest income and a $218,000 decrease in non-interest expenses.

Net Interest Income. Net interest income decreased $301,000, or 7.67%, to $3,624,000 for the year ended December 31, 2006, from $3,925,000 for the year ended December 31, 2005. The decrease was due primarily to an increase of $15,146,000, or 11.28%, in average interest bearing liabilities to $149,469,000 from $134,323,000 and an 85 basis point increase in the cost of average interest bearing liabilities. These increases were partially offset by an increase of $14,332,000, or 9.37%, in average interest earning assets to $167,281,000 from $152,949,000 and a 38 basis point increase in the yield on average interest earning assets.

Our interest rate spread decreased to 1.75% from 2.22%, reflecting the more rapid increase in the cost of our average interest bearing liabilities as compared to the increase in the yield of our average interest earning assets. Our net interest margin decreased to 2.17% from 2.57% because the growth in average interest earning assets was not enough to offset the increase in the cost of interest bearing liabilities.

The ratio of interest earning assets to interest bearing liabilities remained relatively steady at 1.11 times for the year ended December 31, 2006 from 1.14 times for the year ended December 31, 2005.

Interest Income. Interest income increased by $1,371,000, or 17.76%, to $9,091,000 for the year ended December 31, 2006, from $7,720,000 for the year ended December 31, 2005. The increase in interest income resulted primarily from an increase of $1,290,000, or 18.76%, in interest and fee income from loans, $109,000, or 25.23%, in interest income from investment securities and $19,000, or 9.09%, in interest income from other interest earning assets (primarily consisting of interest earned on federal funds sold and Federal Home Loan Bank stock), partially offset by a decrease of $47,000, or 23.047% in interest income from mortgage-backed securities.

The increase in interest income reflected a $14,332,000, or 9.37% increase in the average balance of interest earning assets to $167,281,000 from $152,949,000, and a 38 basis point increase in the yield on average interest earning assets to 5.43% for the year ended December 31, 2006 from 5.05% for the year ended December 31, 2005, reflecting an increase in market interest rates.

The increase in interest income and fees on loans was due to an $18,069,000, or 13.99% increase in average net loans receivable, from $129,169,000 to $147,238,000 and a 23 basis point increase in the average yield on net loans receivable. The increase in interest income from investment securities was primarily reflective of a 122 basis point increase in the average yield and a $280,000 or 3.47% increase in the average balance of available for sale investment securities.

The decrease in interest income from mortgage-backed securities was primarily the result of a $1,889,000, or 33.36% decline in average mortgage-backed securities, which was partially offset by a 56 basis point increase in the yield on these securities.

Interest Expense. Interest expense, which consists of interest paid on deposits and borrowings, increased by $1,672,000, or 44.06% to $5,467,000 for the year ended December 31, 2006, from $3,795,000 for the year ended December 31, 2005. The increase in interest expense resulted from an increase in the average balance and average cost of interest bearing liabilities. The average balance of interest bearing deposits increased to $109,224,000 from $108,058,000 and the average cost of deposits increased by 79 basis points as a result of a rising interest rate market. The average balance of borrowings increased to $39,250,000 from $26,250,000 and the average cost of borrowings increased by 104 basis points as a result of borrowings at higher interest rates.

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

Based on our evaluation of these factors, management made a provision of $376,000 and $58,000 for the years ended December 31, 2006 and December 31, 2005, respectively. There was one overdraft protection line of credit loan charge-off during the year ended December 31, 2006, which was less than $1,000. As discussed below under “General Valuation Allowance on the Remainder of the Loan Portfolio,” we fully reserved for two commercial non-real estate loans in the allowance for loan losses. These loans were not charged-off during the period ended December 31, 2006 because the final disposition of this matter is still pending a resolution of the bankruptcy proceedings. We had an automobile loan charge-off of $2,000 during the year ended December 31, 2005. We used the same methodology and generally similar assumptions in assessing the allowance for both periods.

The provision for 2006 reflects part of the $423,000 allowance that we have allocated to the non-performing acquisition and development loan described above and two impaired non-real estate commercial loans discussed below, the increase of $350,000 in commercial mortgage loans and $1,319,000 in commercial non-mortgage loans during the year ended December 31, 2006. Non-performing loans increased to $1,486,000 from $1,245,000, or 19.36% for the period. Non-performing loans were 1.01% and 0.86% of total loans at December 31, 2006 and 2005.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. The level of the allowance is based on estimates, and the ultimate losses may vary from these estimates.

The allowance for loan losses totaled $850,000, or 0.57%, of gross loans outstanding of $148,160,000 at December 31, 2006, compared to an allowance for loan losses of $474,000, or 0.32% of gross loans outstanding of $146,008,000 at December 31, 2005. The increase to the loan loss reserve is due to the increase of our loans receivable balance and the addition of $260,000, or 100% of the loan balances of two commercial non-real estate loans that are classified as impaired. As of December 31, 2006, pursuant to regulatory requirements, we made the additional provision of $260,000 to the allowance for loan losses because we believe there is a substantial likelihood that we will not collect the total amount of the outstanding principal balance on these loans. In mid-July 2006, a corporate commercial loan borrower informed the Bank that it was contemplating ceasing business operations, which it did as of July 31, 2006. The principal of this company also borrowed additional funds from the Bank directly. Both of these loans were cross-guaranteed, cross-defaulted and cross-collateralized. Once the company ceased operations, the borrower and guarantor were in non-financial default on these loans, even though the loans were current as of that date. On September 11, 2006, the Bank gave written notice to the borrower and the guarantor that they had defaulted on their loan agreements. Subsequently, the company filed for Chapter 7 bankruptcy on September 26, 2006. The borrower has made a partial settlement offer, to which the Bank made a counter offer. Final disposition of this matter is still pending as of the date of this report.

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

Other Income. Historically, our non-interest income has been relatively modest and one of our strategic initiatives is to increase our non-interest income. Non-interest income increased $43,000 or 18.38%, to $277,000 for the year ended December 31, 2006, as compared to $234,000 for the year ended December 31, 2005. The primary reason for the increase in non-interest income is a $39,000 increase in gain on sale of loans to $40,000 for the year ended December 31, 2006 as compared to $1,000 for the year ended December 31, 2005. Rental income from our headquarters building increased $12,000, or 8.63%, to $151,000 for the year ended December 31, 2006 as compared to $139,000 for the year ended December 31, 2005. The increase in rental income is a result of our headquarters building being 88% leased to non-affiliated tenants at the end of 2006 as compared to 81% at the end of 2005.

Our other income (generally, fees from deposit accounts, late charges from delinquent loan products and ATM fees) decreased by $8,000, or 8.51%, to $86,000 for the year ended December 31, 2006, as compared to $94,000 for the year ended December 31, 2005. The decrease is primarily due to the additional $18,000 received during the 2005 period in connection with the adjustment to the purchase price of the sale of our ground rents in 2004. The ground rent portfolio was sold to a company controlled by director J. Benson Brown.

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

Non-interest Expense. Non-interest expense was $3,482,000 for the year ended December 31, 2006 as compared to $3,700,000 for the year ended December 31, 2005, a decrease of $218,000, or 5.89%. The decrease was due primarily to a $154,000 decrease in other expenses (consisting primarily of office supplies and printing expenses, network support expenses, professional services expenses, dues and subscriptions expenses, and professional fees associated with being a public company).

The decrease in other non-interest expenses resulted primarily from a $68,000 decrease in professional legal fees, a $29,000 decrease in printing expenses, a $17,000 decrease in office supplies, a $14,000 decrease in franchise taxes, a $13,000 decrease in stock transfer agent fees and a $13,000 decrease in other operating expenses.

Income Tax Expense. The provision for income taxes decreased to $25,000 for the year ended December 31, 2006 from $162,000 for the year ended December 31, 2005, representing a decrease of $137,000, or 84.57%. The decrease in the provision for income taxes was due to a lower level of income before taxes. The effective tax rate was 58.14% and 40.48% for 2006 and 2005, respectively.

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

Net Portfolio Value and Interest Rate Risk. In past years, many savings institutions have measured interest rate sensitivity by computing the “gap” between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off -balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously on any given day by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive a NPV calculation for an interest rate decrease of greater than 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of December 31, 2006, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

Change in Interest Rates (basis points)	Net Portfolio Value			Net Portfolio Value as a % of Present Value of Assets
	Estimated NPV	Amount of Change	Percent of Change	NPV Ratio	Change in Basis Points
	(Dollars in Thousands)
+300	$5,417	$(10,743)	(66)%	3.42%	(588) basis points
+200	9,231	(6,296)	(43)	5.64	(366) basis points
+100	12,875	(3,285)	(20)	7.63	(168) basis points
0	16,160	—	—	9.30	— basis points
-100	18,517	2,357	15	10.40	110 basis points
-200	19,343	3,183	20	10.68	138 basis points

The table above indicates that at December 31, 2006, in the event of a 100 basis point increase in interest rates, we would experience a 20% decrease in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 43% decrease in net portfolio value.

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

As indicated above, our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds. If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect the interest rate spread. In order to offset the potential effects of dramatic increases in market rates of interest, we have, among other things, implemented or will implement a number of strategies designed to assist in managing interest rate risk, including the following:

•	Pursuing greater diversification into other types of lending, particularly commercial real estate and commercial business loans, which typically have shorter terms and higher interest rates than single family residential mortgage loans;
•	Offering a variety of adjustable rate loan products, including one-to-five-year adjustable rate mortgage loans, construction loans and home equity lines of credit;
•	Reducing the interest rate sensitivity of interest-bearing liabilities through utilizing fixed rate FHLB advances with terms of more than one year;
•	Placing a greater emphasis on building sources of non-interest income through expanded offerings of products and services and selling mortgage loans on the secondary market; and
•	Emphasizing growth of less interest rate sensitive and lower cost “core deposits” in the form of transaction accounts, including commercial deposit accounts.

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

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2006, cash and cash equivalents totaled $2,851,000. Securities classified as available-for-sale, which can provide additional sources of liquidity, totaled $8,526,000 at December 31, 2006. However, because all of these securities were in an unrealized loss position at December 31, 2006,and because management has the intent and ability to hold these securities until recovery or maturity, management does not consider these securities as a source of liquidity at December 31, 2006. Also, at December 31, 2006, we had advances outstanding of $39,000,000 from the Federal Home Loan Bank of Atlanta. On that date, we had the ability to borrow an additional $13,268,000.

At December 31, 2006, we had outstanding commitments to originate loans of $830,000 (excluding the undisbursed portions of loans). These commitments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded. We also extend lines of credit to customers, primarily home equity lines of credit. The borrower is able to draw on these lines as needed, thus the funding is generally unpredictable. Unused home equity lines of credit amounted to $5,335,000 at December 31, 2006 and unused commercial lines of credit amounted to $1,210,000 at December 31, 2006. Since the majority of unused lines of credit expire without being funded, it is anticipated that our obligation to fund the above commitment amount will be substantially less than the amounts reported.

Certificates of deposit accounts scheduled to mature within one year totaled $51,914,000, or 46.43%, of total deposits at December 31, 2006. Management believes that the large percentage of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in long-term certificates of deposit in the current interest rate environment. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and/or additional borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2007. We believe, however, that, based on past experience, a significant portion of our certificates of deposit will remain with us. We believe we have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of December 31, 2006.

Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(Dollars in thousands)
Long and short-term debt obligations	$39,000	$12,500	$1,500	$—	$25,000
Certificate of deposit maturities	85,996	51,914	19,511	14,571	—
Leases	9	9	—	—	—
Total	$124,996	$64,414	$21,011	$14,571	$25,000

Our borrowings are with the Federal Home Loan Bank of Atlanta and are secured by Federal Home Loan Bank of Atlanta stock that we own and a blanket lien on mortgages. Borrowings at December 31, 2006 consisted of $12,500,000 short term fixed rate FHLB advances bearing interest at rates ranging from 5.28% to 5.36% and $26,500,000 long term convertible rate FHLB advances with fixed interest rates ranging from 3.63% to 4.90%. If not repaid or converted to a different product, the convertible rate advances will convert from a fixed to a floating rate after the initial borrowing periods ranging from one to five years. Borrowings at December 31, 2005 consisted of $5,000,000 short term fixed rate FHLB advances bearing interest at 2.83%, and $26,500,000 long term fixed rate FHLB advances with interest rates ranging from 3.08% to 4.90%.

The following table represents information regarding short term FHLB borrowings during the years ended December 31, 2006 and 2005.

	December 31, 2006	December 31, 2005
	(Dollars in thousands)
Total outstanding at period-end	$12,500	$9,500
Average interest rate at period-end	5.33%	3.59%
Average balance during the period	$12,667	$8,750
Average interest rate during the period	4.49%	2.75%
Maximum balance during the period	$9,500	$15,000

Our primary investing activity is the origination of loans, primarily one- to four-family residential mortgage loans, commercial loans, and the purchase of securities. Our primary financing activity consists of activity in deposit accounts and Federal Home Loan Bank of Atlanta advances. Asset growth has outpaced deposit growth over the past 30-36 months and the increased liquidity needed to fund the asset growth has been provided through increased Federal Home Loan Bank borrowings. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended December 31,
	2006	2005
	(Dollars in Thousands)
Investing Activities:
One- to four-family loan originations	$14,400	$27,444
Other loan originations	12,222	11,806
Financing Activities:
Increase (Decrease) in deposits	2,190	(85)
Increase in FHLB advances	3,000	9,500

The foregoing was consistent with our expectations and the pricing policies we implemented. All of our deposit products other than savings deposits increased during 2006. Specifically, certificates of deposit increased by $9,096,000, non-interest bearing deposits increased by $538,000, NOW and money market demand deposits increased by $251,000 while savings deposits decreased by $7,695,000. Deposits decreased slightly in 2005 due to a declinein savings and money market deposits, offset by an increase in certificates of deposits, a result of normal business fluctuations.

We are not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations, nor are we aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2006, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See note 14 of the notes to the consolidated financial statements.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. Our exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. In general, we do not require collateral or other security to support financial instruments with off-balance sheet credit risk.

Financial Instruments Whose Contract Amount Represents Credit Risk	Contract Amount at
	December 31, 2006	December 31, 2005
Lines of credit – commercial	$1,210	$1,018
Lines of credit – home equity	5,335	5,073
Lines of credit – overdraft checking	118	95
Mortgage loan commitments	830	2,425

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

Equipment lines of credit are secured by equipment being purchased and sometimes by a blanket lien on assets of the borrower as well. Each advance is repaid over a three to five year period and carries a variable or prevailing fixed rate of interest. We will generally advance up to 80% of the cost of the new or used equipment. These credit facilities are revolving in nature and the commitment is subject to annual reaffirmation.

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

Our outstanding commitments to make mortgages are at fixed rates ranging from 5.625% to 7.125% and 5.00% to 6.00% at December 31, 2006 and December 31, 2005, respectively. Loan commitments expire 60 days from the date of the commitment.

For the years ended December 31, 2006 and December 31, 2005, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Inflation and Changing Prices

The financial statements and related notes of Slavie Federal Savings Bank have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of our assets and liabilities are primarily monetary in nature. As a result, interest rates generally have a more significant impact on our performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. For a discussion of the possible effect of changes in interest rates on our operations, see “ — Management of Market Risk.”

Forward Looking Statements

In addition to the historical information contained herein, this Annual Report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to our future business plans and strategy. Forward-looking statements often use words such as “believe,” “expect,” “plan,” “may,” “will,” “should,” “project,” “contemplate,” “anticipate,” “forecast,” “intend” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These forward-looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk and financial and other goals.

These forward-looking statements are based on our beliefs, assumptions and on information available to us as of the date of this Annual Report, and involve risks and uncertainties. These risks and uncertainties include, among others: the effect of rising interest rates on our profits and asset values; risks related to our intended increased focus on commercial real estate and commercial business loans; our limited recognition and reputation in our markets; adverse economic conditions in our market area; the dependence on key personnel; competitive factors within our market area; the effect of developments in technology on our business; adverse changes in the overall national economy as well as adverse economic conditions in our specific market area; adequacy of the allowance for loan losses; expenses as a result of our stock benefit plans; our ability to successfully utilize the proceeds from our recent stock offering and changes in regulatory requirements.

Our actual results and the actual outcome of our expectations and strategies could differ materially from those described in this Annual Report. Because of these risks and uncertainties, you should not put undue reliance on any forward-looking statements. All forward-looking statements speak only as of the date of this filing, and we undertake no obligation to make any revisions to the forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
SFSB, Inc.
Bel Air, Maryland

We have audited the accompanying consolidated statements of financial condition of SFSB, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFSB, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland
March 23, 2007

SFSB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
	(Dollars in Thousands, Except for Per Share Data)
ASSETS
Cash and due from banks	$881	$710
Federal funds sold	1,970	632
Cash and cash equivalents	2,851	1,342
Investment securities – available for sale	8,526	8,153
Investment securities – held to maturity	4,000	3,998
Mortgage backed securities – held to maturity	3,200	4,525
Loans receivable – net of allowance for loan losses of 2006 $850; 2005 $474	147,118	144,609
Federal Home Loan Bank of Atlanta stock at cost	2,098	1,955
Premises and equipment, at cost, less accumulated depreciation	5,265	5,612
Accrued interest receivable	560	487
Other assets	607	386
Total assets	$174,225	$171,067
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$111,823	$109,623
Checks outstanding in excess of bank balance	384	1,919
Borrowings	39,000	36,000
Advance payments by borrowers for taxes and insurance	350	372
Other liabilities	303	348
Total liabilities	151,860	148,262
Commitments and contingencies
Stockholders’ Equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $.01, 9,000,000 shares authorized, 2,975,625 shares issued at December 31, 2006 and 2005, and 2,907,759 and 2,975,625 shares outstanding at December 31, 2006 and 2005, respectively	30	30
Additional paid-in capital	12,788	12,730
Retained earnings (substantially restricted)	11,393	11,375
Unearned Employee Stock Ownership Plan shares	(1,050)	(1,108)
Treasury stock at cost, 2006, 67,866 shares and 2005, 10,000 shares	(660)	(96)
Accumulated other comprehensive loss	(136)	(126)
Total stockholders’ equity	22,365	22,805
Total liabilities and stockholders’ equity	$174,225	$171,067

See notes to consolidated financial statements.

SFSB. INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005
	(Dollars in Thousands, Except for Per Share Data)
Interest and fees on loans	$8,165	$6,875
Interest and dividends on investment securities	541	432
Interest on mortgage backed securities	157	204
Other interest income	228	209
Total interest income	9,091	7,720
Interest on deposits	3,853	2,988
Interest on short-term borrowings	466	119
Interest on long-term borrowings	1,148	688
Total interest expense	5,467	3,795
Net interest income	3,624	3,925
Provision for loan losses	376	58
Net interest income after provision for loan losses	3,248	3,867
Other Income
Rental income	151	139
Other income	86	94
Gain on sale of loans	40	1
Total other income	277	234
Non-Interest Expenses
Compensation and other related expenses	1,746	1,777
Occupancy expense	471	472
Advertising expense	172	179
Service bureau expense	162	155
Furniture, fixtures and equipment	204	230
Telephone, postage and delivery	82	88
Other expenses	645	799
Total non-interest expenses	3,482	3,700
Income before income tax provision	43	401
Income tax provision	25	162
Net income	$18	$239
Basic Earnings per Share	$0.01	$0.08
Diluted Earnings Per Share	$0.01	$0.08

See notes to consolidated financial statements.

SFSB. INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Employee Stock Ownership Plan Shares	Treasury Stock	Accumulated Other Comprehensive (Loss)	Total
	(Dollars in Thousands)
BALANCE – JANUARY 1, 2005	$30	$12,680	$11,136	$(1,166)	$-	$(60)	$22,620
Comprehensive income:
Net income	—	—	239	—	—	—	239
Net unrealized loss on securities available for sale, net of taxes of $41	—	—	—	—	—	(66)	(66)
Total Comprehensive Income	—	—	—	—	—	—	173
Compensation under stock based benefit plans	—	50	—	58	—	—	108
Purchase of treasury stock (10,000 shares)	—	—	—	—	(96)	—	(96)
BALANCE – DECEMBER 31, 2005	30	12,730	11,375	(1,108)	(96)	(126)	22,805
Comprehensive income:
Net income	—	—	18	—	—	—	18
Net unrealized loss on securities available for sale, net of taxes of $6	—	—	—	—	—	(10)	(10)
Total Comprehensive Income	—	—	—	—	—	—	8
Compensation under stock based benefit plans	—	58	—	58	101	—	217
Purchase of treasury stock (68,361 shares)	—	—	—	—	(665)	—	(665)
BALANCE – DECEMBER 31, 2006	$30	$12,788	$11,393	$(1,050)	$(660)	$(136)	$22,365

See notes to consolidated financial statements.

SFSB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005
	(Dollars in Thousands)
Cash Flows From Operating Activities
Net income	$18	$239
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Non-cash compensation under stock based compensation plans and Employee Stock Ownership Plan	217	108
Net amortization of premiums and discounts of investment securities	15	26
Amortization of deferred loan fees	(54)	(72)
Provision for loan losses	376	58
Gain on sale of loans	(40)	(1)
Loans originated for sale	(3,739)	(155)
Proceeds from loans sold	3,779	156
Provision for depreciation	410	373
Increase in accrued interest receivable and other assets	(287)	(142)
Increase in accrued interest payable	11	31
Decrease in other liabilities	(57)	(332)
Net Cash Provided by Operating Activities	649	289
Cash Flows from Investing Activities
Purchase of available for sale securities	(390)	(278)
Net increase in loans	(2,831)	(26,693)
Principal collected on mortgage backed securities	1,309	2,426
Purchase of Federal Home Loan Bank of Atlanta stock	(278)	(735)
Redemption of Federal Home Loan Bank of Atlanta Stock	135	226
Purchases of premises and equipment	(63)	(143)
Net Cash Used in Investing Activities	(2,118)	(25,197)
Cash Flows from Financing Activities
Net increase (decrease) in deposits	2,200	(85)
(Decrease) increase in checks outstanding in excess of bank balance	(1,535)	1,291
Proceeds from long term borrowings	6,500	25,000
Repayment of long term borrowings	(11,500)	(15,000)
Net change of short term borrowings	8,000	(500)
(Decrease) increase in advance payments by borrowers for taxes and insurance	(22)	43
Purchase of treasury stock	(665)	(96)
Net Cash Provided by Financing Activities	2,978	10,653
Increase (decrease) in cash and cash equivalents	1,509	(14,255)
Cash and cash equivalents at beginning of year	1,342	15,597
Cash and cash equivalents at end of year	$2,851	$1,342
Supplemental Disclosures of Cash Flows Information:
Cash paid during the year for:
Income taxes	$295	$202
Interest expense	$5,446	$3,764

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

Slavie Bancorp, MHC, a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns 56.3% of the outstanding common stock of the Company as of December 31, 2006.

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

Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. The material estimate that is particularly susceptible to significant change in the near-term relates to the determination of the allowance for loan losses and the evaluation of other than temporary impairment of investment securities.

Investments and Mortgage Backed Securities

Available for sale investment securities consist of an investment in Adjustable Rate Mortgage Portfolio Mutual Funds. Securities available for sale are carried at fair value. Unrealized gains and losses, net of tax, on available for sale securities are reported as accumulated other comprehensive income (loss) until realized. Realized gains and losses on sales, determined using the specific identification method, are included in earnings.

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

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies  – (continued)

Loans Receivable

Loans receivable that management has the intent and ability to hold until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and certain direct loan origination costs are deferred and recognized by the level yield method over the contractual life of the related loan as an adjustment of yield.

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

Allowance for Loan Losses

An allowance for loan losses is provided through charges to income in an amount that management believes necessary for known and inherent losses in the loan portfolio that are both probable and estimable, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards (“SFAS”) No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that the impaired loans be measured on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans are reviewed for impairment on a monthly basis. The Company’s methodology for assessing the adequacy of the allowance for loan losses consists of three key elements: (i) specific allowances for identified problem loans, including certain impaired or collateral-dependent loans; (ii) a general valuation allowance on certain identified problem loans; and (iii) a general valuation allowance on the remainder of the loan portfolio.

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

Note 1 - Summary of Significant Accounting Policies  – (continued)

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

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

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

Note 1 - Summary of Significant Accounting Policies  – (continued)

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

Reclassification

Certain amounts in the 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Unearned Employee Stock Ownership Plan (“ESOP”) shares are not included in outstanding shares. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of outstanding stock options and unvested stock awards. Potential common shares related to stock options and unvested stock awards are determined based on the “treasury stock” method. Information related to the calculation of earnings per share is summarized for the years ended December 31, 2006 and 2005, as follows:

	Year ended December 31, 2006
	Basic	Diluted
	(In Thousands, Except Per Share Data)
Net income	$18	$18
Weighted average common shares outstanding	2,815	2,815
Diluted securities:
Stock options	—	5
Unvested Stock Awards	—	1
Adjusted weighted average shares	2,815	2,821
Per share amount	$0.01	$0.01

	Year ended December 31, 2005
	Basic	Diluted
	(In Thousands, Except Per Share Data)
Net income	$239	$239
Weighted average common shares outstanding	2,853	2,853
Diluted securities:
Stock options	—	1
Unvested Stock Awards	—	—
Adjusted weighted average shares	2,853	2,854
Per share amount	$0.08	$0.08

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies  – (continued)

Share Based Compensation

Effective January 1, 2005, the Company adopted SFAS 123R using the modified-prospective transition method. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the statement of income at fair value. In addition to recognizing expense for options granted or modified subsequent to the adoption date, under the modified-prospective transition method, the Company will recognize expense over the remaining required service period for any stock options granted prior to January 1, 2005 for the portion of those grants for which the requisite service has not yet been rendered. Prior to the adoption of SFAS 123R, the Company did not recognize expense for stock options as it followed APB Opinion No. 25 and the exercise price of the options was not less than the share price at the date of grant.

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

Note 2 - Investment Securities — Available for Sale

The amortized cost and fair value of available for sale investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
December 31, 2006:
Adjustable Rate Mortgage
Portfolio Mutual Funds	$8,747	$—	$221	$8,526
December 31, 2005:
Adjustable Rate Mortgage
Portfolio Mutual Funds	$8,358	$—	$205	$8,153

No gains or losses were realized for the years ended December 31, 2006 and 2005. The mutual funds have no stated maturity date.

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Investment Securities — Held to Maturity

The amortized cost and fair value of held to maturity investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
December 31, 2006:
FNMA Note	$1,000	$—	$31	$969
FHLB Notes	2,000	—	46	1,954
FFCB Note	1,000	—	13	987
Total	$4,000	$—	$90	$3,910
December 31, 2005:
FNMA Note	$998	$—	$40	$958
FHLB Notes	2,000	—	48	1,952
FFCB Note	1,000	—	26	974
Total	$3,998	$—	$114	$3,884

The scheduled maturities of held to maturity investment securities at December 31, 2006 are shown below:

	Amortized Cost	Fair Value
	(Dollars in Thousands)
Due within one year	$1,000	$987
Due after one year through five years	2,000	1,943
Due after ten years	1,000	980
Total	$4,000	$3,910

Note 4 - Mortgage Backed Securities — Held to Maturity

The amortized cost and fair value of mortgage backed securities – held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
December 31, 2006:
FHLMC	$1,731	$—	$61	$1,670
GNMA	1,246	1	6	1,241
FNMA	223	—	—	223
	$3,200	$1	$67	$3,134
December 31, 2005
FHLMC	$2,175	$—	$79	$2,096
GNMA	2,054	1	19	2,036
FNMA	296	2	—	298
	$4,525	$3	$98	$4,430

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Gross Unrealized Losses of Investment Securities

Below are schedules of securities with unrealized losses as of December 31, 2006 and 2005. The Company’s unrealized losses are the result of interest rate levels differing from those existing at the time of the purchase of the securities and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on December 31, 2006 and are subject to change daily as interest rates fluctuate. The Company has the ability and intent to hold the securities until the earlier of recovery or maturity. At December 31, 2006 the Company’s mutual fund equity securities have unrealized loss depreciation of 2.53% from the Company’s cost basis. No credit risk issues have been identified that cause management to believe the declines in fair value are other than temporary. In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts. No securities are deemed to be other than temporarily impaired.

The following table shows the Company’s gross unrealized losses and fair value of investments at December 31, 2006 and 2005:

	Continuous Unrealized Losses
	For Less Than 12 Months		For More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
December 31, 2006
Available for Sale Securities
Adjustable Rate Mortgage
Portfolio Mutual Funds	$—	$—	$8,526	$221	$8,526	$221
Held to Maturity Securities
FNMA Note – 1 security	—	—	969	31	969	31
FHLB Note – 2 securities	—	—	1,954	46	1,954	46
FFCB Note – 1 security	—	—	987	13	987	13
Mortgage Backed Securities
FHLMC – 3 securities	—	—	1,659	61	1,659	61
GNMA – 2 securities	—	—	1,128	6	1,128	6
Total temporarily impaired securities	$—	$—	$15,223	$378	$15,223	$378

	Continuous Unrealized Losses
	For Less Than 12 Months		For More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in Thousands)
December 31, 2005
Available for Sale Securities
Adjustable Rate Mortgage
Portfolio Mutual Funds	$—	$—	$8,153	$205	$8,153	$205
Held to Maturity Securities
FNMA Note – 1 security	—	—	958	40	958	40
FHLB Notes – 2 securities	—	—	1,952	48	1,952	48
FFCB Note – 1 security	—	—	974	26	974	26
Mortgage Backed Securities
FHLMC – 3 securities	—	—	2,078	79	2,078	79
GNMA – 2 securities	715	5	1,127	14	1,842	19
Total temporarily impaired securities	$715	$5	$15,242	$412	$15,957	$417

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Loans Receivable

Loans receivable consist of the following:

	December 31,
	2006	2005
	(Dollars in Thousands)
Mortgage loans 1 – 4 family residential	$117,755	$122,262
Construction loans	300	1,515
Commercial mortgage loans	5,752	5,402
Commercial non-mortgage loans	2,800	1,481
Home equity loans	16,857	10,439
Land loans	4,160	4,299
Home improvement loans	116	203
Consumer loans	420	407
Total Gross Loans Receivable	148,160	146,008
Allowance for loan losses	(850)	(474)
Deferred loan fees	(132)	(125)
Loans in process	(60)	(800)
Total Loans Receivable – Net	$147,118	$144,609

Directors and officers of the Company are permitted to borrow from the Bank to the extent permitted by applicable laws and regulations. The following table shows the activity in these related party loans:

(Dollars in Thousands)
Beginning balance	$1,093
Loans made	203
Principal repayments	(54)
Ending balance	$1,242

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

Activity in the Bank’s allowance for loan losses for the periods indicated is as follows:

	Years Ended December 31,
	2006	2005
	(Dollars in Thousands)
Balance at beginning of period	$474	$413
Provision for loan losses	376	58
Charge-offs	—	(2)
Recoveries	—	5
Balance at end of period	$850	$474

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Loans Receivable  – (continued)

The following tables show a summary of information pertaining to impaired and non-accrual loans:

	Years Ended December 31,
	2006	2005
	(Dollars in Thousands)
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	1,343	1,080
Total impaired loans	$1,343	$1,080
Valuation allowance related to impaired loans	$423	$108
Total non-accrual loans	$1,486	$1,245
Total loans past-due ninety days or more and still accruing	$—	$—

	Years Ended December 31,
	2006	2005
	(Dollars in Thousands)
Average investment in impaired loans	$1,326	$1,080
Interest income recognized on impaired loans	$29	$—
Interest income recognized on a cash basis on impaired loans	$29	$—

No additional funds are committed to be advanced in connection with impaired loans.

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

Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amount Represents Credit Risk	Contract Amount at
	December 31, 2006	December 31, 2005
	(Dollars in Thousands)
Lines of credit – commercial	$1,210	$1,018
Lines of credit – home equity	5,335	5,073
Lines of credit – overdraft checking	118	95
Mortgage loan commitments	830	2,425

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

Note 6 - Loans Receivable  – (continued)

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

The Bank’s outstanding commitments to make mortgages are at fixed rates ranging from 5.625% to 7.125% and 5.00% to 6.00% at December 31, 2006 and December 31, 2005 respectively.

Note 7 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”). On December 17, 2004, the FHLB adopted a new capital plan under which member institutions are required to maintain capital stock based upon two components. The first component is a stock requirement equal to 0.20% of the member’s total assets as of the preceding year end. The second component is a stock requirement equal to 4.50% of the member’s outstanding advances. Purchases and sales of stock are made directly with the FHLB at par value. This restricted stock is carried at cost.

Note 8 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Useful Life in Years
	2006	2005
	(Dollars in Thousands)
Land	$1,128	$1,128	—
Office building	4,639	5,141	40
Furniture, fixtures and equipment	1,211	1,337	3 – 10
	6,978	7,606
Accumulated depreciation	1,713	1,994
	$5,265	$5,612

The provision for depreciation charged to operations for the years ended December 31, 2006 and 2005 amounted to $410,000 and $373,000, respectively.

Holdings has negotiated and rented office space to non-bank tenants in the Churchville Road property under various noncancellable operating leases. Credit is extended based on an evaluation of the lessee’s financial condition and, generally, collateral is not required. These leases included no commitments to provide for various tenant-finishing costs at December 31, 2006.

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Premises and Equipment  – (continued)

The cost and accumulated depreciation of the property, which is included in premises and equipment of the Company, was $5,420,000and $647,000, respectively, at December 31, 2006.

Future minimum rentals to be received from non-Company tenants under noncancellable operating leases in effect at December 31, 2006, and in the aggregate, are as follows:

(Dollars in Thousands)
2007	$144
2008	149
2009	83
2010	66
2011	49
Thereafter	122
$613

Note 9 - Deposits

The Bank has the following deposits:

	December 31,
	2006	2005
	(Dollars in Thousands)
Non-interest bearing demand deposits	$1,356	$818
NOW and money market demand deposits	15,368	15,117
Savings deposits	9,092	16,787
Certificates of deposit	85,996	76,900
	111,812	109,622
Accrued interest on deposits	11	1
	$111,823	$109,623

The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was $26,547,000 and $20,442,000 as of December 31, 2006 and 2005, respectively. Deposits in excess of $100,000 are not federally insured.

Scheduled maturities of certificates of deposit are as follows:

December 31, 2006
Maturing Within	(Dollars in thousands)
One year	$51,914
Two years	11,956
Three years	7,555
Four years	8,808
Five years	5,763
Total	$85,996

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Deposits  – (continued)

	Years Ended December 31,
	2006	2005
Interest Expense on Deposits	(In Thousands)
NOW and money market demand deposits	$149	$120
Savings deposits	207	331
Certificates of deposit	3,497	2,537
	$3,853	$2,988

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

At December 31, 2006 and 2005, outstanding borrowings with the FHLB were $39 million and $36 million respectively. Borrowings at December 31, 2006 consisted of $12.5 million short term fixed rate FHLB advances bearing interest rates ranging from 5.28% to 5.36% and $26.5 million long term fixed rate FHLB advances with interest rates ranging from 3.63% to 4.90% as of December 31, 2006. Borrowings at December 31, 2005 consisted of $5 million short term fixed rate FHLB advances bearing interest at 2.83% and $26.5 million long term fixed rate FHLB advances with interest rates ranging from 3.08% to 4.90%. There is also $4.5 million short term daily rate FHLB advances bearing an interest rate of 4.44% as of December 31, 2005.

The maturities of advances outstanding as of December 31, 2006 are as follows:

Due Within	(Dollars in Thousands)
One year	$12,500
Two years	1,500
Beyond five years	25,000
$39,000

Note 11 - 401(k) Plan and Deferred Compensation Agreement

The Bank has a 401(k) plan. Employees could contribute up to $15,000 in 2006, with those over fifty years old allowed an additional $5,000 catch-up contribution. The Bank will match 25% of the employee’s contribution up to the amount as permitted by law. The Bank’s cost was $12,000 and $13,000, respectively, for the years ended December 31, 2006 and 2005.

The Bank also entered into a deferred compensation agreement with one of its former officers. The liability under this agreement was accrued by charges to operating expense during prior periods. The liability balances were $44,000 and $55,000 at December 31, 2006 and 2005.

Note 12 – Stock Grants and Stock Option Plans

On January 1, 2005, the Company adopted SFAS 123R using the modified-prospective transition method as more fully described in Note 1. The compensation expense recognized pertaining to the stock-based compensation plans was $161,000 and $54,000 for the years ended December 31, 2006 and 2005. The related tax benefit was $30,000 and $15,000 for the years ended December 31, 2006 and 2005.

As of December 31, 2006, there was $428,000 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the plans. This cost is expected to be recognized over a weighted average period of 3.4 years.

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Stock Grants and Stock Option Plans  – (continued)

Under the 2005 Stock Option Incentive Plan (the Plan), the directors and certain employees of the Company are eligible to receive options to purchase shares of common stock with an exercise price equal to the fair market value of a share of common stock on the grant date. Shares that may be issued under the Stock Option Plan shall not exceed in the aggregate 102,061 shares. Unless otherwise authorized by the Board of Directors, each grant shall vest over a five-year period and will expire no later than ten years from the date of the grant.

Information regarding the Company’s stock option plan as of and for the year ended December 31, 2006 is as follows:

	Shares	Weighted Average Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Options outstanding, beginning of year	102,061	$9.15	9.6
Options granted	—	—	—
Options exercised	—	—	—
Options forfeited	—	—	—
Options outstanding, end of year	102,061	$9.15	8.6	45,927
Options exercisable, end of year	26,244	$9.15	8.6	11,810

The weighted average grant-date fair value of each optiongranted in 2005 was computed to be$2.53. The fair value of the options awarded under the option plan is estimated on the date of grant using the Black-Scholes valuation model, which is dependent upon certain assumptions as presented below:

2005
Expected life (in years)	7
Risk-free interest rate	4.22%
Expected volatility	11.42%
Expected dividend yield	0.00%

The expected life of the options is estimated using the average vesting period of the options granted and represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is the U.S. Treasury rate commensurate with the expected life of the options on the grant date. Volatility of the Company’s stock price is based on historical volatility. Dividend yield is based on historical dividends divided by the average market price for that period.

Under the 2005 Recognition and Retention Stock Award Plan (the Award Plan), the directors and certain employees of the Company are eligible to receive shares of restricted stock. If a participant terminates employment for reasons other than death, disability, normal retirement following a change of control, he or she forfeits all right to the unvested shares. The awards vest over a five-year period and, therefore, the fair value of such awards are accrued ratably over a five-year period as compensation expense.

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Stock Grants and Stock Option Plans  – (continued)

Information regarding the Company’s recognition and retention stock award plan as of and for the year ended December 31, 2006 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested shares outstanding, beginning of year	38,102	$9.40
Shares granted	—	—
Shares vested	(10,495)	$9.40
Shares forfeited	—	—
Nonvested shares, end of year	27,607	$9.40

Note 13 - Common Stock

In December 2006, the Company repurchased 68,361 shares of its stock at an average price of $9.72 per share. In December 2005, the Company repurchased 10,000 shares of its stock at $9.60 per share. Treasury Stock is recorded at cost and is shown as a reduction of stockholders’ equity.

In 2004, the Bank reorganized to a federally chartered stock savings bank and it established an Employee Stock Ownership Plan (“ESOP”) for its employees. The ESOP acquired 116,630 shares of the Company’s common stock with funds provided by a loan from the Company, to be repaid principally from the Bank’s contributions to the ESOP with twenty equal annual installments through 2024, bearing interest at the Wall Street Journal prime rate adjusted monthly. Shares are released to participants proportionately as the loan is repaid. The Bank recognizes compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of debt. The compensation cost for the years ended December 31, 2006 and 2005 was $56,000 and $54,000, respectively. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants’ accounts; and an annual contribution from the Bank to the ESOP; and earnings thereon. There were 104,968 shares of unearned ESOP shares at December 31, 2006. The fair value of unearned ESOP shares at December 31, 2006 is $1,008,000.

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

Note 14 – Regulatory Requirements

The Bank is required to maintain cash reserve balances in vault cash or with the Federal Reserve Bank. The total of these reserve balances at December 31, 2006 was approximately $150,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Regulatory Requirements  – (continued)

defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Office of Thrift Supervision has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

The following table summarizes the Bank’s regulatory capital position at December 31, 2006.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
December 31, 2006
Tangible(1)	$16,775	9.62%	$2,617	1.50%	N/A	N/A
Tier I risk-based(2)	16,775	16.93%	N/A	N/A	$5,944	6.00%
Core (leverage)(1)	16,775	9.62%	6,978	4.00%	8,723	5.00%
Total risk-based(2)	17,625	17.79%	7,926	8.00%	9,907	10.00%
December 31, 2005
Tangible(1)	$16,651	9.70%	$2,574	1.50%	N/A	N/A
Tier I risk-based(2)	16,651	17.76%	N/A	N/A	$5,627	6.00%
Core (leverage)(1)	16,651	9.70%	6,864	4.00%	8,580	5.00%
Total risk-based(2)	17,125	18.26%	7,502	8.00%	9,378	10.00%

(1)	To adjusted total assets.
(2)	To risk-weighted assets.

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

	December 31,
	2006	2005
	(Dollars in Thousands)
Total equity	$22,365	$22,805
Adjustment for accumulated other comprehensive loss	136	126
Adjustment for intangible assets	(17)	(35)
Adjustment for parent company equity	(5,709)	(6,245)
Tangible, Tier 1 and Core capital	16,775	16,651
Allowance for loan losses	850	474
Total risk-based capital	$17,625	$17,125

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Regulatory Requirements  – (continued)

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 31, 1987. If the amounts, which qualified as deductions for federal income tax purposes prior to December 31, 1987, are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate and mortgage loans must be maintained at the December 31, 1987 level to receive current tax deductions for loan losses. Retained earnings at December 31, 2006 and 2005 include $1,580,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $610,000.

Note 15 - Income Taxes

The income tax provision consists of the following for the years ended December 31, 2006 and 2005.

	December 31,
	2006	2005
	(Dollars in Thousands)
Current
Federal	$173	$201
State	30	31
	203	232
Deferred
Federal	(146)	(59)
State	(32)	(11)
	(178)	(70)
	$25	$162

The amounts computed by applying the statutory federal income tax rate to the income before taxes is less than the taxes provided for the following reasons:

	Years Ended December 31,
	2006		2005
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(Dollars in Thousands)
Federal tax at statutory rate	$15	34.00%	$136	34.00%
Increases (Decreases) in Taxes
State tax, net of federal income tax benefit	$(2)	(3.91)	13	3.24
Other	12	28.05	13	3.24
	$25	58.14%	$162	40.48%

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Income Taxes  – (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below:

	December 31,
	2006	2005
	(Dollars in Thousands)
Deferred Tax Assets:
Allowance for loan losses	$328	$183
Deferred compensation	17	21
Reserve – uncollected interest	1	3
Market value adjustment on available for sale securities	85	79
Stock-based compensation	46	12
Other	—	5
Total gross deferred tax assets	477	303
Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	(100)	(100)
Depreciation	(52)	(62)
Total gross deferred tax liabilities	(152)	(162)
Net deferred tax assets	$325	$141

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

The carrying amount is a reasonable estimate of fair value for cash, federal funds, accrued interest receivable and accrued interest payable due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. The fair value of borrowings is estimated using discounted cash flow analyses, based on rates currently available to the Bank for borrowings with similar terms and remaining maturities.

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Disclosures about Fair Value of Financial Instruments  – (continued)

The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Dollars in Thousands)
Financial Assets
Cash and due from banks	$2,851	$2,851	$1,342	$1,342
Investment securities available for sale	8,526	8,526	8,153	8,153
Investment securities held to maturity	4,000	3,910	3,998	3,884
Mortgage backed securities held to maturity	3,200	3,134	4,525	4,430
Federal Home Loan Bank stock	2,098	2,098	1,955	1,955
Loans receivable – net	147,118	141,590	144,609	141,103
Accrued interest receivable	560	560	487	487
Financial Liabilities
Deposits	$111,823	$112,091	$109,623	$109,655
Borrowings	39,000	38,653	36,000	35,665
Accrued interest payable	102	102	91	91
Financial Instruments – Off-Balance Sheet
Loan commitments	$—	$—	$—	$—
Lines of credit	—	—	—	—

Note 17 - Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No 155”). SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. SFSB, Inc. is required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007. Management does not believe the adoption of SFAS No. 155 will have a material impact on SFSB, Inc.’s financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for SFSB, Inc. will be as of the beginning of fiscal 2007.

We do not believe that the adoption of SFAS 156 will have a significant effect on our financial statements.

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Recent Accounting Pronouncements  – (continued)

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related de-recognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of this new pronouncement on its consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial conditions.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. The effective date for the Bank will be January 1, 2008. Management is currently analyzing the effect, if any, on consolidated financial position or results of operations.

Note 18 - Related Party Transactions

Since August 2003, Mr. James Benson Brown, a Director of the Bank, has provided the Bank with real estate consulting services. For the years ended December 31, 2006 and 2005, Slavie Federal Savings Bank paid Mr. Brown $3,000 and $4,000, respectively, for these services.

Mr. Thomas L. Drechsler, a director of the Company, currently serves as the Bank’s general counsel through Kearney, Drechsler & Awalt, LLC, of which Mr. Drechsler is a 33% owner. Through other firms, Mr. Drechsler has served as Slavie Federal Savings Bank’s general counsel since 2000. For the years ended December 31, 2006 and 2005, Slavie Federal Savings Bank paid law firms that Mr. Drechsler was associated with $10,000 and $6,000, respectively, for legal services. Through Universal Title, LLC, Mr. Drechsler also provides settlement related services to the Bank’s borrowers in connection with loans originated by the Bank. In those circumstances, Universal Title, LLC is compensated by the borrower. For the years ended December 31, 2006 and 2005, borrowers paid Universal Title, LLC $73,000 and $145,000, respectively, for those services.

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 – Condensed Financial Information (Parent Company Only)

	December 31,
	2006	2005
	(Dollars in Thousands)
Statements of Financial Condition
ASSETS
Cash and cash equivalents	$4,684	$5,136
Note receivable – ESOP	1,050	1,108
Investment in subsidiary	16,656	16,560
Other assets	—	9
Total assets	$22,390	$22,813
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Other liabilities	$25	$8
Total liabilities	25	8
Total stockholders’ equity	22,365	22,805
Total liabilities and stockholders’ equity	$22,390	$22,813

	December 31,
	2006	2005
	(Dollars in Thousands)
Statements of Income
Total Revenue	$89	$73
Non-interest Expense	38	97
Income (Loss) before equity in undistributed net income of subsidiary and income taxes	51	(24)
Undistributed net (loss) income of subsidiary	(13)	254
Income before income tax provision	38	230
Income tax provision (benefit)	20	(9)
Net income	$18	$239

SFSB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 – Condensed Financial Information (Parent Company Only)  – (continued)

	Years Ended December 31,
	2006	2005
	(Dollars in Thousands)
Statements of Cash Flows
Operating activities
Net income	$18	$239
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash compensation under stock based compensation plans And Employee Stock Ownership Plan	101	—
Equity in undistributed net loss (income) of subsidiary	13	(254)
Decrease in note receivable - ESOP	58	58
Decrease in intercompany payable	—	(7,035)
Decrease (increase) in other assets	6	(9)
Increase in other liabilities	17	9
Net Cash Provided by (Used in) Operating Activities	213	(6,992)
Financial activities
Purchase of treasury stock	(665)	(96)
Net Cash Used in Financial Activities	(665)	(96)
Decrease in cash and cash equivalents	(452)	(7,088)
Cash and cash equivalents at beginning of year	5,136	12,224
Cash and cash equivalents at end of year	$4,684	$5,136

DIRECTORS AND OFFICERS

Directors of SFSB, Inc. and Slavie Federal Savings Bank

J. Benson Brown Real estate consulting, JB Brown Associates	James D. Wise Financial and investment consulting, Ronald Blue & Co., LLC

Thomas J. Drechsler Practicing attorney, Kearney, Drechsler Awalt, LLC	Philip E. Logan President, Chief Executive Officer and Chairman

Robert M. Stahl IV Practicing attorney and a Certified Public Accountant, Law Offices of Robert M. Stahl	Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Secretary

Officers of SFSB, Inc.

Philip E. Logan President and Chief Executive Officer	Sophie T. Wittelsberger Vice President and Chief Financial Officer

Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Secretary

Officers of Slavie Federal Savings Bank

Philip E. Logan President and Chief Executive Officer	Gary E. Barnoff Vice President – Branch Operations

Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Secretary	Sophie T. Wittelsberger Vice President and Chief Financial Officer

Michael Tagg Vice President – Commercial Lending

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The annual meeting of stockholders will be held at 4:00 p.m. on May 17, 2007 at the Slavie Federal Savings Bank Community Room located at 1614 Churchville Road, Bel Air, Maryland.

Stock Listing and Market Information

SFSB, Inc.’s common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “SFBI.OB.” As of March27, 2007, the number of holders of record of SFSB, Inc.’s common stock was approximately 149.

SFSB, Inc. first issued shares of common stock on December 30, 2004 and trading began on the OTCBB on December 31, 2004. The following table represents the Company’s common stock, based on high and low sales information as reported on the OTCBB. This information reflects inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	High	Low
December 31, 2004	$11.00	$10.75
March 31, 2005	10.95	9.00
June 30, 2005	9.35	8.40
September 30, 2005	9.40	8.95
December 31, 2005	9.90	9.10
March 31, 2006	9.80	9.10
June 30, 2006	10.05	9.55
September 30, 2006	9.75	9.60
December 31, 2006	9.95	9.60

SFSB, Inc. has not paid any cash dividends.

Stockholder and General Inquiries	Transfer Agent
SFSB, Inc.	Illinois Stock Transfer Company
1614 Churchville Road	209 West Jackson Boulevard, Suite 903
Bel Air, Maryland 21015	Chicago, Illinois 60606-6905
(443) 265-5570	(312) 427-2953

Attention: Charles E. Wagner, Jr.

Executive Vice President

Please contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailing, transferring stock, or replacing lost, stolen or destroyed stock certificates.

Annual Reports

A copy of the SFSB, Inc. Annual Report on Form 10-KSB without exhibits for the year ended December 31, 2006 as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Charles E. Wagner, Jr., Executive Vice President, SFSB, Inc., 1614 Churchville Road, Bel Air, Maryland 21015.

Independent Registered Public Accounting Firm	Special Counsel
Beard Miller Company LLP	Ober, Kaler, Grimes & Shriver
Suite 404	A Professional Corporation
100 West Road	120 E. Baltimore Street
Baltimore, Maryland 21204	Baltimore, Maryland 21202

Slavie Federal Savings Bank’s Office Locations

Main Office	Branch Office
1614 Churchville Road	3700 East Northern Pkwy
Bel Air, MD 21015	Baltimore, MD 21206