Form 10-K, Exhibit 13
period 2008-12-31
SFSB, Inc.
filed 2009-03-31
CIK 1303026

Exhibit 13                                ANNNUAL REPORT TO STOCKHOLDERS

SFSB, INC.

2008 ANNUAL REPORT

Page #

Letter to Stockholders

Selected Consolidated Financial and Other Data	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Consolidated Financial Statements	25

Directors and Officers	26

Investor and Corporate Information	27

SFSB, Inc.
1614 Churchville Road
Bel Air, Maryland 21015
(443) 265-5570

Dear Fellow Stockholder:

Our company’s financial results for the year ending December 31, 2008 are detailed on the pages that follow.  The company made a decision to take a non-cash pre-tax charge to earnings of $2,477,000 as a result of an other-than-temporary impairment (OTTI) in the value of the AMF Ultra Short Mortgage Fund it holds in its investment portfolio.  This write-down resulted in a net loss of $2,153,000 for the year ended December 31, 2008 compared to net income of $103,000 for the year ended December 31, 2007.

The impairment is related to the continuing uncertainty in spreads in the bond market for mortgage related securities.  This uncertainty has negatively impacted the market value of the securities in the fund and thus the net asset value of the fund itself.  While the majority of the underlying securities in the fund continues to carry investment grades and acceptable market yields, current accounting rules and related SEC guidance resulted in our determination that the impairment was other-than temporary.

Without the write-down of the AMF Ultra Short Mortgage Fund, SFSB, Inc. would have reported net income of $324,000 for the year ended December 31, 2008 compared to net income of $103,000 for the year ended December 31, 2007, an increase of $221,000 or 214.56%.

We continue to improve core earnings with regard to our operating results.  The stability of our core banking operations and being well capitalized, has enabled SFSB, Inc. to withstand the lower values recorded in our investment portfolio without having a material impact on the health of our bank.  In the current environment, our top priority is to maintain the strength of our balance sheet.  We were successful in this regard during 2008 as both loans and deposits increased over the prior year, while our capital levels remained healthy.

As of December 31, 2008, SFSB, Inc. had risk weighted capital of 14.15%, while the OTS requires a 10% ratio to be considered well capitalized.  Net interest margin as of December 31, 2008 was 2.47% compared to 1.99% as of December 31, 2007, an increase of 24.12%

As in 2008, our business strategy for 2009 is to grow and improve profitability by increasing loan diversification with an emphasis on commercial real estate lending, building sources of fee income to increase non-interest income, increasing residential loan originations to sell on the secondary market and leveraging excess equity to increase net interest margin.  Our directors, officers, management and staff remain committed in a unified effort to preserve capital, diligently manage asset quality, maintain liquidity, increase earnings and monitor sensitivity and risk.

Although fiscal year 2009 will likely be another challenging year for the banking industry, we are confident we are well-poised to weather current storms and can eventually emerge from them a stronger financial institution.  On behalf of the directors, officers, management and staff, I thank you for your patience, support and confidence during these turbulent times in the financial marketplace.

Sincerely,

Philip E. Logan
President, Chief Executive Officer and
Chairman of the Board

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The information at and for the years ended December 31, 2008, 2007 and 2006 is derived in part from the audited consolidated financial statements of SFSB, Inc.  The following information is only a summary, and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this annual report.  Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At December 31,
	2008	2007	2006
	(In Thousands)
Selected Financial Condition Data:
Total assets	$178,882	$172,244	$174,225
Cash and cash equivalents	3,856	1,277	2,851
Loans receivable(1)	157,309	147,744	147,118
Investment securities	8,592	14,189	15,726
Deposits	123,203	114,098	111,823
Borrowings	35,300	34,000	39,000
Equity	19,137	21,769	22,365

(1)         Net of loans in process, allowance for loan losses and deferred loan fees.

	Years Ended December 31,
	2008	2007	2006
	(In Thousands, except for per share data)
Selected Operating Data:
Total interest income	$9,858	$9,414	$9,091
Total interest expense	5,722	6,137	5,467
Net interest income	4,136	3,277	3,624
Provision for loan losses	180	244	376
Net interest income after provision for loan losses	3,956	3,033	3,248
Other (loss) income	(2,034)	434	277
Non-interest expense	3,845	3,286	3,482
Income taxes	230	78	25
Net (loss) income	$(2,153)	$103	$18
Basic (Loss) Earnings per Share	$(0.80)	$0.04	$0.01
Diluted (Loss) Earnings per Share	$(0.80)	$0.04	$0.01

	At or for the Years Ended December 31,
	2008		2007		2006
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(1)	(1.22)%		0.06%		0.01%
Return on average equity	(10.27)		0.46		0.08
Net loans to total assets	87.94		85.78		84.44
Net yield on average interest-earning assets	5.88		5.70		5.43
Net cost of average interest bearing liabilities	3.78		4.19		3.68
Net interest rate spread(2)	2.10		1.51		1.75
Net interest margin(3)	2.47		1.99		2.17
Average interest-earning assets to average interest bearing liabilities	1.10	x	1.12	x	1.12	x
Non-interest expense to average assets	2.19%		1.91%		2.00%
Average equity to average assets	11.91		12.89		12.93
Efficiency ratio(4)	83.97		88.55		89.26

Capital Ratios:
Tangible ratio	8.28%		9.81%		9.62%
Tier 1 core ratio	8.28		9.81		9.62
Total risk-based capital ratio	14.15		17.36		17.79

Asset Quality Ratios:
Net charge-offs to average nonperforming assets	0.09%		9.94%		-%
Net charge-offs to average loans outstanding	-		0.08		-
Allowance for loan losses to gross loans outstanding	0.70		0.65		0.57
Non-performing loans to total assets	0.85		0.28		0.85
Non-performing assets to total assets	1.46		0.91		0.85
Non-performing loans to total loans	0.97		0.32		1.01

Other Data:
Number of full-service offices	2		2		2

(1)	Ratio of net (loss) income to average total assets.
(2)	The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income, excluding impairment charges on investment securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

SFSB, Inc. is a federal corporation, which was organized in 2004 as part of the mutual holding company reorganization of Slavie Federal Savings Bank.  Our principal asset is our investment in Slavie Federal Savings Bank.  We are a majority owned subsidiary of Slavie Bancorp, MHC, a federally chartered mutual holding company. In connection with the reorganization, we sold 1,339,031 shares of our common stock and issued 1,636,594 shares to our mutual holding company parent.  The net proceeds from our stock offering totaled $12,710,000.  At December 31, 2008, we had consolidated assets of $178,882,000, deposits of $123,203,000 and shareholders' equity of $19,137,000.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, including the related footnotes to the consolidated financial statements, included elsewhere in this annual report.

Overview

We incurred a net loss of $2,153,000 in 2008 as compared to net income of $103,000 in 2007.  This decline was primarily due to a non-cash charge to earnings of $2,477,000 as a result of an other-than-temporary impairment in the value of the AMF Ultra Short Mortgage Fund held in our investment portfolio.  The loss in the value of the AMF Fund was reported as unrealized losses included in accumulated other comprehensive income (loss) on the consolidated statement of financial condition in 2007.  The decline in earnings is also the result of an increase in non-interest expenses primarily as a result of an increase in compensation expenses related to the hiring of two experienced commercial loan originators in 2007, a certified financial planner in June 2007, an investment advisor in November 2008, an administrative assistant to complement the latter two positions in late 2008 and the approval of a performance based bonus plan by our compensation committee due to the attainment of definitive goals and objectives.  These declines were partially offset by improvements in net interest income primarily as a result of an increase in higher yielding commercial real estate loan originations and a decrease in the interest rates we pay on deposit accounts as a result of the decrease in the prime rate instituted by the Federal Reserve Board in response to the current challenging economy.  Non-interest income decreased $2,468,000, or 568.66%, and non-interest expenses increased $559,000, or 17.01%.  These declines were partially offset by a $444,000, or 4.72%, increase in interest income and a $415,000, or 6.76%, decrease in interest expense.

Assets increased to $178,882,000 in 2008 as compared to $172,244,000 in 2007 primarily because we increased our loan portfolio by $9,565,000, or 6.47%, to $157,309,000 at December 31, 2008 from $147,744,000 at December 31, 2007.  The increase is also a result of an increase in cash and cash equivalents of 201.96% at December 31, 2008, partially offset by decreases in investment securities held to maturity of 100.00% (to $0 at December 31, 2008), a decrease in investment securities available for sale of 21.27% and a decrease in mortgage backed securities held to maturity of 30.93% compared to December 31, 2007.

We hold a 19% participation (approximately $1,096,000 in unpaid principal balance) in an acquisition and development loan.  This loan is a foreclosed real estate participation loan.  As we previously disclosed, the foreclosed property had previously been under a contract of sale that was subject to a feasibility study that expired on June 15, 2008.  The property is currently under a new purchase agreement contract.  The purchase agreement is subject to a feasibility study which allows the buyer to perform due diligence with regard to environmental approvals and permits and a zoning change, from partially residential and commercial development to strictly commercial development.  Once the zoning change is approved by the city’s council government, the buyer expects to settle on the subject property.  The zoning change approval is expected by June 2009, which is expected to coincide with the results of the environmental due diligence mentioned above.  We still believe that we will recover the carrying amount of the real estate, although there can be no assurance that this will be the case.  Additionally, a $100,000 business line of credit loan, restructured in the third quarter of 2007, is classified as impaired, because we believe that there is a substantial likelihood that we will not collect the total amount of the outstanding principal balance on this loan.  A specific reserve of $100,000, or 100%, of the remaining loan balance continues to remain in our allowance for loan losses with respect to this loan.  Furthermore, two commercial real estate loans totaling $239,000 are also classified as impaired as we believe that it may become difficult to collect the outstanding principal balances on these loans.

To remain competitive and offer even more choices to our customers, in 2008, we implemented remote deposit for commercial accountholders and check imaging services for our checking accountholders.  We expanded our Automated Teller Machine network to include access to more than 52,500 ATMs throughout the United States.  We offer a thirteen month relationship certificate of deposit and a premium rate checking account with what we believe are attractive interest rates.  In addition, we implemented a Slavie credit card, foreign currency services for our customers traveling abroad and coin counting services in each of our branch lobbies.

As a gesture of our commitment to our customers and neighbors, and as a result of successful events held in 2007 and 2006, the Bank celebrated Customer Appreciation Days at each of its two branch locations again in 2008, promoting its newest products.  We also offer a comprehensive and full service approach to managing finances and investing in the future.  The creation of Slavie Financial Services, the addition of a certified financial planner in mid-2007 and an investment planner in November 2008 enabled us to bring investment guidance and financial planning expertise to our customers, while expanding our ability to provide personalized services that focus on the successful financial well being of our customers.  In Today’s Slavie, a quarterly newsletter, which we started to publish in the second quarter of 2007, we keep our customers informed of what is happening at the Bank.

In addition to the variety of products we offer and the new ones mentioned above, our product development and review committee expects to have the Bank implement on-line account opening for a special “on-line only” savings account paying a competitive rate.  We also plan to implement a new children’s savings program.  We will also participate in the Maryland Saves “Roll in the Dough” campaign designed to encourage individuals to save.  We expect to develop and offer these services during 2009.

We continue to implement strategies formed during strategic planning meetings of the Board of Directors and the Company’s officers during 2006 and in the third quarter of 2008.  In our continued efforts to boost the yield of our interest earning assets during a period of net interest margin compression, management, along with our two experienced commercial loan originators, continues to increase and diversify the Bank’s mix of commercial loans to other types of loans in its portfolio.  In addition, we intensified our marketing strategy by offering incentives to attract new checking accounts in an effort to attain our goal of decreasing the yield on our interest bearing liabilities.  Our directors, officers, management and staff remain committed in a unified effort to improve the Bank’s profitability and net interest margin.

Key measurements and events for year ended December 31, 2008 include the following:

•	Total assets at December 31, 2008 increased by 3.85% to $178,882,000 as compared to $172,244,000 as of December 31, 2007.

•	Total borrowings increased by 3.82% from $34,000,000 at December 31, 2007 to $35,300,000 as of December 31, 2008.

•	Net loans outstanding increased by 6.47% from $147,744,000 as of December 31, 2007 to $157,309,000 as of December 31, 2008.

•
Nonperforming loans and foreclosed real estate totaled $2,615,000 at December 31, 2008 as compared with a total of $1,551,000 at December 31, 2007.  We believe an appropriate allowance for loan losses continues to be maintained.

•	Deposits at December 31, 2008 were $123,203,000, an increase of $9,105,000 or 7.98% from $114,098,000 at December 31, 2007.

•
We realized a net loss of $2,153,000 for the year ended December 31, 2008, compared to net income of $103,000 for the year ended December 31, 2007.  This decrease reflects primarily a $2,477,000 non-cash charge to earnings, as a result of an other-than-temporary impairment in the value of an investment in our investment portfolio.

•
Net interest income, our main source of income, was $4,136,000 during the year ended December 31, 2008 compared to $3,277,000 for the year ended December 31, 2007.  This represents a 26.21% increase for the year ended December 31, 2008 as compared to the same period in 2007.  Our interest rate spread increased by 59 basis points, from 1.51% at December 31, 2007 to 2.10% at December 31, 2008.  Our net interest margin was 2.47% at December 31, 2008 as compared to 1.99% at December 31, 2007, an increase of 48 basis points, or 24.12%.

•
We had four overdraft protection loan charge-offs totaling $3,000 during the year ended December 31, 2008.  We had a commercial non-real estate loan charge-off of $120,000 and four overdraft protection loan charge-offs totaling $2,000 during the same period in 2007.

•
Non-interest income decreased by $2,468,000, or 568.66%, for the year ended December 31, 2008, as compared to the year ended December 31, 2007.  The decline between the periods is primarily the result of an investment securities write-down.

•
Non-interest expense increased by $559,000 or 17.01% for the year ended December 31, 2008, as compared to the year ended December 31, 2007.  The increase between the periods is primarily the result of an increase in compensation expenses relating to the hiring of a certified financial planner in June 2007, the addition of an administrative assistant and an investment advisor for Slavie Financial Services in the fourth quarter of 2008, the hiring of two experienced commercial loan originators, one in February 2007 and the other in November 2007, an average compensation increase of 3% for non-executive personnel and the approval of a performance based bonus plan by our compensation committee due to the attainment of definitive goals and objectives.

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

Our non-interest income, which currently consists primarily of rental income, gain on sale of loans and other miscellaneous income, historically nominal, had improved over the past few years.  However, the decline during 2008 is primarily the result of an investment securities write down.  Despite the current loss, one of our strategies is to continue to build our sources of non-interest income.  See “Business Strategy.”  Non-interest expense currently consists primarily of compensation and related expenses, occupancy expense, deposit insurance premiums, advertising expense, data processing expense, furniture, fixture and equipment expenses, telephone, postage and delivery expenses and other general and administrative expenses.

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

The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements.  These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.  Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses and the valuation of foreclosed assets as the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

Securities available for sale are carried at fair value.  As disclosed in Note 2 to the Consolidated Financial Statements, there are certain securities in an unrealized loss position that management believes at this time are temporarily impaired.  Unrealized gains and losses, net of tax, on available for sale securities are reported as accumulated other comprehensive income (loss) until realized, unless management deems the investment to be other-than-temporarily impaired.  If the fair value of these securities does not recover in a reasonable period of time or management can no longer demonstrate the ability and intent to hold them until recovery, a write down through the statement of operations would be necessary.  Realized gains and losses on sales, determined using the specific identification method, and other than temporary impairment of investment securities are included in earnings.  As declines in the fair value of available for sale and held to maturity securities that cause them to drop below their cost are deemed to be other-than-temporary in nature, such declines are reflected in earnings as realized losses.  Investments and mortgage-backed securities held to maturity are carried at amortized cost since management has the ability and intention to hold them to maturity.  Amortization of related premiums and discounts are computed using the level yield method over the terms of the securities.

The Company evaluates securities for other-than-temporary impairment on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment with the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.  In evaluating an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts’ reports.

The Company purchased Shay Asset Management Fund (AMF) Ultra Short Mortgage Fund, consisting primarily of short-term adjustable rate mortgage securities, to control its interest rate risks and to generate interest income.  It purchased the mutual funds incrementally between the years 2001 and 2003.  As of December 31, 2008, the mutual fund has a fair value of $7,040,000.  Management has identified the Shay AMF Ultra Short Mortgage Fund as an impaired asset, meaning that the fair value is below the cost of the investment and these securities available for sale are carried at fair value.  At the end of the third quarter of 2008, the Company identified the Shay AMF Ultra Short Mortgage Fund as being other-than-temporarily impaired and realized an impairment loss of $1,678,000 on these securities.  We realized an additional impairment loss of $799,000 in the fourth quarter of 2008, for a total impairment loss of $2,477,000 for 2008.  The write-down is a result of declines in pricing levels differing from those existing at the time of the purchase of the fund due to the deterioration of the underlying collateral portfolio.  The loss on our investments of $2,477,000 is treated as a capital loss and we would only be able to recognize a tax benefit for the year ended December 31, 2008 if we have a feasible plan implemented to generate capital gains to offset the capital losses.  We would have to implement a feasible plan, such as the sale of a branch building, within the next five years, in order to be able to recognize the tax benefit.  Since we do not intend to sell a branch or take any other action that would create a capital gain, we do not expect to be able to utilize this potential tax benefit.  A full valuation allowance was recorded on the tax benefit attributable to the investment loss due to our uncertain ability to generate sufficient capital gains to utilize the capital loss.  The mutual funds have no stated maturity date.

The Shay Asset Management Fund continues to pay an attractive yield, as has been the case since our initial investment.  However, although the mutual fund holds primarily the highest quality credit rating adjustable rate mortgages and the investment is paying as agreed, management could no longer maintain that the increased unrealized losses on the fund were temporary in nature.  In order to adhere to Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt Equity Securities,” which requires an asset that is other-than-temporarily impaired to be written down, management considered the duration and the severity of its impaired asset and felt that the sharp decline in the security’s value over the past twelve months forced us to recognize the Shay AMF Ultra Short Mortgage Fund as being an other-than-temporarily impaired asset and recognized an impairment loss of $2,477,000 on these securities.  Further, in order to reduce our exposure to continued short-term volatility in the value of this asset, Management initiated a $250,000 90 day rolling period redemption of shares in the fund, beginning with the first quarter of 2009.  Management anticipates that, over time, the asset values of the fund will improve as liquidity is restored to the market.  Management has the intent and ability to hold these securities for the foreseeable future.

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.  In determining the allowance evaluation, Management considers the estimated net realizable value of the property collateralizing the loan, including liquidation expenses and legal fees incurred.

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

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral and the financial condition of the borrower.  The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon volume and classification of loans. Changes in allowance factors or in management’s interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets.  Also, errors in management’s perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs, which would adversely affect income and capital.  For additional information regarding the allowance for loan losses, see “Results of Operations for the Years Ended December 31, 2008 and 2007 - Provision for Loan Losses and Analysis of Allowance for Loan Losses.”

Business Strategy

Our business strategy is to operate and grow a profitable community-oriented financial institution serving retail and commercial customers in our market area.  The following strategic initiatives form the foundation of our strategy:

Our business strategy is to grow and improve our profitability by:

•	Leveraging excess equity to improve earnings;

•	Increasing loan diversification with an emphasis on commercial lending;

•	Increasing residential loan originations to sell on the secondary market, while retaining jumbo residential loans in our portfolio;

•	Increasing customer access through enhanced electronic delivery systems;

•	Building sources of fee revenue to increase non-interest income;

•	Maintaining a high quality loan portfolio through prudent underwriting practices; and

•	Adding new products and services and improving channels of communication with our customers.

Leveraging excess equity to improve earnings.  Leveraging excess equity means that we have sufficient regulatory capital to increase our deposits and borrowings to finance a greater amount of interest earning assets.  Our borrowings increased $1,300,000 during 2008 and decreased $5,000,000 during 2007.

Increasing loan diversification, particularly with respect to commercial business and commercial real estate loans.  We believe that increasing loan diversification has increased our competitive profile and improved net interest income through higher yields.  Established in April 2004, our commercial loan department added two experienced commercial lenders in 2007.  We focus our commercial lending activities on small to mid-size businesses in our market area.  We seek to distinguish ourselves by providing responsive personal service and local decision making.  Our goal is to grow the commercial business and commercial real estate loan portfolio to 30% of total loans over the next two years.  During 2008, our commercial real estate loans increased from $12,273,000 to $19,408,000, or 11.82% of our loan portfolio and our commercial business loans decreased slightly from $3,593,000 to $3,501,000, or 2.13% of our loan portfolio.  We have also expanded our consumer lending activities by cross-selling to a larger base of transaction accounts.

Increasing residential loan originations.  During 2008, we continued to originate residential mortgage loans within our market area.  As of December 31, 2008 and December 31, 2007, $110,061,000 and $112,198,000, respectively, or 67.04% and 74.55%, respectively, of our total loan portfolio consisted of one- to four-family residential loans, including acquisition and renovation loans and non-owner occupied rehabilitation loans.  During the years ended December 31, 2008 and December 31, 2007, we originated $22,435,000 and $23,868,000, respectively, of one- to four-family residential mortgage loans, including acquisition and renovation loans, and non-owner occupied rehabilitation loans.

Our growth strategy contemplates that we will only retain for our portfolio those loans meeting our interest rate risk and balance sheet composition targets and will sell the remaining loans in the secondary market on a servicing released basis and with recourse provisions that are standard in the industry.  Our goal continues to be to increase the number of fixed rate residential loans that we sell in the secondary market.  While continuing to emphasize our prudent underwriting standards, we intend to retain jumbo residential loan originations in our portfolio as a means to increase interest income, since these loans generally yield a higher rate of interest than conforming loans.  We continue to evaluate selling loans on a servicing retained basis.  During 2008, we sold five residential mortgage loans with a total principal balance of $843,000.  The reason for the lack of loan volume in 2008 was due to not having a residential loan officer in the first half of 2008 and the rapid decline in residential home values, making it difficult for borrowers to attain acceptable loan-to-value ratios.  We hired an experienced residential loan officer in the first quarter of 2009 in anticipation of a refinance surge due to the lower interest rates on this type of loan and we expect to sell a higher volume of loans during 2009.  Decisions to sell loans are based on prevailing market interest rate conditions and interest rate risk management and not on the anticipated collectibility of the loan sold.

We believe enhanced residential mortgage loan origination volume should (1) increase opportunities for non-interest income and (2) enhance the customer base for cross-selling purposes.

Increasing customer access through enhanced electronic delivery systems. We believe that our electronic delivery systems will increase transaction accounts, emphasize cross-selling, increase non-interest income and raise our profile.  We offer remote deposit to our commercial accountholders and check imaging to our checking accountholders, with an option for e-statement delivery.  We are affiliated with an expanded Automated Teller Machine network, allowing our customers to use over 52,500 ATM machines throughout the United States, without charge.  Also, we continue to offer free ServiceFirst Internet Banking, Simplicity Bill Pay to our retail customers, and Turn Key Business Bill Pay to our commercial account holders, allowing them to view their account information online, transfer balances among Slavie accounts and pay their bills electronically at any time.  We expect to implement an on-line savings account opening option in the first half of 2009.

Building sources of fee income.  We have increased our fee income by, among other things, intensifying the marketing of transaction accounts and business checking accounts and broadening the financial products and services we offer.  We offer a money market account with what we believe is an attractive tri-tiered interest rate level option, a business checking account with an earnings credit feature to counterbalance the typical service fees charged, and a premium rate personal checking account, requiring higher balances but paying a very competitive interest rate without the standard service fees.  We provide financial planning and investment guidance services to our customers.  Our activities to date in this area have improved significantly over prior years.  Fee income increased by $80,000 during 2008 compared to 2007.

Maintaining a high quality loan portfolio through prudent underwriting practices.  We believe that high asset quality is a key to long-term success.  We have sought to maintain a high level of asset quality and moderate credit risk by focusing, in part, on residential mortgage lending and by using conservative underwriting standards.  At December 31, 2008, our nonperforming loans (loans that were 90 days or more past due) were 0.97% of our total loan portfolio and 0.85% of total assets.  Although we intend to continue to increase our commercial mortgage and commercial business lending, which have greater credit risk than residential mortgage loans, we will continue to use conservative underwriting standards.

Adding new products and services and improving upon how we inform our customers of Today’s Slavie.  In 2008, we implemented a Slavie credit card, foreign currency services for our customers traveling abroad, and coin counting services in each of our branch lobbies.  We extended our financial services operation, adding a financial planning expert to join our certified financial planner, both of whom sell non-insured investment products, offering our customers a wide variety of investing guidance to reach their financial well being potential.  We have informed our customers of the launching of these new products and services through the distribution of a quarterly newsletter, entitled Today’s Slavie, which we started to publish in the second quarter of 2007.

Comparison of Financial Condition at December 31, 2008 and 2007

Assets.  Our total assets increased by $6,638,000, or 3.85%, to $178,882,000 at December 31, 2008, from $172,244,000 at December 31, 2007.  The increase in total assets resulted primarily from increases of $9,565,000, or 6.47%, in net loans receivable, from $147,744,000 at December 31, 2007 to $157,309,000 at December 31, 2008 and $2,579,000, or 201.96% in cash and cash equivalents, from $1,277,000 at December 31, 2007 to $3,856,000 at December 31, 2008.  These increases were partially offset by decreases of $3,000,000, or 100.00%, in investment securities - held to maturity, from $3,000,000 at December 31, 2007 to $0 at December 31, 2008, $695,000, or 30.93%, in mortgage backed securities - held to maturity, from $2,247,000 at December 31, 2007 to $1,552,000 at December 31, 2008, and $1,902,000, or 21.27% in investment securities - available for sale, from $8,942,000 at December 31, 2007 to $7,040,000 at December 31, 2008.

Approximately 74.59% of the $9,565,000 increase in net loans receivable was the result of additional commercial real estate loan originations, which is consistent with our intended growth strategy in this area.  Cash and cash equivalents increased primarily due to a concerted effort to increase our liquidity levels, particularly in the current economic environment.  In general, the decrease in mortgage-backed securities resulted from scheduled repayments and payoffs and our use of the received funds to originate loans.  We may elect to purchase mortgage-backed securities in the future, but have no definite plans to do so at this time.

Liabilities.  Total liabilities increased by $9,270,000, or 6.16%, to $159,745,000 at December 31, 2008, from $150,475,000 at December 31, 2007.  The increase in total liabilities resulted primarily from increases of $9,105,000, or 7.98%, in deposits, from $114,098,000 at December 31, 2007 to $123,203,000 at December 31, 2008 and $1,300,000, or 3.82% in borrowings, from $34,000,000 at December 31, 2007 to $35,300,000 at December 31, 2008, partially offset by decreases of $744,000, or 69.08% in checks outstanding in excess of bank balance, from $1,077,000 at December 31, 2007 to $333,000 at December 31, 2008 and $421,000, or 43.81%, in other liabilities, from $961,000 at December 31, 2007 to $540,000 at December 31, 2008.  The increase in borrowings is the result of taking additional Federal Home Loan Bank (“FHLB”) advances to fund our loan originations.  The balance in checks outstanding in excess of bank balance at the end of a period is dependent on the number and amounts of checks issued on checking accounts drawn on the Company, as well as a correspondent bank account and when such checks are presented for payment.  Any excess funds are automatically transferred into an interest-earning federal funds account.  Therefore, changes in checks outstanding in excess of bank balances as reflected on the statements of financial condition, generally, do not reflect any underlying changes in the Company’s financial condition.  The other liabilities consist primarily of accrued federal and state income taxes and accrued interest on Federal Loan Home Bank borrowings.

Stockholders’ Equity.  Total equity decreased by $2,632,000, or 12.09% to $19,137,000 at December 31, 2008, compared to $21,769,000 at December 31, 2007 due to a non-cash charge to earnings of $2,477,000 for an other-than-temporary impairment in the value of investments in our investment portfolio, resulting in a net loss of $2,153,000. We also repurchased $798,000 of our common stock during the year.  We are considered “well capitalized” under the risk-based capital guidelines applicable to us.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates.  No tax equivalent adjustments were made as no income was exempt from federal income taxes.  All average balances are monthly average balances.  We do not believe that the monthly averages differ materially from what the daily averages would have been.  Non-accruing loans have been included in the table as loans carrying a zero yield.  The amortization of loan fees is included in computing interest income, however, such fees are not material.

	At December 31,		Years Ended December 31,
	2008		2008				2007				2006
	Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$157,309	5.89%	$153,580	$9,260		6.03%	$145,659	$8,435		5.79%	$147,238	$8,165		5.55%
Mortgage-backed securities	1,552	5.15	1,850	80		4.32	2,683	118		4.40	3,773	157		4.16
Investment securities (available for sale)	7,040	5.36	8,209	377		4.59	8,751	452		5.17	8,339	390		4.68
Investment securities (held to maturity)	-	-	1,083	42		3.88	3,583	138		3.85	4,000	151		3.78
Other interest-earning assets	4,165	2.38	2,927	99		3.38	4,383	271		6.18	3,931	228		5.80

Total interest-earning assets	170,066	5.80%	167,649	9,858		5.88%	165,059	9,414		5.70%	167,281	9,091		5.43%

Non-interest earning assets	8,816		8,250				7,406				7,074

Total assets	$178,882		$175,899				$172,465				$174,355

Interest-bearing liabilities:
Savings deposits	$12,961	0.87%	$13,536	113		0.83%	$16,113	172		1.07%	$23,132	288		1.25%
Demand and NOW accounts	11,102	2.01	10,592	223		2.11	7,552	198		2.62	4,055	68		1.68
Certificates of deposit	97,245	4.30	95,239	4,177		4.39	88,964	4,290		4.82	82,037	3,497		4.26
Escrows	-	-	2	-		-	5	-		-	11	-		-
Borrowings	35,300	3.42	32,158	1,209		3.76	33,917	1,477		4.35	39,250	1,614		4.11

Total interest-bearing liabilities	156,608	3.65%	151,527	5,722		3.78%	146,551	6,137		4.19%	148,485	5,467		3.68%

Non-interest-bearing liabilities	3,137		3,417				3,691				3,330

Total liabilities	159,745		154,944				150,242				151,815

Total equity(2)	19,137		20,955				22,223				22,540
Total liabilities and equity	$178,882		$175,899				$172,465				$174,355

Net interest income				$4,136				$3,277				$3,624
Interest rate spread(3)		2.15%				2.10%				1.51%				1.75%
Net interest-earning assets	$13,458		$16,122				$18,508				$18,796
Net interest margin(4)		2.43%				2.47%				1.99%				2.17%
Ratio of interest earning assets to interest bearing liabilities				1.10	x			1.12	x			1.12	x

(1)	Loans receivable are net of the allowance for loan losses.
(2)	Total equity includes retained earnings and accumulated other comprehensive income (loss).
(3)	Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest earning assets.

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

	Years Ended December 31,			Years Ended December 31,
	2008 vs. 2007			2007 vs. 2006
	Increase/(Decrease) Due to			Increase/(Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
	(Dollars in Thousands)

Interest income:
Loans receivable	$468	$357	$825	$(87)	$357	$270
Mortgage-backed securities	(36)	(2)	(38)	(48)	9	(39)
Investment securities (available for sale)	(25)	(50)	(75)	20	42	62
Investment securities (held to maturity)	(97)	1	(96)	(16)	3	(13)
Other interest-earnings assets	(73)	(99)	(172)	27	16	43

Total interest income	237	207	444	(104)	427	323

Interest expense:
Savings deposits	(25)	(34)	(59)	(79)	(37)	(116)
Demand and NOW deposits	69	(44)	25	79	51	130
Certificates of deposits	288	(401)	(113)	310	483	793
Escrow.	0	0	0	0	0	0
Borrowings	(74)	(194)	(268)	(227)	90	(137)

Total interest expense	258	(673)	(415)	83	587	670

Net interest income	$(21)	$880	$859	$(187)	$(160)	$(347)

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007

Net Income.  Net income decreased by $2,256,000, or 2,190.29%, to a net loss of $2,153,000 for the year ended December 31, 2008, from net income of $103,000 for the year ended December 31, 2007.  The decrease was primarily due to a non-cash charge to earnings of $2,477,000 as a result of an other-than-temporary impairment in the value of the AMF Ultra Short Mortgage Fund held in our investment portfolio.  The loss in the value of the AMF Fund was reported as unrealized losses on the consolidated statements of financial condition in 2007.  The decline in earnings is also the result of an increase in non-interest expenses of $559,000, or 17.01%, primarily due to an increase in compensation expenses related to the hiring of two experienced commercial loan originators in 2007, a certified financial planner in June 2007, an investment advisor and an administrative assistant in the fourth quarter of 2008 and the approval of a performance based bonus plan by our compensation committee due to the attainment of definitive goals and objectives.  These declines were partially offset by an improvement of $859,000, or 26.21%, in net interest income and a $64,000, or 26.23% decrease in the provision for loan losses.

Net Interest Income.  Net interest income increased $859,000, or 26.21%, to $4,136,000 for the year ended December 31, 2008, from $3,277,000 for the year ended December 31, 2007.  The increase was primarily a result of a $2,590,000, or 1.57%, increase in average interest earning assets to $167,649,000 from $165,059,000, an 18 basis point increase in the yield on average interest earning assets, from 5.70% to 5.88%, and a 41 basis point decrease in the cost of average interest bearing liabilities, from 4.19% to 3.78%.  These were partially offset by a $4,976,000, or 3.40%, increase in average interest bearing liabilities to $151,527,000 from $146,551,000.

Our interest rate spread increased to 2.10% during the year ended December 31, 2008 from 1.51% during the year ended December 31, 2007, reflecting an increase in the yield of our average interest earning assets and an even greater decrease in the cost of our average interest bearing liabilities.  Our net interest margin increased to 2.47% from 1.99% because of a higher yield on average interest earning assets and a decrease in the cost of our average interest bearing liabilities.

The ratio of interest earning assets to interest bearing liabilities decreased slightly to 1.10 times for the year ended December 31, 2008 from 1.12 times for the same period in 2007.

Interest Income.  Interest income increased by $444,000, or 4.72%, to $9,858,000 for the year ended December 31, 2008, from $9,414,000 for the year ended December 31, 2007.  The increase in interest income resulted primarily from an increase of $825,000, or 9.78%, in interest and fee income from loans, partially offset by decreases of $171,000, or 28.98%, in interest income from investment securities, $38,000, or 32.20% in interest income from mortgage backed securities and $172,000, or 63.47%, in interest income from other interest earning assets (primarily consisting of interest earned on federal funds sold and Federal Home Loan Bank stock).

The increase in interest income reflected a $2,590,000, or 1.57%, increase in the average balance of interest earning assets to $167,649,000 from $165,059,000 and an 18 basis point increase in the yield on average interest earning assets to 5.88% for the year ended December 31, 2008 from 5.70% for the year ended December 31, 2007, reflecting an increase in our loan volume, primarily commercial real estate loans, and the higher interest rates those loans yield.

The increase in interest income and fees on loans was due to a $7,921,000, or 5.44%, increase in average net loans receivable, from $145,659,000 for the year ended December 31, 2007 to $153,580,000 for the year ended December 31, 2008 and a 24 basis point increase in the average yield on net loans receivable.  The decrease in interest income from investment securities was primarily reflective of a 27 basis point decrease in the average yield and a $3,042,000, or 24.66%, decrease in the average balance of investment securities.  The decrease in the average balance and average yield of investments is consistent with our strategic plan of using the proceeds of matured investments to fund commercial real estate loan originations at higher yields.

The decrease in interest income from other interest earning assets (federal funds sold and Federal Home Loan Bank stock) was due to a $1,456,000, or 33.22%, decrease in average other interest earning assets, from $4,383,000 for the year ending December 31, 2007 to $2,927,000 for the year ending December 31, 2008 (as a result of using federal funds to fund commercial real estate loan originations) and a 280 basis point decrease in the average yield on these assets (as a result of decreases in short term market interest rates).

The decrease in interest income from mortgage-backed securities was primarily the result of a $833,000, or 31.05%, decrease in average mortgage-backed securities and a slight decrease of 8 basis point in the yield on these securities.  The decrease in the average yield on the mortgage backed securities is due to the repricing of our Ginnie Mae Adjustable Rate Mortgage  investments at a lower rate than the prior period.

Interest Expense.  Interest expense, which consists of interest paid on deposits and borrowings, decreased by $415,000, or 6.76% to $5,722,000 for the year ended December 31, 2008, from $6,137,000 for the year ended December 31, 2007.  The decrease in interest expense reflects a 41 basis point decrease in the cost of average interest bearing liabilities, to 3.78% for the year ended December 31, 2008 from 4.19% for the year ended December 31, 2007, while the balance of average interest bearing liabilities increased to $151,527,000 for the year ended December 31, 2008 from $146,551,000 for the same period of 2007.  Interest paid on deposits decreased due to a decrease of 36 basis points in the average cost of deposits as a result of lower market interest rates, partially offset by an increase in the average balance of interest bearing deposits to $119,367,000 for the year ended December 31, 2008 from $112,629,000 for the same period of 2007.  Interest on borrowings decreased because the average balance of borrowings decreased to $32,158,000 for the year ended December 31, 2008 from $33,917,000 in the same period of 2007 and the average cost of borrowings decreased by 59 basis points as a result of borrowings at lower interest rates.

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

Based on our evaluation of these factors, management made a provision of $180,000 and $244,000 for the years ended December 31, 2008 and December 31, 2007, respectively.  There were four overdraft protection line of credit loan charge-offs of $3,000 during the year ended December 31, 2008.  There was one commercial non-real estate loan charge-off of $120,000 and four overdraft protection line of credit loan charge-offs of $2,000 during the year ended December 31, 2007.  As discussed in the section of our Form 10-K for the year ended December 31, 2008 entitled “Business of Slavie Federal Savings Bank – Allowance for Loan Losses - Specific Allowance on Identified Problem Loans,” we fully reserved for a commercial non-real estate loan in the allowance for loan losses because, although the borrower is paying as agreed per a workout agreement, we believe there is a substantial likelihood that we will not collect the total amount of the outstanding principal balance.  In 2008, we developed a more stringent methodology for computing the allowance, which reflects credit quality and composition trends, loan volumes and concentrations, seasoning of the loan portfolio and economic and business conditions, which management believes will more accurately reflect current real estate values and any potential decline of the current economic conditions.

The provision for 2008 reflects the effects of an increase of $7,135,000 in commercial real estate loans and the classification of two real estate commercial loans as impaired, as well as an increase in non-performing loans during the year ended December 31, 2008.  Non-performing loans increased to $1,519,000 at December 31, 2008 from $468,000 at December 31, 2007, or 224.57% for the period.  Non-performing loans were 0.97% and 0.32% of total loans at December 31, 2008 and 2007.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change.  If circumstances differ substantially from the assumptions used in making our determinations, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected.  The level of the allowance is based on estimates, and the ultimate losses may vary from these estimates.

The allowance for loan losses totaled $1,149,000, or 0.70%, of gross loans outstanding of $164,164,000 at December 31, 2008, compared to an allowance for loan losses of $972,000, or 0.65% of gross loans outstanding of $150,501,000 at December 31, 2007.  The increase to the loan loss reserve is due to the increased commercial real estate loan balances, which creates a mix of riskier loan products since commercial loans are considered to be higher risk than residential mortgage loans, as well as an increase in non-accrual loans at December 31, 2008.  We also classified two commercial real estate loans, with balances totaling $239,000 at December 31, 2008, as impaired as we believe there is a possibility that we may not collect all outstanding balances due.  In the first quarter of 2008, the borrowers of the two commercial real estate loans filed Chapter 13 personal bankruptcy, which was denied and dismissed in the third quarter of 2008.  They filed Chapter 13 personal bankruptcy again near the end of the third quarter of 2008 and it was converted to a Chapter 7 personal bankruptcy on October 3, 2008.  Our attorney filed an Order of Relief from Stay on November 19, 2008.  Our attorney is in the process of sending the Notice of Intent to Foreclose.  We have adequate allowance for loan loss provisions for these two loans.  As of December 31, 2008 and December 31, 2007, pursuant to regulatory requirements, we have specific reserves of $100,000 within the allowance for loan losses because we believe there is a substantial likelihood that we will not collect the total amount of the outstanding principal balance on a commercial non-real estate loan that is classified as impaired.  The corporate commercial loan borrower filed Chapter 7 corporate bankruptcy in the third quarter of 2006 and filed Chapter 7 personal bankruptcy in the second quarter of 2007.  We restructured the remaining debt to facilitate repayment of the loan in the third quarter of 2007 and the borrower has been making payments in accordance with the terms of the restructured loan agreement.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses.  The Office of Thrift Supervision may require us to increase the allowance for loan losses based on its judgments about information available to it at the time of its examination, which would adversely affect our results of operations.

Other Income (Loss).  Non-interest income decreased $2,468,000 or 568.66%, to a loss of $2,034,000 for the year ended December 31, 2008, as compared to income of $434,000 for the year ended December 31, 2007.  The decrease in non-interest income is primarily the result of a $2,477,000 increase in losses on investments, as a result of other-than-temporary impairment in the value of the AMF Ultra Short Mortgage Fund held in our investment portfolio.  Management felt that the fund was no longer temporarily impaired due to the longevity of its impairment and a credit rating downgrade, from AAA to Af, as a result of an increase of delinquencies in the underlying collateral.  There were also decreases of $88,000, or 83.02%, in gains on sale of loans to $18,000 for the year ended December 31, 2008 (as a result of not being able to sell as many loans on the secondary market due to the depressed market for the sale and purchase of these loans in the current economic environment), as compared to $106,000 for the same period of 2007.  Rental income from our headquarters building increased $17,000, or 10.43%, to $180,000 for the year ended December 31, 2008 as compared to $163,000 for the year ended December 31, 2007.  The increase in rental income is a result of an $11,500 early termination penalty and an increase in rental rates provided for in the applicable lease agreements of certain non-affiliated tenants during the past year, slightly offset by the loss of rent from a tenant we lost during the first half of 2008, who paid rent due pursuant to the agreed upon rent schedule only through July 2008.

Our other income (generally, fees from sales of non-insured investment products, processing fees and late charges on loan products and income from checking accounts and ATM usage) increased by $80,000, or 48.48%, to $245,000 for the year ended December 31, 2008, as compared to $165,000 for the year ended December 31, 2007.  The increase is primarily due to $43,000 earned from commissions of non-insured investment products sales through our financial services operation, $18,000 in checking account fees and $8,000 in loan processing fees.

Non-interest Expense.  Non-interest expense was $3,845,000 for the year ended December 31, 2008 as compared to $3,286,000 for the year ended December 31, 2007, an increase of $559,000, or 17.01%.  The increase was due primarily to increases of $367,000, or 21.09%, in compensation and related expenses, $82,000, or 20.71% in other expenses, $39,000, or 23.49%, in service bureau expenses, $23,000, or 11.98%, in advertising expenses and $12,000, or 85.71%, in FDIC insurance assessments.

The increase in compensation and related expenses is primarily the result of the hiring of two experienced commercial loan originators, one in February 2007 and the other in November 2007, a certified financial planner in June 2007 and an investment advisor in November 2008, along with the addition of an administrative assistant to support the latter two positions, as well as payroll accruals of $124,000 for a performance based bonus plan, allocated in the first quarter of 2009.  The performance based bonus plan, established in 2007, is determined on an annual basis by our compensation committee, comprised of outside directors, and is measured based on improvements in profitability and net interest margins.  The bonus plan was determined based on net income after taxes of $324,000, exclusive of the nonrecurring other-than-temporary impairment write down.  No bonuses were allocated in 2007.  The increase in other expenses is the result primarily of a loss in an investment in which we have a minor interest, office supplies expenses, and expenses related to our financial planning services.  The increase in service bureau expenses is the result of multiple information technology conversions, upgrades and the addition of new products for our customers throughout 2008.

Income Tax Expense.  The provision for income taxes increased to $230,000 for the year ended December 31, 2008 from $78,000 for the year ended December 31, 2007, representing an increase of $152,000, or 194.87%.  We calculated a provision for income taxes even though we show a loss before income taxes of $1,923,000 for the year ended December 31, 2008 because the loss on our investments of $2,477,000 is treated as a capital loss and resulted in a deferred tax asset with a valuation allowance in the tax provision computation.  We would only be able to recognize a tax benefit for the year ended December 31, 2008, if we had implemented a feasible plan to generate capital gains to offset the capital losses.  We have not implemented such a plan because it would entail selling a branch building or taking any other action that would create a capital gain and we do not expect such action to be part of our strategic plan within the next five years.  A full valuation allowance was recorded on the tax benefit attributable to the investment loss due to our uncertain ability to generate sufficient capital gains to utilize the capital loss.  The effective tax rate, excluding the effects of the impairment charge on investment securities for which a full valuation allowance was recorded, was 41.51% and 43.09% for 2008 and 2007, respectively.

Management of Market Risk

General.  The majority of our assets and liabilities are monetary in nature.  Consequently, our most significant form of market risk is interest rate risk.  Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting of deposits and borrowings.  As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates.  Accordingly, we have an asset/liability management committee, which consists of senior management and one outside director operating under a policy adopted by the board of directors.  The committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.  Senior management monitors the level of interest rate risk on a regular basis and the asset/liability management committee meets at least monthly to review our asset/liability and liquidity policies and interest rate risk position.  With record levels of unemployment, credit tightening, bankruptcies and home foreclosures, management has become more stringent with their already very conservative underwriting standards.  We view the current market volatility as a business opportunity to leverage existing business relationships, our reputation for exceptional customer service and our reliance on experienced personnel in order to increase our loan growth with managed loan concentrations.

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

The table below sets forth, as of December 31, 2008, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

	Net Portfolio Value			Net Portfolio Value as a % of Present Value of Assets
Change in Interest Rates (basis points)	Estimated NPV	Amount of Change	Percent Of Change	NPV Ratio	Change in Basis Points
(Dollars in Thousands)

+300	$8,926	$(3,392)	(28)%	5.08%	(158) basis points
+200	10,880	(1,439)	(12)	6.07	(59) basis points
+100	12,154	(164)	(1)	6.66	- basis points
+50	12,376	58	-	6.74	7 basis points
0	12,319	-	-	6.67	- basis points
-50	12,057	(261)	(2)	6.50	(17) basis points
-100	11,659	(660)	(5)	6.27	(40) basis points

The table above indicates that at December 31, 2008, in the event of a 100 basis point increase in interest rates, we would experience a 1% decrease in net portfolio value.  In the event of a 200 basis point increase in interest rates, we would experience a 12% decrease in net portfolio value.

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

As indicated above, our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates.  Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds.  If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect the interest rate spread.  In order to offset the potential effects of dramatic increases in market rates of interest, we have, among other things, implemented and will continue to pursue a number of strategies designed to assist in managing interest rate risk, including the following:

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

Our most liquid assets are cash and cash equivalents.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At December 31, 2008, cash and cash equivalents totaled $3,856,000.  Securities classified as available-for-sale, which can provide additional sources of liquidity, totaled $7,040,000 at December 31, 2008.  However, because management has the intent and ability to hold these securities until recovery, management does not consider these securities as a source of liquidity at December 31, 2008.  Also, at December 31, 2008, we had advances outstanding of $35,300,000 from the Federal Home Loan Bank of Atlanta.  On that date, we had the ability to borrow an additional $18,365,000.

At December 31, 2008, we had outstanding commitments to originate loans of $3,841,000 (excluding the undisbursed portions of loans).  These commitments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded, although this is unusual.  We also extend lines of credit to customers, primarily home equity lines of credit.  The borrower is able to draw on these lines as needed, thus the funding is generally unpredictable.  Unused home equity lines of credit amounted to $4,896,000 at December 31, 2008 and unused commercial lines of credit amounted to $9,849,000 at December 31, 2008.  Since the majority of unused lines of credit expire without being funded, it is anticipated that our obligation to fund the above commitment amounts will be substantially less than the amounts reported.

Certificate of deposit accounts scheduled to mature within one year totaled $61,909,000, or 50.25%, of total deposits at December 31, 2008.  Management believes that the large percentage of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in long-term certificates of deposit in the current interest rate environment.  If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and/or additional borrowings.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2009.  We believe, however, based on past experience, a significant portion of our certificates of deposit will remain with us.  We also believe we have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of December 31, 2008.

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(Dollars in thousands)
Contractual Obligations
Long and short-term debt obligations	$35,300	$10,300	$-	$-	$25,000
Certificate of deposit maturities	97,245	61,909	22,913	12,423	-
Total	$132,545	$72,209	$22,913	$12,423	$25,000

Our borrowings are with the Federal Home Loan Bank of Atlanta and are secured by Federal Home Loan Bank of Atlanta stock that we own and a blanket lien on mortgages.  Borrowings at December 31, 2008 consisted of $500,000 short term fixed rate FHLB advances bearing interest at 2.77% and $25,000,000 long term convertible rate FHLB advances with fixed interest rates ranging from 3.63% to 4.59%.  If not repaid or converted to a different product, the convertible rate advances will convert from a fixed to a floating rate after the initial borrowing periods ranging from three to sixty months.  There is also $9,800,000 short term daily rate FHLB advance bearing an interest rate of 0.46% as of December 31, 2008.  Borrowings at December 31, 2007 consisted of $6,000,000 short term fixed rate FHLB advances bearing interest at 4.52% and $26,500,000 long term fixed rate FHLB advances with interest rates ranging from 3.63% to 4.90%.  There was also $1,500,000 short term daily rate FHLB advance bearing an interest rate of 4.40% as of December 31, 2007.

The following table represents information regarding short term FHLB borrowings during the years ended December 31, 2008 and 2007.

	December 31,	December 31,
	2008	2007
	(Dollars in thousands)
Total outstanding at period-end	$10,300	$7,500
Average interest rate at period-end	0.57%	4.56%
Average balance during the period	$6,033	$7,792
Average interest rate during the period	2.27%	5.17%
Maximum balance during the period	$10,300	$11,500

Our primary investing activity is the origination of loans, primarily one- to four-family residential mortgage loans, commercial real estate loans, and the purchase of securities.  Our primary financing activity consists of activity in deposit accounts and Federal Home Loan Bank of Atlanta advances.  Deposit growth outpaced asset growth over the past two years and the increased liquidity has been placed in a federal funds account with our correspondent bank, used to pay down borrowed funds and to fund commercial and acquisition and renovation loans.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  We generally manage the pricing of our deposits to be competitive.  Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended December 31,
	2008	2007
	(Dollars in Thousands)
Investing Activities:
One- to four-family loan originations	$22,435	$23,868
Other loan originations	20,814	9,825
Financing Activities:
Increase in deposits	9,105	2,275
Increase (Decrease) in FHLB advances	1,300	(5,000)

The foregoing was consistent with our expectations and the pricing policies we implemented.  Deposit products other than savings deposits increased during 2008.  Specifically, certificates of deposit increased by $7,570,000, NOW and money market demand deposits increased by $1,465,000 and non-interest bearing demand deposits increase by $594,000, while savings deposits decreased by $524,000.

We are not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations, nor are we aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2008, we exceeded all of our regulatory capital requirements.  We are considered “well capitalized” under regulatory guidelines.  See Note 10 of the notes to the consolidated financial statements.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  Our exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments.  We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments, therefore, the credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers.  We evaluate each customer’s credit worthiness on a case-by-case basis on all types of credit extension.

Financial Instruments Whose
Contract Amount Represents	Contract Amount At
Credit Risk	December 31, 2008	December 31, 2007

Lines of credit – commercial real estate	$9,849	$3,819
Lines of credit – home equity	4,896	4,964
Lines of credit – overdraft checking	125	129
Mortgage loan commitments	3,841	1,541

Commercial real estate lines of credit, including equipment lines of credit discussed below, are generally secured by a blanket lien on assets of the borrower.  Revolving Lines of Credit (RLOC) are typically used for short term working capital needs and are based most heavily on the accounts receivable and inventory components of the borrower’s balance sheet.  RLOC have terms of one year, are subject to annual reaffirmation and carry variable rates of interest.  We generally receive a one percent fee, based on the commitment amount.  The available line of credit for commercial real estate loans and non-real estate loans, as well as acquisition and development loans and construction loans increased by $6,030,000, or 157.89%, from $3,819,000 at December 31, 2007 to $9,849,000 at December 31, 2008.  The increase is due to an increase in the number of commercial real estate loans originated in the year ended December 31, 2008 and the fact that many of the loans have only used a small portion of their available lines of credit, leaving us additional funds available for lending.  The borrower is able to draw on these lines as needed, thus the funding is generally unpredictable.

Equipment lines of credit are secured by equipment being purchased and sometimes by a blanket lien on assets of the borrower as well.  Each advance is repaid over a term of three to five years and carries a variable or prevailing fixed rate of interest.  We will generally advance up to 75% of the cost of the new or used equipment.  These credit facilities are revolving in nature and the commitment is subject to annual reaffirmation.

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

Our outstanding commitments to make mortgages are at fixed rates ranging from 4.250% to 8.500% and 6.250% to 8.250% at December 31, 2008 and December 31, 2007, respectively.  Loan commitments expire 60 days from the date of the commitment.

For the years ended December 31, 2008 and December 31, 2007, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Inflation and Changing Prices

The financial statements and related notes of SFSB, Inc. and subsidiaries have been prepared in accordance with GAAP.  GAAP generally requires the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time due to inflation.  The impact of inflation on our operations has not been significant.  Unlike most industrial companies, virtually all of our assets and liabilities are primarily monetary in nature.  As a result, interest rates generally have a more significant impact on our performance than does the effect of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.  For a discussion of the possible effect of changes in interest rates on our operations, see “Management of Market Risk.”

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

Our goals, objectives, expectations and intentions, including statements regarding the development and introduction of new products and services, the allowance for loan losses, repayment of impaired loans, improvement in the value of the Shay AMF Ultra Short Mortgage Fund, retention of maturing certificates of deposit, liquidity management and the establishment of a liquidity plan in a distressed financial environment, funding of unused lines of credit, the impact on us of weakening economic conditions, potential increases in foreclosure rates, our holding of mortgage-backed securities, sources of revenues or income, deposit growth, underwriting standards, cross-selling opportunities, interest rate sensitivity, loan mix and growth, growth strategy,  expected recovery of the carrying amount of real estate in connection with foreclosed property, market risk and management of market risk, the expectation of increasing the volume of loans sold to the secondary market and financial and other goals are forward looking.  These statements are based on our beliefs, assumptions and on information available to us as of the date of this Annual Report, and involve risks and uncertainties.  These risks and uncertainties include, among others: those discussed in our Annual Report on Form 10-K for the year ended December 31, 2008; the effect of changing interest rates on our profits and asset values; risks related to our intended increased focus on commercial real estate and commercial business loans; further deterioration of economic conditions in our market area and nationally; our dependence on key personnel; competitive factors within our market area; the effect of developments in technology on our business; adequacy of the allowance for loan losses; and changes in regulatory requirements and/or restrictive banking legislation.

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

SFSB, Inc. and Subsidiaries

TABLE OF CONTENTS

Page No.

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F - 1

Consolidated Statements of Financial Condition	F - 2

Consolidated Statements of Operations	F - 3

Consolidated Statements of Stockholders’ Equity	F - 4

Consolidated Statements of Cash Flows	F - 5

Notes to Consolidated Financial Statements	F – 6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SFSB, Inc.
Bel Air, Maryland

We have audited the accompanying consolidated statements of financial condition of SFSB, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. SFSB, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFSB, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Baltimore, Maryland
March 23, 2009

SFSB, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2008	2007
	(Dollars in thousands, except share data)
ASSETS
Cash and due from banks	$1,622	$612
Federal funds sold	2,234	665
Cash and cash equivalents	3,856	1,277

Investment securities - available for sale	7,040	8,942
Investment securities - held to maturity (fair value of 2007 $2,987)	-	3,000
Mortgage backed securities - held to maturity (fair value of 2008 $1,525; 2007 $2,221)	1,552	2,247
Loans receivable - net of allowance for loan losses of 2008 $1,149; 2007 $972	157,309	147,744
Foreclosed real estate	1,096	1,083
Federal Home Loan Bank of Atlanta stock, at cost	1,899	1,844
Premises and equipment, net	4,979	5,107
Accrued interest receivable	648	564
Other assets	503	436
Total assets	$178,882	$172,244

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits	$123,203	$114,098
Checks outstanding in excess of bank balance	333	1,077
Short term borrowings	10,300	7,500
Long term borrowings	25,000	26,500
Advance payments by borrowers for taxes and insurance	369	339
Other liabilities	540	961
Total liabilities	159,745	150,475

Stockholders’ Equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $.01, 9,000,000 shares authorized, 2,975,625 shares issued at December 31, 2008 and 2007 and 2,707,652 and 2,817,644 shares outstanding at December 31, 2008 and 2007, respectively	30	30
Additional paid-in capital	12,864	12,828
Retained earnings (substantially restricted)	9,343	11,496
Unearned Employee Stock Ownership Plan shares	(933)	(992)
Treasury stock at cost, 2008, 267,973 shares and 2007, 157,981 shares	(2,167)	(1,434)
Accumulated other comprehensive income (loss)	-	(159)
Total stockholders’ equity	19,137	21,769
Total liabilities and stockholders’ equity	$178,882	$172,244

See notes to consolidated financial statements.

SFSB, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007
	(Dollars in thousands, except for per share data)
Interest and fees on loans	$9,260	$8,435
Interest and dividends on investment securities	419	590
Interest on mortgage backed securities	80	118
Other interest income	99	271

Total interest income	9,858	9,414

Interest on deposits	4,513	4,660
Interest on short-term borrowings	144	411
Interest on long-term borrowings	1,065	1,066

Total interest expense	5,722	6,137

Net interest income	4,136	3,277
Provision for loan losses	180	244
Net interest income after provision for loan losses	3,956	3,033

Other (Loss) Income
Impairment charge on investment securities	(2,477)	-
Rental income	180	163
Gain on sale of loans	18	106
Other income	245	165

Total other (loss) income	(2,034)	434

Non-Interest Expenses
Compensation and other related expenses	2,107	1,740
Occupancy expense	387	370
Advertising expense	215	192
Service bureau expense	205	166
Furniture, fixtures and equipment	129	129
Telephone, postage and delivery	91	83
Professional fees	151	141
OTS assessment	56	55
FDIC assessment	26	14
Other expenses	478	396
Total non-interest expenses	3,845	3,286

(Loss) Income before income tax provision	(1,923)	181
Income tax provision	230	78

Net (loss) income	$(2,153)	$103

Basic and Diluted (Loss) Earnings per Share	$(0.80)	$0.04

See notes to consolidated financial statements.

SFSB, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2008 AND DECEMBER 31, 2007

				Unearned
				Employee		Accumulated
		Additional		Stock		Other
	Common	Paid-In	Retained	Ownership	Treasury	Comprehensive
	Stock	Capital	Earnings	Plan Shares	Stock	Income (Loss)	Total
	(Dollars in thousands)

BALANCE - JANUARY 1, 2007	$30	$12,788	$11,393	$(1,050)	$(660)	$(136)	$22,365
Comprehensive income:
Net income	-	-	103	-	-	-	103
Net unrealized loss on investment securities available for sale, arising during the period, net of taxes of $17	-	-	-	-	-	(23)	(23)
Total Comprehensive Income	-	-	-	-	-	-	80

Stock options exercised	-	-	-	-	67	-	67
Compensation under stock based benefit plans	-	40	-	58	73	-	171
Purchase of treasury stock (104,986 shares)	-	-	-	-	(914)	-	(914)

BALANCE - DECEMBER 31, 2007	30	12,828	11,496	(992)	(1,434)	(159)	21,769

Comprehensive loss:
Net loss	-	-	(2,153)	-	-	-	(2,153)
Unrealized losses on investment securities available for sale, arising during the period, net of tax benefit of $878 prior to valuation allowance	-	-	-	-	-	(1,341)	(1,341)
Reclassification adjustment for impairment charges included in net loss, net of tax benefit of $977 prior to valuation allowance	-	-	-	-	-	1,500	1,500
Total Comprehensive Loss	-	-	-	-	-	-	(1,994)

Compensation under stock based benefit plans	-	36	-	59	65	-	160
Purchase of treasury stock (117,573 shares)	-	-	-	-	(798)	-	(798)

BALANCE - DECEMBER 31, 2008	$30	$12,864	$9,343	$(933)	$(2,167)	$-	$19,137

See notes to consolidated financial statements.

SFSB, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007
	(Dollars in thousands)
Cash Flows From Operating Activities
Net (loss) income	$(2,153)	$103
Adjustments to Reconcile Net (Loss) Income to Net Cash (used in) Provided by Operating Activities:
Non-cash compensation under stock based compensation plans and Employee Stock Ownership Plan	160	171
Net amortization of premiums and discounts of mortgage backed securities	10	14
Deferred tax (benefit) expense	(37)	104
Amortization of deferred loan fees	(218)	(89)
Provision for loan losses	180	244
Impairment charge on investment securities	2,477	-
Gain on sale of loans	(18)	(106)
Loans originated for sale	(843)	(7,142)
Proceeds from loans sold	861	7,248
Provision for depreciation	224	233
(Increase) decrease in accrued interest receivable and other assets	(226)	77
(Decrease) increase in other liabilities	(421)	658
Net Cash (Used in) Provided by Operating Activities	(4)	1,515

Cash Flows from Investing Activities
Purchase of available for sale investment securities	(317)	(452)
Proceeds from redemption of held to maturity investment securities	3,000	1,000
Net increase in loans originated	(9,527)	(1,865)
Principal collected on mortgage-backed securities	685	939
Purchase of Federal Home Loan Bank of Atlanta stock	(216)	(23)
Redemption of Federal Home Loan Bank of Atlanta Stock	161	277
Purchases of premises and equipment	(96)	(75)
Net Cash Used in Investing Activities	(6,310)	(199)

Cash Flows from Financing Activities
Net increase in deposits	9,105	2,275
(Decrease) increase in checks outstanding in excess of bank balance	(744)	693
Proceeds from long term borrowings	-	10,000
Repayment of long term borrowings	(1,500)	(10,000)
Net change in short term borrowings	2,800	(5,000)
Increase (decrease) in advance payments by borrowers for taxes and insurance	30	(11)
Issuance of common stock	-	67
Purchase of treasury stock	(798)	(914)
Net Cash Provided by (Used in) Financing Activities	8,893	(2,890)

Increase (decrease) in cash and cash equivalents	2,579	(1,574)
Cash and cash equivalents at beginning of year	1,277	2,851
Cash and cash equivalents at end of year	$3,856	$1,277

Supplemental Disclosures of Cash Flows Information:
Incomes taxes paid	$313	$-
Interest expense paid	$5,741	$6,144
Non-cash transfer of loan to foreclosed real estate	$-	$1,083

See notes to consolidated financial statements.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of SFSB, Inc. (“the Company”), its wholly-owned subsidiary, Slavie Federal Savings Bank (“the Bank”) and the Bank’s wholly-owned subsidiary, Slavie Holdings, LLC (“Holdings”). The accompanying consolidated financial statements include the accounts and transactions of these companies on a consolidated basis since inception. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Slavie Bancorp, MHC, a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns 60.44% and 58.08% of the outstanding common stock of the Company as of December 31, 2008 and December 31, 2007, respectively.

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

Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. The material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the potential impairment of Federal Home Loan Bank stock, the valuation of deferred tax assets, and the determination of other than temporary impairment of investment securities.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies – (continued)

Segment Information

The Company has one reportable segment, “Community Banking.”  All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others.  For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings and manage interest rate and credit risk.  Accordingly, all significant operating decisions are based upon analysis of the Company as one segment or unit.

Cash and Cash Equivalents

For the statement of cash flows, cash and cash equivalents include cash on hand, cash in banks, Federal Home Loan Bank overnight deposits and federal funds sold. Generally, federal funds are sold for one day periods.

Investments and Mortgage Backed Securities

Securities available for sale are carried at fair value. Unrealized gains and losses, net of tax, on available for sale securities are reported as accumulated other comprehensive income (loss) until realized. Other-than-temporary impairment charges and realized gains and losses on sales, determined using the specific identification method, are included in earnings.

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

Federal Home Loan Bank Stock

Restricted stock, which represents a required investment in the common stock of a correspondent bank, is carried at cost and as of December 31, 2008 and 2007, consists of the common stock of the Federal Home Loan Bank (FHLB) of Atlanta. In December 2008, the FHLB of Atlanta notified its member banks that it was suspending dividend payments and the repurchase of capital stock.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies – (continued)

Management evaluates the restricted stock for impairment in accordance with Statement of Position (SOP) 01-6, Accounting by Certain Entities (Including Entities with Trade Receivables) that Lend to or Finance the Activities of Others. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the FHLB stock as of December 31, 2008.

Reclassification

Certain amounts in the 2007 consolidated financial statements have been reclassified to conform to the 2008 presentations.

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

Allowance for Loan Losses

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Allowances are provided for specific loans when losses are both probable and estimable.  When this occurs, management considers the remaining principal balance, fair value and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are also considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond management’s control.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies – (continued)

General loan loss reserves are established as an allowance for losses based on inherent probable risk of loss in the loan portfolio. In assessing risk, management considers historical experience, changes in the volume and composition of lending conducted by the Company, industry standards, overall portfolio quality and the status of nonperforming loans, general economic conditions as they relate to the market area and other factors related to the collectibility of the Company’s loan portfolio.

Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of probable losses and impairment existing in the current loan portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring.

Accrued Interest Receivable

Interest on loans is recognized as earned.  Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes that after considering collateral value, economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful.

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

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies – (continued)

The Company entered into a tax sharing agreement (under the Internal Revenue Section 1552) between SFSB, Inc. and Slavie Federal Savings Bank. The agreement provides that the tax liability shall be apportioned among the entities in accordance with the ratio for which the portion of the consolidated taxable income attributed to each company realizing taxable income bears upon the consolidated taxable income. SFSB, Inc. had $-0- and $24,000 due to Slavie Federal Savings Bank at December 31, 2008 and 2007, respectively.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2008 and 2007. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Operations. The Company did not recognize any interest and penalties for the years ended December 31, 2008 and 2007.  Tax years 2001 through 2008 remain open and subject to Internal Revenue Services examination.

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

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the balance sheet when they are funded.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the stockholders’ equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies – (continued)

Earnings Per Share

Basic (loss) earnings per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding for the appropriate period. Unearned Employee Stock Ownership Plan (“ESOP”) shares are not included in outstanding shares. Diluted (loss) earnings per share is computed by dividing net (loss) income by the weighted average shares outstanding as adjusted for the dilutive effect of outstanding stock options and unvested stock awards. Potential common shares related to stock options and unvested stock awards are determined based on the “treasury stock” method. There are 65,568 and 11,028 anti-dilutive shares at December 31, 2008 and 2007, respectively. Information related to the calculation of (loss) earnings per share is summarized for the years ended December 31, 2008 and 2007, as follows:

(In thousands, except for per share data)	Year ended
	December 31, 2008
	Basic	Diluted
Net loss	$(2,153)	$(2,153)

Weighted average common shares outstanding	2,686	2,686

Diluted securities:
Stock options	-	-
Unvested Stock Awards	-	-
Adjusted weighted average shares	2,686	2,686
Per share amount	$(0.80)	$(0.80)

(In thousands, except for per share data)	Year Ended
	December 31, 2007
	Basic	Diluted
Net income	$103	$103

Weighted average common shares outstanding	2,772	2,772

Diluted securities:
Stock options	-	-
Unvested Stock Awards	-	-
Adjusted weighted average shares	2,772	2,772
Per share amount	$0.04	$0.04

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies – (continued)

Share Based Compensation

The Company measures compensation expense of all stock-based awards at fair value on the date of grant and recognizes compensation expense over the vesting period for all awards granted. Compensation costs are recognized over the period that an employee provides service in exchange for the award.

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

Recent Accounting Pronouncements

In December 2007, the FASB issued FASB statement No. 141 (R) “Business Combinations”.  This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008.  This new pronouncement will impact the Company’s accounting for business combinations completed beginning January 1, 2009.

In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active”  (FSP 157-3), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to our December 31, 2008 financial statements. The application of the provisions of FSP 157-3 did not materially affect our results of operations or financial condition as of and for the periods ended December 31, 2008.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies – (continued)

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

In September 2008, the FASB ratified EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement” (EITF 08-5). EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position and results of operations.

In December 2008, the FASB issued FSP SFAS 140-4 and FASB Interpretation (FIN) 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP SFAS 140-4 and FIN 46(R)-8). FSP SFAS 140-4 and FIN 46(R)-8 amends FASB SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), “Consolidation of Variable Interest Entities”, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a qualifying special purpose entity (SPE) that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. The disclosures required by FSP SFAS 140-4 and FIN 46(R)-8 are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. FSP SFAS 140-4 and FIN 46(R) is effective for reporting periods (annual or interim) ending after December 15, 2008. The implementation of this standard did not have a material impact on our consolidated financial position.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment of Guidance of EITF Issue No. 99-20” (FSP EITF 99-20-1). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets”, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The implementation of this standard did not have a material impact on our consolidated financial position.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organizational Structure and Summary of Significant Accounting Policies – (continued)

In November 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 08-6, “Equity Method Investment Accounting Considerations”. EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The implementation of this standard will not have a material impact on our consolidated financial position.

Restrictions on Cash and Due from Banks

The Bank is required to maintain average reserve balances, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. For the years 2008 and 2007, the average amount of $250,000 was maintained as reserve balances.

Note 2 - Investment and Mortgage Backed Securities

Investment Securities - Available for Sale

The amortized cost and fair value of available for sale investment securities are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
December 31, 2008:
Mutual Funds	$7,040	$-	$-	$7,040

December 31, 2007:
Mutual Funds	$9,200	$-	$258	$8,942

The Company recognized an impairment charge of $2,477,000 on these mutual funds as of December 31, 2008. The mutual funds have no stated maturity date.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Investment and Mortgage Backed Securities – (continued)

Investment Securities - Held to Maturity

The Company had no held to maturity investment securities at December 31, 2008. The amortized cost and fair value of held to maturity investment securities at December 31, 2007 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
December 31, 2007:
FNMA Note	$1,000	$-	$8	$992
FHLB Notes	2,000	-	5	1,995
Total	$3,000	$-	$13	$2,987

               Mortgage Backed Securities - Held to Maturity

The amortized cost and fair value of mortgage backed securities - held to maturity are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
December 31, 2008
FHLMC	$1,018	$-	$19	$999
GNMA	463	-	8	455
FNMA	71	-	-	71
	$1,552	$-	$27	$1,525
December 31, 2007
FHLMC	$1,355	$-	$28	$1,327
GNMA	720	3	3	720
FNMA	172	2	-	174
	$2,247	$5	$31	$2,221

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Investment and Mortgage Backed Securities – (continued)

The following table shows the Company’s gross unrealized losses and fair value of investments at December 31, 2008 and 2007:

	Continuous Unrealized Losses
	For Less than		For More Than
	12 Months		12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in thousands)
December 31, 2008
Mortgage Backed Securities
FHLMC - 2 securities	-	-	999	19	999	19
GNMA - 3 securities	235	4	220	4	455	8

Total temporarily impaired Securities	$235	$4	$1,219	$23	$1,454	$27

	Continuous Unrealized Losses
	For Less than		For More Than
	12 Months		12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in thousands)
December 31, 2007
Available for Sale Securities
Mutual Funds	$-	$-	$8,942	$258	$8,942	$258

Held to Maturity Securities
FNMA Note - 1 security	-	-	992	8	992	8
FHLB Notes - 2 securities	-	-	1,995	5	1,995	5

Mortgage Backed Securities
FHLMC - 2 securities	-	-	1,327	28	1,327	28
GNMA - 1 security	-	-	384	3	384	3

Total temporarily impaired securities	$-	$-	$13,640	$302	$13,640	$302

The Company’s unrealized losses at December 31, 2008 are the result of interest rate levels differing from those existing at the time of the purchase of the securities, overall economic conditions and, as to mortgage backed securities, actual and estimated prepayment speeds. None of the losses appear to be attributable to specific credit quality concerns. The Company has the ability and intent to hold the securities until the earlier of recovery or maturity. The Company does not consider these investments to be other than temporarily impaired at December 31, 2008.

There were no investment securities pledged as collateral at December 31, 2008 and 2007.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable

Loans receivable consist of the following:
	December 31,
	2008	2007
	(Dollars in thousands)
Mortgage loans 1- 4 family residential	$110,061	$112,198
Construction loans	10,050	2,205
Commercial mortgage loans	19,408	12,273
Commercial non-mortgage loans	3,501	3,593
Home equity loans	15,586	16,670
Land loans	5,111	3,135
Home improvement loans	57	95
Consumer loans	390	332
Total Gross Loans Receivable	164,164	150,501
Allowance for loan losses	(1,149)	(972)
Deferred loan fees	(429)	(247)
Loans in process	(5,277)	(1,538)
Total Loans Receivable - Net	$157,309	$147,744

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

Directors and officers of the Company are permitted to borrow from the Bank to the extent permitted by applicable laws and regulations.  The following table shows the activity in these related party loans:

(Dollars in thousands)
Beginning balance	$1,867
Loans made	685
Principal repayments	(628)
Ending balance	$1,924

Activity in the Bank's allowance for loan losses for the periods indicated is as follows:

	Years Ended
	December 31,
	2008	2007
	(Dollars in thousands)
Balance at beginning of period	$972	$850
Provision for loan losses	180	244
Charge-offs	(3)	(122)
Recoveries	-	-
Balance at end of period	$1,149	$972

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable – (continued)

The following tables show a summary of information pertaining to impaired and non-accrual loans:

	December 31,
	2008	2007
	(Dollars in thousands)

Impaired loans without a valuation allowance	$239	$-
Impaired loans with a valuation allowance	100	100
Total impaired loans	$339	$100

Valuation allowance related to impaired loans	$100	$100
Total non-accrual loans	$1,519	$468
Total loans past-due ninety days or more and still accruing	$-	$-

	Years Ended December 31,
	2008	2007
	(Dollars in thousands)
Average investment in impaired loans	$338	$134
Interest income recognized on impaired loans, on a cash basis	$8	$1

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

Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amount Represents	Contract Amount At
Credit Risk	December 31, 2008	December 31, 2007
	(Dollars in thousands)
Lines of credit – commercial real estate	$9,849	$3,819
Lines of credit - home equity	4,896	4,964
Lines of credit - overdraft checking	125	129
Mortgage loan commitments	3,841	1,541

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable – (continued)

Commercial real estate lines of credit, including equipment lines of credit discussed below, are generally secured by a blanket lien on assets of the borrower. Revolving Lines of Credit (RLOC) are typically used for short term working capital needs and are based most heavily on the accounts receivable and inventory components of the borrower’s balance sheet. RLOC have terms of one year, are subject to annual reaffirmation and carry variable rates of interest. We generally receive a one percent fee, based on the commitment amount.

Equipment lines of credit are secured by equipment being purchased and sometimes by a blanket lien on assets of the borrower as well. Each advance is repaid over a term of three to five years and carries a variable or prevailing fixed rate of interest. We will generally advance up to 75% of the cost of the new or used equipment. These credit facilities are revolving in nature and the commitment is subject to annual reaffirmation.

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

Our outstanding commitments to make mortgages are at fixed rates ranging from 4.250% to 8.500% and 6.250% to 8.250% at December 31, 2008 and December 31, 2007 respectively. Loan commitments expire 60 days from the date of the commitment.

For the year ended December 31, 2008, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Useful Life
	2008	2007	in Years
	(Dollars In thousands)
Land	$1,128	$1,128	-
Office building	4,709	4,695	40
Furniture, fixtures and equipment	1,297	1,221	3-10
	7,134	7,044
Accumulated depreciation	2,155	1,937
	$4,979	$5,107

The provision for depreciation charged to operations for the years ended December 31, 2008 and 2007 amounted to $224,000 and $233,000, respectively.

Holdings has negotiated and rented office space to non-bank tenants in the Churchville Road property under various non-cancellable operating leases. Credit is extended based on an evaluation of the lessee’s financial condition and, generally, collateral is not required. These leases included no commitments to provide for various tenant-finishing costs at December 31, 2008.

The cost and accumulated depreciation of the property, which is included in premises and equipment of the Company, was $5,482,000 and $948,000, respectively, at December 31, 2008.

Future minimum rentals to be received from non-Company tenants under noncancellable operating leases in effect at December 31, 2008, and in the aggregate, are as follows:

(Dollars in thousands)
2009	$145
2010	129
2011	128
2012	125
2013	129
Thereafter	41
$697

Rentals received in 2008 and 2007 were $180,000 and $163,000 respectively and are recorded in other income.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Deposits

The Bank has the following deposits:

	December 31,
	2008	2007
	(Dollars in thousands)
Non-interest bearing demand deposits	$1,895	$1,301
NOW and money market demand deposits	16,856	15,390
Savings deposits	7,194	7,718
Certificates of deposit	97,245	89,675
	123,190	114,084
Accrued interest on deposits	13	14
	$123,203	$114,098

The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was $35,127,000 and $29,714,000 as of December 31, 2008 and 2007, respectively.

Scheduled maturities of certificates of deposit are as follows:

December 31,
2008
Maturing	(Dollars in thousands)
2009	$61,909
2010	15,910
2011	7,003
2012	6,274
2013	6,149
Total	$97,245

	Years Ended December 31,
	2008	2007
Interest Expense on Deposits	(In thousands)
NOW and money market demand deposits	$262	$257
Savings deposits	73	113
Certificates of deposit	4,178	4,290
	$4,513	$4,660

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Borrowings

The Bank has a line of credit from the Federal Home Loan Bank of Atlanta (“FHLB”). The line is secured by the FHLB stock and a blanket lien on mortgages. There is no set limit. Each borrowing is evaluated on a case-by-case basis by the lender.  The FHLB unused credit line amounted to $18.4 million and $17.7 million at December 31, 2008 and 2007, respectively.

At December 31, 2008 and 2007, outstanding borrowings with the FHLB were $35.3 million and $34.0 million respectively. Borrowings at December 31, 2008 consisted of $500,000 short term fixed rate FHLB advances bearing interest at 2.77% and $25.0 million long term fixed rate FHLB advances with interest rates ranging from 3.63% to 4.59%. There is also a $9.8 million short term daily rate FHLB advance bearing an interest rate of 0.46% as of December 31, 2008. Borrowings at December 31, 2007 consisted of $6.0 million short term fixed rate FHLB advances bearing interest at 4.52% and $26.5 million long term fixed rate FHLB advances with interest rates ranging from 3.63% to 4.90%. There was also $1.5 million short term daily rate FHLB advances bearing an interest rate of 4.40% as of December 31, 2007.

The maturities of advances outstanding as of December 31, 2008 are as follows:

Due Within	(Dollars in thousands)

One year	$10,300
Beyond five years	25,000

$35,300

Note 7 - 401(k) Plan and Deferred Compensation Agreement

The Bank has a 401(k) plan. Employees could contribute up to $15,500 in 2008, with those over fifty years old allowed an additional $5,000 catch-up contribution. The Bank will match 25% of the employee’s contribution up to the amount as permitted by law. The Bank’s cost was $16,000 and $10,000, respectively, for the years ended December 31, 2008 and 2007.

The Bank also entered into a deferred compensation agreement with one of its former officers. The liability under this agreement was accrued by charges to operating expense during prior periods. The liability balance was $23,000 and $34,000 at December 31, 2008 and 2007.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Stock Grants and Stock Option Plans

The compensation expense recognized pertaining to the stock-based compensation plans was $119,000 for both of the years ended December 31, 2008 and 2007.  The related tax benefit was $34,000 and $33,000 for the years ended December 31, 2008 and 2007.

As of December 31, 2008, there was $190,000 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the plans. This cost is expected to be recognized over a weighted average period of 1.6 years.

Under the 2005 Stock Option Incentive Plan (the Plan), the directors and certain employees of the Company are eligible to receive options to purchase shares of common stock with an exercise price equal to the fair market value of a share of common stock on the grant date. Shares that may be issued under the Plan shall not exceed in the aggregate 102,061 shares. No additional options remain available for grant at December 31, 2008. Unless otherwise authorized by the Board of Directors, each grant shall vest over a five-year period and will expire no later than ten years from the date of the grant. No options were granted in 2008 and 2007.

Under the Plan, the Company recorded compensation cost of $48,000, which was credited to additional paid-in-capital, for both 2008 and 2007.

Information regarding the Company's stock option plan as of and for the years ended December 31, 2008 and 2007 is as follows:

2008	Shares	Weighted Average Price	Weighted Average Remaining Life	Aggregate Intrinsic Value

Options outstanding, beginning of year	94,771	$9.15	7.6
Options granted	-	-	-
Options exercised	-	-	-
Options forfeited	-	-	-

Options outstanding, end of year	94,771	$9.15	6.6	-

Options exercisable, end of year	56,862	$9.15	6.6	-

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Stock Grants and Stock Option Plans – (continued)

2007	Shares	Weighted Average Price	Weighted Average Remaining Life	Aggregate Intrinsic Value

Options outstanding, beginning of year	102,061	$9.15	8.6
Options granted	-	-	-
Options exercised	7,290	$9.15	-
Options forfeited	-	-	-

Options outstanding, end of year	94,771	$9.15	7.6	-

Options exercisable, end of year	37,908	$9.15	7.6	-

Under the 2005 Recognition and Retention Stock Award Plan (the Award Plan), the directors and certain employees of the Company are eligible to receive shares of restricted stock. If a participant terminates employment for reasons other than death, disability, normal retirement or following a change of control, he or she forfeits all right to the unvested shares. The awards vest over a five-year period and, therefore, the fair value of such awards are accrued ratably over a five-year period as compensation expense.

Under the Award Plan, the Company recorded vested shares compensation cost of $71,000 and $71,000, including $65,000 and $73,000 allocated to treasury stock and $6,000 and $(2,000) allocated to additional paid-in-capital, at December 31, 2008 and 2007, respectively.

Information regarding the Company's Award Plan as of and for the years ended December 31, 2008 and 2007 is as follows:

2008	Shares	Weighted Average Grant Date Fair Value

Nonvested shares outstanding, beginning of year	20,026	$9.40
Shares granted	-	-
Shares vested	(7,581)	$9.40
Shares forfeited	-	-

Nonvested shares, end of year	12,445	$9.40

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Stock Grants and Stock Option Plans – (continued)

2007	Shares	Weighted Average Grant Date Fair Value

Nonvested shares outstanding, beginning of year	27,607	$9.40
Shares granted	-	-
Shares vested	(7,581)	$9.40
Shares forfeited	-	-

Nonvested shares, end of year	20,026	$9.40

Note 9 - Common Stock

During the year ended December 31, 2008, the Company repurchased 117,573 shares of its stock at an average price of $6.77 per share.  During the year ended December 31, 2007, the Company repurchased 104,986 shares of its stock at an average price of $8.71 per share. Treasury Stock is recorded at cost and is shown as a reduction of stockholders’ equity.

In 2004, the Bank reorganized to a federally chartered stock savings bank and established an Employee Stock Ownership Plan (“ESOP”) for its employees. The ESOP acquired 116,630 shares of the Company’s common stock with funds provided by a loan from the Company, to be repaid principally from the Bank’s contributions to the ESOP with twenty equal annual installments through 2024, bearing interest at the Wall Street Journal prime rate adjusted monthly. Shares are released to participants proportionately as the loan is repaid. The Bank recognizes compensation expense as shares are committed for release from collateral at their current market price. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of debt. The compensation cost for the years ended December 31, 2008 and 2007 was $40,000 and $52,000, respectively.  The ESOP holds the common stock in a trust for allocation among participating employees and on an annual basis a contribution is allocated from the Bank to the participants’ accounts.  There were 93,304 and 99,136 of unearned ESOP shares at December 31, 2008 and 2007, respectively. The fair value of unearned ESOP shares at December 31, 2008 is estimated to be $541,000.

The total value of released unearned ESOP shares was $59,000 and $58,000 at December 31, 2008 and 2007, respectively. The difference between the amounts released from unearned ESOP shares and the compensation cost was $(19,000) and $(6,000), and was charged to additional paid-in-capital in 2008 and 2007, respectively.

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

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Regulatory Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the most recent notification from the Office of Thrift Supervision has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category.

The following table summarizes the Bank's regulatory capital position at December 31, 2008 and 2007.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	%	Amount	%	Amount	%
December 31, 2008	(Dollars in thousands)
Tangible (1)	$14,866	8.28%	$2,693	1.50%	N/A	N/A
Tier I risk-based (2)	14,866	13.14%	N/A	N/A	$6,791	6.00%
Core (leverage) (1)	14,866	8.28%	7,181	4.00%	8,977	5.00%
Total risk-based (2)	16,015	14.15%	9,054	8.00%	11,318	10.00%

December 31, 2007
Tangible (1)	$16,948	9.81%	$2,591	1.50%	N/A	N/A
Tier I risk-based (2)	16,948	16.42%	N/A	N/A	$6,194	6.00%
Core (leverage) (1)	16,948	9.81%	6,909	4.00%	8,637	5.00%
Total risk-based (2)	17,920	17.36%	8,259	8.00%	10,324	10.00%

(1)  To adjusted total assets.
(2)  To risk-weighted assets.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Regulatory Requirements – (continued)

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

	December 31,
	2008	2007
	(Dollars in thousands)
Total consolidated equity	$19,137	$21,769
Adjustment for accumulated other comprehensive loss	-	159
Adjustment for intangible assets	(10)	(6)
Adjustment for parent company equity in excess of its investment in the Bank	(4,261)	(4,974)
Tangible, Tier 1 and Core capital	14,866	16,948
Allowance for loan losses	1,149	972
Total risk-based capital	$16,015	$17,920

Note 11 - Income Taxes

The income tax provision consists of the following for the years ended December 31, 2008 and 2007.

	December 31,
	2008	2007
	(Dollars in thousands)
Current
Federal	$213	$(18)
State	54	(8)
	267	(26)
Deferred
Federal	(30)	89
State	(7)	15
	(37)	104
	$230	$78

The amounts computed by applying the statutory federal income tax rate to the income (loss) before taxes is less than the taxes provided for the following reasons:

	Years Ended December 31,
	2008		2007
	(Dollars in thousands)
		Percent		Percent
		of Pretax		of Pretax
	Amount	Income	Amount	Income
Federal tax at statutory rate	$(653)	(34.00)%	$61	34.00%
Increases (Decreases) in Taxes
State tax, net of federal income tax benefit	30	1.56	5	2.76
Impairment charge on investment securities	842	43.83	-	-
Other	11	0.57	12	6.33
	$230	11.96%	$78	43.09%

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Income Taxes – (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	December 31,
	2008	2007
	(Dollars in thousands)
Deferred Tax Assets:
Allowance for loan losses	$453	$383
Deferred compensation	9	13
Reserve - uncollected interest	1	1
Market value adjustment on available for sale securities	-	99
Other than temporary impairment loss	977	-
Stock-based compensation	47	34
Total gross deferred tax assets	1,487	530

Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	(102)	(102)
Depreciation	(233)	(191)
Total gross deferred tax liabilities	(335)	(293)

Valuation allowance	(977)	-

Net deferred tax assets	$175	$237

The other than temporary impairment loss of $2,477,000 recorded during 2008 relates to mutual funds which are considered to be capital assets.  The Company has recorded a full valuation allowance related to the $977,000 deferred tax asset generated by the impairment loss.  The capital loss carry forward period will not begin until the Company actual chooses to redeem the mutual funds and would expire five years from the redemption date.  Should the Company be able to generate capital gains to offset such capital losses, the valuation allowance could be reversed.

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years through December 31, 1987. If the amounts, which qualified as deductions for federal income tax purposes prior to December 31, 1987, are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate and mortgage loans must be maintained at the December 31, 1987 level to receive current tax deductions for loan losses. Retained earnings at December 31, 2008 and 2007 include $1,580,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $610,000.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Disclosures about Fair Value Measurements and Fair Values for Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sale transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

In September 2006, the Financial Accounting Standards Board issued FASB Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under Generally Accepted Accounting Principles, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The Company adopted SFAS 157 effective for its fiscal year beginning January 1, 2008. The primary effect of SFAS 157 on the Company was to expand the required disclosures pertaining to the methods used to determine fair values.

In December 2007, the FASB issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”).  FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. As such, the Company only partially adopted the provisions of SFAS 157, and will begin to account and report for non-financial assets and liabilities in 2009. In October 2008, the FASB issued FASB Staff Position 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to the Company’s December 31, 2008 consolidated financial statements. The adoption of SFAS 157 and FSP 157-3 had no impact on the amounts reported in the financial statements.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under SFAS 157 are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Disclosures about Fair Value Measurements and Fair Values for Financial Instruments – (continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

Description	December 31, 2008	(Level 1) Quoted Prices In Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
Securities available for sale	$7,040	$7,040	$-	$-

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2008 and 2007:

Cash and Cash Equivalents (Carried at Cost)

The carrying value reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Investment and Mortgage-Backed Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

FHLB Stock (Carried at Cost)

The carrying value of FHLB stock approximates fair value based on redemption provisions of the FHLB of Atlanta.

 Loans Receivable (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans which reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying values of accrued interest receivable and accrued interest payable approximates their fair values.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Disclosures about Fair Value Measurements and Fair Values for Financial Instruments – (continued)

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings (Carried at Cost)

The carrying amounts of short-term borrowings approximate their fair values.

Long-Term Debt (Carried at Cost)

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity.  These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Company’s off-balance sheet financial instruments (lending commitments)  are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  At December 31, 2008 and 2007 such fees were not material.

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those that are accounted for under FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS 114”), in which the Company has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.  The fair value consists of a loan balance of $100,000, net of a valuation allowance of $100,000, for a Level 3 value of $0.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Disclosures about Fair Value Measurements and Fair Values for Financial Instruments – (continued)

The estimated fair values of the Company’s financial instruments at December 31, 2008 and 2007 were as follows:

	December 31,
	2008		2007
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(Dollars in thousands)
Financial Assets
Cash and equivalents	$3,856	$3,856	$1,277	$1,277
Investment securities available for sale	7,040	7,040	8,942	8,942
Investment securities held to Maturity	-	-	3,000	2,987
Mortgage backed securities held to maturity	1,552	1,525	2,247	2,221
Federal Home Loan Bank stock	1,899	1,899	1,844	1,844
Loans receivable - net	157,309	153,019	147,744	144,763
Accrued interest receivable	648	648	564	564

Financial Liabilities
Deposits	$123,203	$123,924	$114,098	$114,446
Borrowings	35,300	35,975	34,000	35,251
Accrued interest payable	76	76	95	95

Financial Instruments - Off-Balance Sheet
Loan commitments	$-	$-	$-	$-
Lines of credit – commercial real estate	-	-	-	-
Lines of credit – home equity	-	-	-	-
Lines of credit – overdraft checking	-	-	-	-

  Note 13 - Related Party Transactions

Since August 2003, Mr. J. Benson Brown, a Director of the Bank, has provided the Bank with real estate consulting services. For the years ended December 31, 2008 and 2007, Slavie Federal Savings Bank paid Mr. Brown $1,000 and $700, respectively, for these services.

Mr. Thomas L. Drechsler, a director of the Company, currently serves as the Bank’s general counsel through Kearney, Drechsler & Awalt, LLC, of which Mr. Drechsler is a 33% owner. Through other firms, Mr. Drechsler has served as Slavie Federal Savings Bank’s general counsel since 2000. For the years ended December 31, 2008 and 2007, Slavie Federal Savings Bank paid law firms that Mr. Drechsler was associated with $14,000 and $33,000, respectively, for legal services. Through Sage Title Group, LLC (formerly Universal Title, LLC), Mr. Drechsler also provides settlement related services to the Bank’s borrowers in connection with loans originated by the Bank. In those circumstances, Sage Title Group, LLC (formerly Universal Title, LLC) is compensated by the borrower. For the years ended December 31, 2008 and 2007, borrowers paid Sage Title Group, LLC (formerly Universal Title, LLC) $26,000 and $31,000, respectively, for those services.

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Condensed Financial Information (Parent Company Only)

	December 31,
	2008	2007
	(Dollars in thousands)
Statements of Financial Condition
ASSETS

Cash and cash equivalents	$3,220	$4,207
Note receivable - ESOP	933	991
Investment in subsidiary	14,875	16,795
Other assets	115	-

Total assets	$19,143	$21,993

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Other liabilities	$6	$224
Total liabilities	6	224

Total stockholders’ equity	19,137	21,769

Total liabilities and stockholders’ equity	$19,143	$21,993

	December 31,
	2008	2007
	(Dollars in thousands)
Statements of Income
Total Revenue	$48	$84
Non-interest Expense	26	16

Income before equity in undistributed net
(loss) income of subsidiary and income taxes	22	68

Undistributed net (loss) income of subsidiary	(2,166)	61

(Loss) income before income tax provision	(2,144)	129
Income tax provision	9	26

Net (loss) income	$(2,153)	$103

SFSB, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Condensed Financial Information (Parent Company Only)

	Years Ended December 31,
	2008	2007
	(Dollars in thousands)
Statements of Cash Flows

Operating activities
Net (loss) income	$(2,153)	$103
Adjustments to reconcile net (loss) income to net cash (used in)
provided by operating activities:
Non-cash compensation under stock based compensation plans And Employee Stock Ownership Plan	73	73
Equity in undistributed net loss (income) of subsidiary	2,166	(61)
Decrease in note receivable - ESOP	58	58
Increase in other assets	(115)	-
(Decrease) increase in other liabilities	(218)	197
Net Cash (Used in) Provided by Operating Activities	(189)	370

Financing activities
Exercise of options	-	67
Purchase of treasury stock	(798)	(914)
Net Cash Used in Financing Activities	(798)	(847)

Decrease in cash and cash equivalents	(987)	(477)
Cash and cash equivalents at beginning of year	4,207	4,684
Cash and cash equivalents at end of year	$3,220	$4,207

DIRECTORS AND OFFICERS

Directors of SFSB, Inc. and Slavie Federal Savings Bank

J. Benson Brown Real estate consulting, JB Brown Associates	Robert M. Stahl IV Practicing attorney and a Certified Public Accountant, Law Offices of Robert M. Stahl

Thomas J. Drechsler Practicing attorney, Kearney, Drechsler & Awalt, LLC	Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Secretary

Philip E. Logan President, Chief Executive Officer and Chairman	James D. Wise Financial and investment consulting, Ronald Blue & Co., LLC

Officers of SFSB, Inc.

Philip E. Logan President and Chief Executive Officer	Sophie T. Wittelsberger Vice President and Chief Financial Officer

Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Secretary

Officers of Slavie Federal Savings Bank

Philip E. Logan President and Chief Executive Officer	James T. Nichols Vice President – Commercial Loan Officer

Charles E. Wagner, Jr. Executive Vice President, Chief Lending Officer and Secretary	Lauren Rebbel Vice President – Slavie Financial Services

Sophie T. Wittelsberger Vice President, Chief Financial Officer and CRA Officer	Gary Geiss Vice President – Slavie Financial Services

Gary E. Barnoff Vice President – Branch Operations and Compliance Officer	Andrea Niedzwicki Assistant Vice President – Loan Administration

Michael Tagg Vice President – Commercial Loan Officer	Patricia Zimmerman Assistant Vice President – Overlea Branch Manager

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The annual meeting of stockholders will be held at 4:00 p.m. on May 21, 2009 at the Slavie Federal Savings Bank Community Room located at 1614 Churchville Road, Bel Air, Maryland.

Stock Listing and Market Information

SFSB, Inc.’s common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “SFBI.OB.”  As of March 25, 2009, the number of holders of record of SFSB, Inc.’s common stock was approximately 135.

SFSB, Inc. first issued shares of common stock on December 30, 2004 and trading began on the OTCBB on December 31, 2004.  The following table represents the market value of the Company’s common stock, based on high and low sales information as reported on the OTCBB.  This information reflects inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	High	Low
December 31, 2004	$11.00	$10.75
March 31, 2005	10.95	9.00
June 30, 2005	9.35	8.40
September 30, 2005	9.40	8.95
December 31, 2005	9.90	9.10
March 31, 2006	9.80	9.10
June 30, 2006	10.05	9.55
September 30, 2006	9.75	9.60
December 31, 2006	9.95	9.60
March 31, 2007	9.40	9.40
June 30, 2007	9.30	9.25
September 30, 2007	8.10	8.10
December 31, 2007	8.25	8.25
March 31, 2008	7.00	7.00
June 30, 2008	6.90	6.90
September 30, 2008	6.45	6.45
December 31, 2008	5.80	5.80

SFSB, Inc. has not paid any cash dividends.

Stockholder and General Inquiries	Transfer Agent

SFSB, Inc.	Illinois Stock Transfer Company
1614 Churchville Road	209 West Jackson Boulevard, Suite 903
Bel Air, Maryland 21015	Chicago, Illinois 60606-6905
(443) 265-5570	(312) 427-2953
Attention: Charles E. Wagner, Jr.
Executive Vice President

Please contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailing, transferring stock, or replacing lost, stolen or destroyed stock certificates.

Annual Reports

A copy of the SFSB, Inc. Annual Report on Form 10-K without exhibits for the year ended December 31, 2008 as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Charles E. Wagner, Jr., Executive Vice President, SFSB, Inc., 1614 Churchville Road, Bel Air, Maryland 21015.

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